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Coach, Inc.
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COACH INC.

kate spade | COACH | STUART WEITZMAN

November 9, 2017 New York, NY

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Coach, Inc., a Maryland corporation, to be held at 9:00 a.m., Eastern time, on November 9, 2017 at the Company’s headquarters, 10 Hudson Yards, New York, New York 10001.

Information concerning the matters to be considered and voted upon at the 2017 Annual Meeting of Stockholders is set out in the attached Notice of 2017 Annual Meeting of Stockholders and Proxy Statement.

We are very pleased with our performance in fiscal year 2017, which was a year of many milestones for Coach, Inc. We continued to make progress on the transformation of the Coach Brand, highlighted by positive comparable store sales in North America in each quarter and strong growth internationally, notably in Europe and Mainland China. At Stuart Weitzman, we generated double-digit revenue growth on a comparable 52 week basis, while making the key investments in leadership and design talent to drive long-term performance across categories and geographies. Taken together, we delivered double-digit increases in net income and earnings per diluted share for the year, consistent with our guidance, and in spite of a volatile retail and macroeconomic environment.

We also took a major step in our corporate transformation with the acquisition of Kate Spade & Company, which closed in July, establishing us as the first New York-based house of modern luxury lifestyle brands. Kate Spade brings a unique brand attitude and additional consumer segment to the Coach, Inc. portfolio. We expect that this acquisition will enhance our position in the attractive and growing $80 billion global premium handbag and accessories, footwear and outerwear market.

Looking ahead, we are focused on driving top and bottom-line growth for Coach, Inc. At the same time, we are also committed to taking the right steps to achieve sustainable long-term profitability through the health of our brands, by making the appropriate investments and carefully managing our distribution channels. This balance is critical to informing our strategic plan as we write our next chapter as a global multi-brand fashion house with the objective of creating value for our customers and our stockholders.

It is important that your shares be represented at the 2017 Annual Meeting of Stockholders, regardless of the number of shares you hold or whether you plan to attend the meeting in person. Accordingly, please authorize a proxy to vote your shares as soon as possible in accordance with the instructions you received. This will not prevent you from voting your shares in person if you subsequently choose to attend the Annual Meeting.

Thank you for your continued support. We look forward to seeing you at our 2017 Annual Meeting of Stockholders.

Sincerely,

Jide Zeitlin Chairman of the Board	Victor Luis Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

We will hold the 2017 Annual Meeting of Stockholders of Coach, Inc., a Maryland corporation (the “Company” or “Coach”), at the Company’s headquarters, 10 Hudson Yards, New York, New York, 10001, on November 9, 2017, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect eight directors;
2.	To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018 (“fiscal year 2018”);
3.	To consider and vote upon the approval, on a non-binding advisory basis, of the Company’s executive compensation, as disclosed in the proxy statement for the 2017 Annual Meeting of Stockholders;
4.	To consider and vote upon, on a non-binding advisory basis, the frequency of the advisory vote on the Company’s executive compensation;
5.	To consider and vote upon the approval of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (Amended and Restated as of September 20, 2017);
6.	To consider and vote upon the stockholder proposal set forth in the proxy statement entitled Net-Zero Greenhouse Gas Emissions, if properly presented at the Annual Meeting;
7.	To consider and vote upon the stockholder proposal set forth in the proxy statement regarding risk disclosure on the Company's use of fur, if properly presented at the Annual Meeting; and
8.	To transact any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the accompanying proxy statement. The Board of Directors has fixed the close of business on September 11, 2017 as the record date for the Annual Meeting, and only holders of record of common stock at such time will be entitled to notice of or to vote at the Annual Meeting or any postponement or adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

TODD KAHN
President, Chief Administrative Officer and Secretary

New York, New York
September 29, 2017

YOUR VOTE IS IMPORTANT

Based on current New York Stock Exchange (“NYSE”) rules, your broker will NOT be able to vote your shares with respect to the election of directors (Proposal No. 1), the non-binding advisory approval of executive compensation (Proposal No. 3), the non-binding advisory approval of the frequency of the advisory vote on the Company's executive compensation (Proposal No. 4), the approval of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (Amended and Restated as of September 20, 2017) (Proposal No. 5), the stockholder proposal entitled “Net-Zero Greenhouse Gas Emissions” (Proposal No. 6), or the stockholder proposal regarding risk disclosure on the Company's use of fur in products (Proposal No. 7) if you have not provided directions to your broker. We strongly encourage you to provide directions to vote your shares and exercise your right to vote as a stockholder.

Regardless of whether you plan to attend the meeting, please follow the instructions you received to authorize a proxy to vote your shares as soon as possible to ensure that your shares are represented and voted at the meeting. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or authorized a proxy to vote online.

Help us make a difference by eliminating paper proxy mailings to your home or business: with your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery can be found on your proxy card. Your consent to receive stockholder materials electronically will remain in effect until canceled.

INFORMATION REGARDING HONG KONG DEPOSITARY RECEIPTS

The Company’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388. Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

SPECIAL NOTE ON FORWARD-LOOKING INFORMATION

This document contains certain forward-looking statements based on management’s current expectations. These forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “may,” “will,” “should,” “expect,” “confidence,” “trends,” “intend,” “estimate,” “on track,” “are positioned to,” “on course,” “opportunity,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” “plan,” “potential,” the negative of these terms or comparable terms. These statements include, but are not limited to, those regarding certain agreements and plans that will require us to provide compensation to our executives upon the occurrence of future events, such as the achievement of Company and/or individual objectives and the termination of an individual’s employment or a change in control of the Company, and those regarding expectations that certain performance goals and/or targets for management and/or the Company will be attained. These future events may not occur as and when expected, if at all, and, together with the Company’s business, are subject to various risks and uncertainties. These risks and uncertainties include that future compensation to our Named Executive Officers, and the events that could trigger such payments, may vary materially from the descriptions described herein due to factors beyond our control, such as the timing during the year of a triggering event, the amount of future non-equity incentive compensation and the value of our stock on the date of a triggering event. The Company’s actual results could differ materially from the results contemplated by these forward-looking statements and are subject to a number of risks, uncertainties, estimates and assumptions that may cause actual results to differ materially from current expectations due to a number of important factors, including but not limited to: (i) our ability to achieve intended benefits, cost savings and synergies from acquisitions; (ii) our ability to successfully execute our operational efficiency and multi-year transformation initiatives; (iii) our ability to successfully execute our growth strategies, including our efforts to expand internationally into a global lifestyle brand; (iv) the effect of existing and new competition in the marketplace; (v) our exposure to international risks, including currency fluctuations and changes in economic or political conditions in the markets where we sell or source our products; (vi) our ability to retain the value of our brands and to respond to changing fashion and retail trends in a timely manner; (vii) our ability to control costs; (viii) the effect of seasonal and quarterly fluctuations on our sales or operating results; (ix) our ability to protect against infringement of our trademarks and other proprietary rights; (x) the risk of cyber security threats and privacy or data security breaches; and such other risk factors as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2017 (“fiscal year 2017”), and those described from time to time in the Company’s future reports filed with the Securities and Exchange Commission. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law. In this Proxy Statement references to “we,” “our,” “us,” “Coach” and the “Company” refer to Coach, Inc., including its consolidated subsidiaries as of July 1, 2017. Unless the context requires otherwise, references to the “Coach Brand” throughout this proxy statement do not include the Stuart Weitzman Brand and references to the “Stuart Weitzman Brand” do not include the Coach Brand. References to the Company, Coach, we, our or us do not include Kate Spade & Company (“Kate Spade”), which the Company acquired on July 11, 2017, after the close of fiscal year 2017.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. For more complete information about these topics, please review Coach, Inc.'s (“Coach” or the “Company”) Annual Report on Form 10-K (the “Form 10-K”) for fiscal year 2017 and this entire proxy statement. We are mailing the Notice of 2017 Annual Meeting of Stockholders and instructions on how to access this proxy statement (or, for those who request it, a hard copy of this proxy statement and the enclosed form of proxy) to our stockholders on or about September 29, 2017.

About Coach, Inc.

Coach, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes the Coach, kate spade new york, and Stuart Weitzman brands. The Company’s corporate headquarters are in midtown Manhattan at 10 Hudson Yards on 30th Street. Including Kate Spade, the Company currently employs approximately 20,000 people globally. Coach, Inc. is a publicly traded company listed on the New York Stock Exchange, traded under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

2017 Business Results

Fiscal year 2017 was a year of many milestones and included these highlights:

•	Achieved positive comparable store sales growth in North America for the Coach Brand each quarter in fiscal year 2017; continued to gain traction on Coach Brand transformation;
•	Delivered double digit sales growth for the Stuart Weitzman Brand on a comparable 52 week basis, in line with guidance; made important investments in Stuart Weitzman leadership; and
•	Entered into agreement to acquire Kate Spade & Company, which closed in early fiscal year 2018.

2017 Financial Highlights

Coach, Inc. fiscal year 2017 financial highlights included:

(1)	The fiscal year ended June 27, 2015 (“fiscal year 2015”) and fiscal year 2017 GAAP and Non-GAAP results reflect 52 week fiscal years. The fiscal year ended July 2, 2016 (“fiscal year 2016”) GAAP and Non-GAAP results reflect a 53 week fiscal year. See APPENDIX A for a reconciliation of Non-GAAP financial measures to our results as reported under GAAP.
2017 PROXY STATEMENT	1

PROXY SUMMARY

2017 ANNUAL MEETING OF STOCKHOLDERS (the “Annual Meeting”)

Thursday, November 9, 2017 9:00 a.m. Eastern time	Coach, Inc. 10 Hudson Yards New York, New York, 10001

Record Date:	Close of business on September 11, 2017
Voting:	•	Stockholders on the record date are entitled to notice and to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and each of the other proposals.
•
Please authorize a proxy to vote your shares as soon as possible. If you are a beneficial owner of shares of our common stock, your broker will NOT be able to vote your shares with respect to any of the matters presented at the meeting other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

	•	See the “Questions You May Have Regarding this Proxy Statement” section on page 7 of this proxy statement for more information.
	•	You do not need to attend the Annual Meeting to vote if you submitted your proxy in advance of the Annual Meeting.

Attending the Annual Meeting:	•	All stockholders must bring a form of government-issued photo identification, such as a driver’s license or passport to verify their identities. In addition:
•
If your shares are held through a broker, you must bring either (1) a letter or a statement from your broker showing that you held Coach shares as of the record date or (2) a copy of the notice of Annual Meeting document you received in the mail or electronically.

•
If your shares are held in street name and you would also like to vote your shares in person at the Annual Meeting, you must also contact your broker or other financial institution to obtain a “legal proxy” from the record holder of your shares to present at the Annual Meeting.

•
Stockholders whose shares are held jointly or through a company, group or other institution may bring one other person with them to attend the meeting. This person must also bring government-issued photo identification.

Even if you plan to attend our Annual Meeting in person, please authorize a proxy to cast your vote as soon as possible by:

using the internet at www.proxyvote.com	scanning this QR code to vote with your mobile device	calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903	mailing your signed proxy or voting instruction form
2	2017 PROXY STATEMENT

PROXY SUMMARY

ANNUAL MEETING AGENDA AND VOTING RECOMMENDATIONS (page 7)

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Proposal 1: Election of eight directors	FOR EACH NOMINEE	19
Proposal 2: Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2018	FOR	24
Proposal 3: Approval, on a non-binding advisory basis, of the Company’s executive compensation, as disclosed in this proxy statement	FOR	30
Proposal 4: Approval, on a non-binding advisory basis, on the frequency of the advisory vote on the Company’s executive compensation	FOR 1 YEAR	31
Proposal 5: Approval of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (Amended and Restated as of September 20, 2017)	FOR	72
Proposal 6: Stockholder Proposal entitled “Net-Zero Greenhouse Gas Emissions,” if presented properly at the Annual Meeting	AGAINST	79
Proposal 7: Stockholder Proposal regarding risk disclosure on the Company's use of fur, if presented properly at the Annual Meeting	AGAINST	82

DIRECTOR NOMINEES (page 19)

The following table provides summary information about each director nominee. As previously announced, Stephanie Tilenius is not standing for re-election. Directors are elected each year at by the stockholders. All of the director nominees are currently members of the Company’s board of directors (the “Board” or “Board of Directors”). The Board of Directors recommends that you vote FOR each of the director nominees below.

Name	Age	Director Since	Principal Occupation	Independent	Audit Committee	Human Resources Committee	Governance and Nominations Committee	Areas of Expertise	Other Public Company Boards
Jide Zeitlin*	53	2006	Private investor; and retired partner at Goldman Sachs					• Executive Leadership • Industry Experience • Investment Banking • Finance • International Business	• Affiliated Managers Group
Victor Luis	51	2013	Chief Executive Officer of Coach, Inc.					• Executive Leadership • Industry Expertise • International Strategy • Sales, Marketing, and Operations Experience
David Denton**	52	2014	Executive Vice President and Chief Financial Officer of CVS Health					• Executive Leadership • Industry Expertise • Finance
Andrea Guerra	52	2015	Executive Chairman of Eataly					• Executive Leadership • Industry Expertise • International Business
Susan Kropf	68	2006	Retired President and Chief Operating Officer of Avon Products					• Executive Leadership • Industry Expertise • Finance	• Avon Products • Kroger • Sherwin Williams
Annabelle Yu Long	44	2016	Chief Executive of Bertelsmann China Corporate Center; Managing Partner of Bertelsmann Asia Investments					• Executive Leadership • Finance/Investment Experience • International Business	• BitAuto • China Distance Education
Ivan Menezes	58	2005	Chief Executive of Diageo plc					• Executive Leadership • Industry Expertise • International Strategy • Finance	• Diageo
William Nuti	54	2014	Chairman and Chief Executive Officer of NCR Corporation					• Executive Leadership • Industry Experience • International Business • Corporate Governance •Retail Technology Experience	• NCR Corporation (Chairman) • United Continental Holdings, Inc.
Number of Meetings in 2017					6	6	4

The Board of Directors held eight meetings during fiscal year 2017. Each of the directors attended at least 75% of the meetings held by the Board and Board committees on which he or she served during the fiscal year.

*	Chairman of the Board of Directors
**	Audit Committee Financial Expert
Committee Chair
Member
2017 PROXY STATEMENT	3

PROXY SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS (page 12)

The Board of Directors is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served.

•	Adopted Proxy Access Bylaw Amendment
•	Bylaws may be amended by stockholders representing a majority of outstanding shares
•	Substantial majority of independent directors (all except CEO)
•	Independent non-executive Chairman of the Board
•	Annual election of all directors
•	Majority vote standard for uncontested director elections
•	Board oversight of risk management
•	Longstanding active stakeholder engagement
•	Rigorous director selection criteria, including outstanding achievement, board experience, wisdom, integrity, analytical prowess, business expertise and commitment to board duties
•	Code of Conduct for ethical business policies and conduct
•	Social and environmental responsibility
•	Regular executive session of independent directors
•	Regular Board, Committee and CEO Evaluations

SUSTAINABILITY STRATEGY

The Company's sustainability strategy is focused on four pillars - Employee Engagement, Supply Chain Stewardship, Environmental Conservation and Community Empowerment. In April 2016, we introduced our 2020 Corporate Sustainability Goals and have centered our sustainability strategy around achievement of these goals, stakeholder engagement and working towards identified best practices. Details on our 2020 Sustainability Goals and our progress to date are set forth below:

2020 Corporate Sustainability Goal	Progress to Date
Implement Coach’s new Animal Welfare Policy across the organization by the end of fiscal year 2016.	Animal Welfare policy successfully implemented across the Coach and Stuart Weitzman brands.
Reduce absolute CO2e emissions by 15% over a 2014 baseline by the end of fiscal year 2020.	As of the end of fiscal year 2016, Coach achieved an 18.2% reduction in our absolute CO2e emissions.(1)
Improve Coach’s water resource management and track water usage at corporate locations by the end of fiscal year 2017, and in North American retail locations by the end of fiscal year 2020.	Water tracking goals on schedule.
Achieve a 100% waste-to-landfill diversion rate by the end of fiscal year 2020.	As of the end of fiscal year 2016, Coach achieved an 85.6% diversion rate.
Achieve a score of 100 on the Human Rights Campaign Corporate Equality Index annually.	Coach received its third consecutive score of 100 from the Corporate Equality Index in 2016.
(1)	After the end of fiscal year 2017, Coach's Board approved increasing the Company's fiscal year 2020 CO2e emissions reduction goal from 15% to 20% over a 2014 baseline.

For more details please see our Corporate Responsibility Report at http://www.coach.com/sustainability-report.html.

4	2017 PROXY STATEMENT

PROXY SUMMARY

2017 COMPENSATION (page 40)

Set forth below is the 2017 compensation for each named executive officer (“NEO” or “Named Executive Officer”) as determined under Securities and Exchange Commission (“SEC”) rules. See the notes accompanying the 2017 Summary Compensation Table on page 54 for more information.

Name & Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Victor Luis Chief Executive Officer	1,289,744	0	3,599,982	5,395,394	2,498,193	76,541	12,859,854
Kevin Wills Chief Financial Officer(1)	242,308	750,000	3,500,007	0	257,816	7,193	4,757,324
Andre Cohen Former President, Coach North America and Global Marketing(2)	913,462	0	3,251,387	970,606	926,826	42,441	6,104,722
Ian Bickley President, Global Business Development and Strategic Alliances(3)	793,077	0	1,019,994	679,054	941,062	21,302	3,454,489
Todd Kahn President, Chief Administrative Officer and Secretary	721,154	0	899,986	599,168	863,403	26,103	3,109,814
Andrea Resnick Global Head of Investor Relations and Corporate Communications(4)	452,564	300,000	833,324	166,438	339,340	30,150	2,121,816
Jane Nielsen Former Chief Financial Officer(5)	96,026	0	0	0	0	10,584	106,610
(1)	Mr. Wills joined the Company on February 21, 2017.
(2)	Mr. Cohen left the Company after the end of fiscal year 2017.
(3)	Mr. Bickley was President, International Group through the end of fiscal year 2017; his current role went into effect at the start of fiscal year 2018.
(4)	Ms. Resnick served as Interim Chief Financial Officer from August 20, 2016 until Mr. Wills joined the company on February 21, 2017.
(5)	Ms. Nielsen left the Company after the end of fiscal year 2016.

Set forth below is the 2017 target annual total direct compensation mix. For our chief executive officer (“Chief Executive Officer” or “CEO”), approximately 89% of his target total compensation is performance based:

(1)	These charts represent regular, ongoing annual target compensation and exclude one-time compensation (special performance restricted stock units (“PRSUs”), restricted stock units (“RSUs”)). The Average of Other NEO chart excludes Ms. Nielsen's compensation, as she left the Company before the end of fiscal year 2017, and Ms. Resnick's compensation, as she was Interim Chief Financial Officer until Mr. Wills joined the Company on February 21, 2017.
2017 PROXY STATEMENT	5

PROXY SUMMARY

APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN (AMENDED AND RESTATED AS OF SEPTEMBER 20, 2017) (page 72)

We are seeking stockholder approval of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (Amended and Restated as of September 20, 2017) (the “Amended Stock Incentive Plan”), which was approved by our Board on September 20, 2017, to authorize an additional 7,500,000 shares of our common stock, par value $0.01 per share, for issuance thereunder (among other changes). The Amended Stock Incentive Plan is an amendment and restatement of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan, which was originally adopted by our Board on September 17, 2010, and subsequently approved by our stockholders on November 3, 2010 and was most recently amended and restated in its entirety by our Board on September 23, 2016, which amendment and restatement was approved by our stockholders on November 10, 2016 (the “2016 Amended Stock Incentive Plan”). The Amended Stock Incentive Plan is a critical part of our pay-for-performance compensation program. The Board unanimously recommends that our stockholders vote FOR approval of the Amended Stock Incentive Plan because:

•	Aligning key employees to the same outcomes realized by our stockholders has been a hallmark of our compensation program, supporting our objective to attract, retain and reward the best talent in the luxury retail industry.
•	We grant long-term incentives annually to over 1,400 of our employees around the world, including many of our Store Managers, motivating them to drive our long-term performance.
•	The shares remaining available for awards under the existing 2016 Amended Stock Incentive Plan will likely be insufficient to satisfy our long-term incentive compensation program needs for August 2018 and beyond, and therefore the 2016 Amended Stock Incentive Plan should be amended to authorize up to an additional 7,500,000 shares of our common stock for awards, which would increase dilution by 2.6% of our outstanding common shares. Currently, awards representing 22,744,923 shares of our common stock are outstanding under the existing 2016 Amended Stock Incentive Plan and prior plans, and 10,543,662 shares currently remain available for future grants under the 2016 Amended Stock Incentive Plan.
•	If our stockholders do not approve the Amended Stock Incentive Plan, we may experience a shortfall of shares of our common stock available for issuance for stock-based compensation awards which we believe will adversely affect our ability to attract, motivate and reward the many employees who contribute to our long-term success.
6	2017 PROXY STATEMENT

QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

1.	What is the purpose of these materials?

The accompanying proxy is solicited on behalf of the Board. We are providing these proxy materials to you in connection with our Annual Meeting, to be held at the Company’s headquarters, 10 Hudson Yards, New York, New York 10001, on Thursday, November 9, 2017 at 9:00 a.m. Eastern time. As a holder of our common stock, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

If you are a holder of Hong Kong Depositary Receipts, please refer to the Hong Kong Depositary Receipts proxy form or contact your Hong Kong broker for instructions on how to exercise the voting rights for your Hong Kong Depositary Receipts.

2.	What information is contained in these materials?

The information included in this proxy statement relates to the proposals to be considered and voted on at the Annual Meeting, the voting process, the compensation of the directors of the Company (the “Directors”) and our most highly paid executive officers, and other required information. Our Form 10-K for fiscal year 2017 is available to review with this proxy statement. We are mailing the Notice of 2017 Annual Meeting of Stockholders and instructions on how to access the proxy statement (or, for those who request it, a hard copy of this proxy statement and the enclosed form of proxy) to our stockholders on or about September 29, 2017.

3.	What proposals will be voted on at the meeting?

At the Annual Meeting, our stockholders will be asked:

1.	To elect eight Directors;
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2018;
3.	To approve, on a non-binding advisory basis, the Company’s executive compensation as disclosed in this proxy statement;
4.	To approve, on a non-binding advisory basis, the frequency of future advisory votes on the Company's executive compensation;
5.	To approve the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (Amended and Restated as of September 20, 2017);
6.	To vote on a stockholder proposal entitled “Net-Zero Greenhouse Gas Emissions,” if properly presented at the Annual Meeting;
7.	To vote on a stockholder proposal regarding risk disclosure on use of fur in Company products, if properly presented at the Annual Meeting; and
8.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Our Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on your proxy will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

4.	Does the Board of Directors recommend voting in favor of the proposals?

Our Board unanimously recommends that you vote your shares “FOR” each of the Director nominees in proposal 1, “FOR” proposals 2, 3 and 5 and FOR “1 YEAR” for proposal 4.

Our Board unanimously recommends that you vote your shares “AGAINST” proposals 6 and 7.

2017 PROXY STATEMENT	7

QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

5.	What shares can I vote?

You may vote all of the shares of our common stock that you owned at the close of business on September 11, 2017, the record date.

6.	What classes of shares are entitled to be voted?

Holders of our common stock are entitled to one vote for each share of stock held by them as of the close of business on the September 11, 2017 record date. On the record date, the

Company had 284,133,227 shares of common stock outstanding and entitled to be voted at the Annual Meeting, and no other stock of any series issued or outstanding.

7.	What do I need to do now?

Please carefully consider the information contained in this proxy statement and respond as soon as possible so that your shares will be represented at the Annual Meeting. You can respond by following the instructions for granting a proxy to vote presented on the notice of the meeting and internet availability you received for the Annual Meeting; if you received paper copies of the Company's proxy materials, you can respond by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person. If you grant a proxy to vote online, by telephone, or mail in a proxy card, you may still attend the Annual Meeting and vote in person; in this case, only your in-person votes will count.

8.	Do I need to attend the Annual Meeting?

No. You may authorize a proxy to vote your shares by following the instructions presented in the notice of the Annual Meeting and internet availability you received or, if you requested a paper proxy card, by completing, signing and dating your proxy card and returning it in the envelope provided to you.

9.	If I wish to attend the Annual Meeting, what identification must I show to be admitted?

All stockholders must bring a form of government-issued photo identification, such as a driver’s license or passport to verify their identities. In addition:

•	If your shares of Coach stock are held through a broker or other financial institution (the large majority of Coach shares are held in this way, also commonly called “street name”), you must bring either (1) a letter or statement from your broker showing that you held Coach shares through that institution as of the record date for the Annual Meeting or (2) a copy of the notice of Annual Meeting document you received in the mail or electronically for our Annual Meeting. If your shares are held in street name and you would also like to vote your shares in person at the Annual Meeting, you must also contact your broker or other financial institution to obtain a legal proxy from the record holder of your shares to present at the Annual Meeting.

•	Stockholders whose shares are held jointly or through a company, group or other institution may bring one other person with them to attend the Annual Meeting. Please understand that for security reasons, we cannot admit to the Annual Meeting any individual who lacks the proper identification described above.
8	2017 PROXY STATEMENT

QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

10.	What if I am a holder of Hong Kong Depositary Receipts?

If you hold Hong Kong Depositary Receipts, please refer to the Hong Kong Depositary Receipts proxy form or contact your Hong Kong broker for instructions on how to exercise the voting rights in respect to your Hong Kong Depositary Receipts.

To be effective, the Hong Kong Depositary Receipts proxy form, together with a valid power of attorney or other valid authority, if any, under which it is signed, must be completed and deposited at the office of the Hong Kong Depositary Receipts Registrar, Computershare Hong Kong Investor Services Limited at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, before 4:00 p.m. on Friday, November 3, 2017 (Hong Kong time).

11.	What constitutes a quorum, and why is a quorum required?

A quorum is required for the Coach stockholders to conduct business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum, permitting us to conduct the business of the Annual Meeting. Proxies received but marked as abstentions, if any, and broker non-votes described below, will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of obtaining a quorum.

12.	What is the voting requirement to approve the proposals?

With respect to election of directors (Proposal No. 1), our bylaws provide that directors will be elected by a majority of the total votes cast “FOR” or “AGAINST” each nominee in the election of directors at the Annual Meeting, either in person or by properly completed or authorized proxy. This means that the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” that nominee. There are no cumulative voting rights. Abstentions and broker non-votes will not have any effect on the election of Directors. See “What happens if a Director nominee does not receive a majority of the votes cast?” below for information concerning our director resignation policy.

Approval of Proposals No. 2 through 7 requires, in each case, “FOR” votes from a majority of the votes cast on the matter at the Annual Meeting, either in person or by properly completed or authorized proxy. However, because the vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers is not binding on the Board or the Company, if none of the frequency options — one year, two years or three years — receives the required majority vote, the option receiving the greatest number of votes will be considered the frequency selected by the stockholders. Although this vote is not binding, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency with which advisory votes on executive compensation will be held.

Abstentions and broker non-votes will not have any effect on any of Proposals No. 2 through 7 (except with regard to Proposal No. 5 as described below). Additionally, as discussed below, there will not be broker non-votes with regard to Proposal No. 2 as it is a routine matter.

13.	What if I don’t vote? What if I abstain? How are broker non-votes counted?

Based on current NYSE rules, your broker will NOT be able to vote your shares with respect to the election of Directors, the non-binding advisory approval of executive compensation, the non-binding advisory approval of the frequency of future advisory votes on the Company's executive compensation, the approval of the Amended Stock Incentive Plan or the stockholder proposals. If you have not provided directions to your broker, we strongly encourage you to vote your shares and exercise your right to vote as a stockholder. However, the NYSE considers Proposal No. 2, regarding the ratification of the appointment of Deloitte & Touche LLP, a routine matter. Thus, your broker or nominee may vote on your behalf with regard to Proposal No. 2, whether or not you provide voting instructions.

When a proposal is not a routine matter and a brokerage firm has not received voting instructions from a beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Abstentions and broker non-votes are generally not considered votes cast and will have no effect on the proposals,

2017 PROXY STATEMENT	9

QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

except the approval of the Amended Stock Incentive Plan. The approval of the Amended Stock Incentive Plan is subject to the stockholder approval requirements of the NYSE listing rules. Under these rules, abstentions will count as votes cast and will have the same effect as votes cast against Proposal

No. 5. Broker non-votes are not considered to be votes cast under the NYSE requirements and therefore will not affect the voting results with respect to the approval of Proposal No. 5.

14.	What happens if a Director nominee does not receive a majority of the votes cast?

Under our Corporate Governance Principles, a Director nominee, running uncontested, who does not receive a majority of the votes cast, is required to tender his or her resignation for consideration by the Governance and Nominations Committee (“GN Committee”). The GN Committee will recommend to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation and publicly disclose its decision within 90 days following certification of the election results. Unless all Directors have tendered their resignation, any Director who tenders his or her resignation will not participate in the Board’s decision with respect to the resignation.

15.	Can I change my vote after I have delivered my proxy?

Yes. You may change your vote at any time before your proxy is exercised at the meeting. You can do this in one of three ways. First, you can revoke your proxy by sending written notice to the Secretary of Coach before the meeting. Second, you can authorize online or send the Secretary of Coach a later-dated, signed proxy before the meeting. Third, if you are a holder of record, you can attend the meeting in person and vote. If your shares are held in an account at a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

16.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (which is limited to the ratification of the appointment of the Company’s independent registered public accounting firm) or if you provide instructions on how to vote by following the instructions provided to you by your broker.

17.	Who will count the votes?

All votes will be tabulated by Broadridge Financial Solutions, the inspector of elections appointed for the meeting.

18.	Where can I find voting results of the Annual Meeting?

We will announce preliminary voting results at the meeting and publish final results in a Form 8-K filed with the SEC within four business days after the end of the Annual Meeting.

10	2017 PROXY STATEMENT

QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

19.	Who will bear the cost for soliciting votes for the meeting?

The expenses of soliciting proxies to be voted at the meeting will be paid by the Company. Following the original mailing of soliciting materials, we may also solicit proxies by mail, telephone, fax or in person. Following the original mailing of soliciting materials, we will request that brokers, custodians, nominees and other record holders of common stock forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse these holders for their reasonable expenses. The Company has engaged Alliance Advisors LLC to solicit proxies and to assist with the distribution of proxy materials for a fee of $11,000 plus reasonable out-of-pocket expenses.

20.	Will there be access to the meeting room for persons with disabilities?

Yes. Stockholders with disabilities or requiring special assistance may contact: Coach, Inc., 10 Hudson Yards, New

York, New York 10001, Attention: Assistant Secretary, Telephone: (212) 615-2436 for information.

21.	Whom should I call with other questions?

If you have additional questions about this proxy statement or the meeting or would like additional copies of this document, please contact: Coach, Inc., 10 Hudson Yards, New York,

New York 10001, Attention: Investor Relations Department, Telephone: (212) 629-2618.

2017 PROXY STATEMENT	11

CORPORATE GOVERNANCE

Meetings and Committees of the Board

The Board of Directors held eight meetings during fiscal year 2017. In addition to meetings of the full Board, Directors also attended meetings of Board committees. Each of the Directors attended at least 75% of the meetings held by the Board and Board committees on which he or she served during the fiscal year. The Board of Directors has an Audit Committee, a Human Resources Committee (the “HR Committee”), which performs the functions of a compensation committee, and a GN Committee. The following table shows the current membership of our Board of Directors and these committees.

Board Membership and Committee Roster

Name of Director	Audit	Human Resources	Governance and Nominations
Jide Zeitlin(1)
Victor Luis
David Denton
Andrea Guerra
Susan Kropf
Annabelle Long
Ivan Menezes
William Nuti
Stephanie Tilenius(2)
Committee Chair	Member
(1)	Mr. Zeitlin also serves as the Chairman of Coach’s Board of Directors.
(2)	Ms. Tilenius is not standing for re-election at our 2017 Annual Meeting.

All regular quarterly meetings of our Board of Directors and Board committees include an executive session of our non-employee directors (“Outside Directors” or “Independent Directors”) without members of management present; our Chairman presides over executive sessions of the Board of Directors. Our Outside Directors and Board committees have authority to retain outside advisors as they deem necessary.

Coach encourages each member of the Board of Directors to attend each Annual Meeting of the Company’s stockholders, but has not adopted a formal policy with respect to such attendance. All of Coach’s then-sitting Directors attended the

Annual Meeting of Stockholders held in 2016, except for Annabelle Long.

The Board of Directors and each committee of the Board of Directors conduct an annual self-evaluation, which considers a number of elements, such as an evaluation by each Director of the performance of Coach’s Chief Executive Officer, each committee and the Board as a whole, and periodically includes an evaluation by each Director of the other directors. The results of these evaluations are discussed with the Board and committee members once completed.

12	2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Audit Committee

The Audit Committee is comprised solely of Independent Directors and met six times during fiscal year 2017. The Audit Committee reviews Coach’s auditing, accounting, financial reporting and internal control functions and has sole responsibility for the selection of independent accountants. The Audit Committee is required to pre-approve all services provided by the independent accountants to assure that these services do not impair the auditors independence. Services that have not received pre-approval will require specific review and approval by the Audit Committee. In addition, when the scope of services being provided (and the related fees) meaningfully change, Coach and the independent accountants will provide an update to the Audit Committee. The Audit Committee reviews Coach’s accounting principles and financial reporting, as well as the independence of Coach’s independent accountants. In discharging its duties, the Audit Committee:

•	is directly responsible for the appointment, compensation determination and oversight of Coach’s independent accountants;
•	is directly responsible for pre-approving the audit and non-audit services rendered by the independent accountants;
•	provides oversight of, and has authority for selection and evaluation of, Coach’s internal auditors;
•	meets independently with Coach’s internal auditors, its independent accountants and senior management;
•	reviews the general scope of Coach’s accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems and the results of the annual audit; and

•	reviews with Coach’s Chief Executive Officer and Chief Financial Officer the matters required to be personally certified by such officers in Coach’s public filings and the procedures followed to prepare for such certifications.

Coach’s Board of Directors determined that all members of the Audit Committee were “independent” as defined in the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that all were “financially literate” under the rules of the exchange. The Board has determined that David Denton, the Chair of the Audit Committee is considered an “audit committee financial expert” under federal securities laws. The Audit Committee operates pursuant to a charter initially approved by the Board of Directors in September 2000 and last revised by the Board in May 2016. A copy of the current charter is available on Coach’s web site at http://www.coach.com/audit-committee.html. We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this charter by sending a written request to Coach, Inc., 10 Hudson Yards, New York, New York 10001, Attention: General Counsel. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

Human Resources Committee

The HR Committee is comprised solely of Independent Directors and met six times during fiscal year 2017. Coach’s Board of Directors determined that all members of the HR Committee were “independent” under the NYSE heightened independence standards for members of compensation committees. The HR Committee operates pursuant to a charter initially approved by the Board of Directors in November 2007 and last revised by the Board in August 2016. A copy of the current charter is available on Coach’s web site at http://www.coach.com/human-resources-committee.html. We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this charter by sending a written request to Coach, Inc., 10 Hudson Yards, New York, New York 10001, Attention: General Counsel. Pursuant to the HR Committee Charter, the HR Committee:

•	determines, approves and reports to the Board of Directors on all elements of compensation for Coach’s executive officers and other key executives, including targeted total cash compensation and long-term equity-based incentives, and oversees the administration of various employee benefit and retirement plans;

•	reviews non-employee director compensation and benefits and recommends changes to the Board as necessary;
•	performs, or assists the Board in performing, the duties of the Board relating to the annual performance evaluations of the Company’s executive officers and succession planning for key executives; and
•	retained the services of Compensation Advisory Partners, LLC (“CAP”); a description of the services provided to the HR Committee during fiscal year 2017 appears below under Compensation Discussion and Analysis — Compensation Decision Making Process — Roles and Responsibilities.
2017 PROXY STATEMENT	13

CORPORATE GOVERNANCE

Governance and Nominations Committee

The GN Committee is comprised solely of Independent Directors and met four times during fiscal year 2017. Coach’s Board of Directors determined that all members of the GN Committee were “independent” as defined in the NYSE listing standards. The GN Committee operates pursuant to a charter approved by the Board of Directors in November 2007. A copy of the current charter is available on Coach’s web site at http://www.coach.com/governance-and-nominations-committee.html. We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this guide by sending a written request to Coach, Inc., 10 Hudson Yards, New York, New York 10001, Attention: General Counsel.

The GN Committee performs a leadership role in shaping the corporate governance of the Company, and reports to the Board of Directors on matters relating to corporate governance and the identification and nomination of new directors; these duties include succession planning for Company executive positions and conducting annual performance evaluations of the Board and its several committees.

The Corporate Governance Principles, as approved by the Board of Directors and posted on our website, set forth qualifications and criteria for our Directors. The GN Committee’s charter provides that in evaluating Director candidates, the GN Committee shall take into account all factors it considers appropriate, which may include business skills and experiences, prominence and reputation in their profession, concern for the best interests of the Company, strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors. The GN Committee’s process includes identification of director candidates and evaluation of the candidates based on the Corporate Governance Principles and the following minimum qualifications:

•	the highest personal and professional ethics, integrity and values;
•	commitment to representing the long-term interests of the stockholders;
•	an inquisitive and objective perspective, practical wisdom and mature judgment;
•	freedom from significant conflicts of interest;
•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director; and
•	a commitment to serve on the Board for an extended period of time.

The GN Committee’s selection process also provides for engagement of third party search firms, interviews with various members of the GN Committee, the Board and management, and an evaluation of each individual in the context of the Board as a whole, applying the criteria that it deems appropriate. The final selection of nominees is made by the Board of Directors.

The GN Committee will consider all candidates recommended by stockholders in accordance with the timing and other procedures established in Coach’s Bylaws for stockholder nominations. The GN Committee evaluates all candidates in the same manner, regardless of the source of such recommendation, and, subject to provisions in our Bylaws concerning proper notice by stockholders of proposed nominees, will consider all candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in Coach’s proxy statement. Recommendations should be submitted in writing to the Secretary and General Counsel of Coach at 10 Hudson Yards, New York, New York 10001. The policy and procedures for considering candidates recommended by stockholders were formally adopted by our Board in May 2004.

14	2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Compensation Committee Interlocks and Insider Participation

The HR Committee is currently comprised of the following Independent Directors: Susan Kropf, Chair, William Nuti, Stephanie Tilenius and Jide Zeitlin. No director who served as a member of our HR Committee during any portion of fiscal year 2017 was an employee of the Company during fiscal year 2017 or a former officer of the Company. None of Coach’s executive officers serve on the compensation committee (or other committee serving an equivalent function) or the board of directors of any other company of which any member of the HR Committee during any portion of fiscal year 2017 or the Board of Directors is an executive officer. The HR Committee makes all compensation decisions regarding the Company’s executive officers.

Code of Conduct and Other Policies

Coach has adopted a Code of Conduct (the “Code”). The purpose of the Code is to convey the basic principles of business conduct expected of all Coach officers, employees and directors, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller and other senior financial personnel performing similar functions. We require officers and corporate employees (and selected retail employees) to attend training on the Code and other matters of business ethics. We require all full-time employees to review and certify the Code annually. In support of the Code, we have provided our employees with numerous avenues for the reporting of ethics violations or other similar concerns, including a toll-free telephone hotline and a reporting website, both allowing for anonymity. The Code meets the definition of “code of ethics” under the rules and regulations of the SEC and the NYSE and is posted on our website at http://www.coach.com/governance-document.html. We will provide to any person without charge, upon request, a copy of the Code. You may obtain a copy of the Code by sending a written request to Coach, Inc., 10 Hudson Yards, New York, New York 10001, Attention: General Counsel.

Coach has also adopted a Political Activities and Contributions Policy. Coach does not make political contributions and prohibits all employees from using any Company funds or assets for direct or in-kind political contributions, including contributions to any ballot initiative, referendum or other question, political action committee (PAC), political party or candidate, whether federal, state or local, in the United States or abroad, subject to certain pre-approved specific foreign country exclusions. Employees are permitted to make personal contributions that do not involve any funds or resources of the Company, including Company time, facilities, office supplies, letterhead, phones and fax machines.

Other Corporate Governance Matters

Corporate Governance Principles

Coach’s Corporate Governance Principles (the “Guidelines”) provide the framework for the governance of Coach. These Guidelines reflect the governance rules for NYSE-listed companies and those contained in the Sarbanes-Oxley Act of 2002. The Board reviews these principles and other aspects of governance periodically. The Guidelines, together with other corporate governance documents of Coach, are posted on our website at http://www.coach.com/governance-document.html. We will provide to any person without charge, upon request, a copy of the Guidelines. You may obtain a copy of the Guidelines by sending a written request to Coach, Inc., 10 Hudson Yards, New York, New York 10001, Attention: General Counsel.

Separation of Chairman and Chief Executive Officer; Strong Independent Board

Under Coach’s Bylaws and the Guidelines, the positions of Chairman of the Board and Chief Executive Officer may be held by one person or separately. Since January 2014, the position of Chairman of the Board and Chief Executive Officer have been held separately, with Mr. Zeitlin as Chairman and Mr. Luis as Chief Executive Officer.

Our policy as to whether the role of the Chairman and the Chief Executive Officer should be separate is to adopt the practice that best serves the stockholders’ interests and the Company’s needs at any particular time. The Board believes that the current governance structure — Mr. Luis as the Company’s Chief Executive Officer and member of the Board and Mr. Zeitlin as the independent Chairman of the Board — will allow Mr. Luis to focus his time and energy on

2017 PROXY STATEMENT	15

CORPORATE GOVERNANCE

managing the Company and Mr. Zeitlin to lead the Board in its fundamental role of providing guidance, advice and counsel regarding the business, operations and strategy of the Company. We believe this structure will allow the Company to continue to execute its strategy and business plans to maximize stockholder value.

The Company has also adopted various policies to provide for a strong and independent Board. The Board and the GN Committee have assembled a Board comprised of capable and experienced directors who are currently or have been leaders of major companies or institutions, are independent thinkers, and have a wide range of expertise and skills. The Board annually examines the relationships between the Company and each of its Directors. After this examination, the Board has determined that each of the non-management Directors who are standing for re-election at the Annual

Meeting have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent as defined in the NYSE listing standards. In addition, all standing committees of the Board are made up entirely of Independent Directors. The Board and these Committees are empowered to retain their own counsel or advisors as they deem necessary.

The Company’s Independent Directors satisfy the independence guidelines as set out under Rule 3.13 of The Stock Exchange of Hong Kong Limited Listing Rules and are considered as independent non-executive directors of the Company for the purpose of The Stock Exchange of Hong Kong Limited Listing Rules. Victor Luis is a member of management, and as a result, is not considered an Independent Director.

Board Diversity

The Company does not have a formal policy regarding the diversity of the Board. Instead, the GN Committee considers the Board’s overall composition when considering Director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the

Company’s current and expected future needs. In addition, the GN Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Board’s Role in the Oversight of Risk

Under Coach’s charter, Bylaws and Guidelines and pursuant to Maryland law, it is the duty of the members of the Board to oversee the management of Coach’s business, including assessing major risks facing the Company and reviewing options for mitigating these risks. The Board, in its oversight role, periodically reviews the Company’s risk management policies and programs to ensure risk management is consistent with the Company’s corporate strategy and effective in fostering a culture of risk-aware and risk-adjusted decision-making throughout the organization. The Company conducts a rigorous risk management program that is designed to bring to the Board’s attention the Company’s most material risks for evaluation, including strategic, operational, financial, external and legal risks. The Board and its committees work with senior management, as well as Coach’s independent and internal auditors and other relevant third parties, to ensure that enterprise-wide risk management is incorporated into corporate strategy and business operations. The Board has delegated to its committees responsibility to evaluate elements of the Company’s risk management program based on the committee’s expertise and applicable regulatory requirements. In evaluating risk, the Board and its standing committees consider whether the Company’s risk programs adequately identify material risks facing the Company in a timely fashion; implement appropriate responsive risk management strategies; and adequately transmit necessary information with respect to material risks within the Company. The Company believes that the Board's leadership structure provides appropriate risk oversight of the Company's activities.

Sarbanes-Oxley Certifications

Coach has filed with the SEC, as exhibits to its most recently filed Annual Report on Form 10-K, the certifications required by the Sarbanes-Oxley Act of 2002 regarding the quality of the Company’s public disclosure.

16	2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Director Compensation

Directors who are Coach employees receive no additional compensation for their services as Directors. As an NEO, Mr. Luis' compensation is included in the Summary Compensation Table. Compensation for Outside Directors is recommended by the HR Committee and approved by the Board of Directors. Compensation for Outside Directors consists of annual cash retainers for Board service and additional retainers for service as the non-executive Chairman of the Board and as the chairperson of Board Committees. Annual grants of stock options and RSUs are made on the date of Coach’s Annual Meeting of Stockholders, and valued at approximately $150,000 on the date of grant. Upon joining the Board, each new Outside Director receives a grant of options and RSUs with approximately the same value as this annual grant. In August 2016, the HR Committee's consultant,

Compensation Advisory Partners (“CAP”), reviewed and evaluated the Outside Director compensation program compared to the median of Coach's peer group and to the general industry. Based on their findings and the recommendation of the HR Committee, the Board of Directors approved an increase in the basic retainer from $75,000 to $90,000 and an increase in the Chairman of the Board retainer from $125,000 to $150,000, effective November 1, 2016.

In addition, Coach’s Outside Directors may elect to defer part or all of their annual cash retainer or RSU vesting under the 2016 Amended Stock Incentive Plan. Deferred amounts may be invested in a stock equivalent account or in an interest-bearing account (for cash retainer only).

Coach’s Outside Director retainers in effect during fiscal year 2017 were as follows:

Compensation Element	Annual Amount ($)	Received by:
Basic annual retainer	90,000	All Outside Directors
Annual equity grant value(1)	150,000	All Outside Directors
Audit Committee Chair annual retainer	30,000	Mr. Denton
HR Committee Chair annual retainer	30,000	Ms. Kropf
GN Committee Chair annual retainer	20,000	Mr. Zeitlin
Non-executive Chairman of the Board retainer	150,000	Mr. Zeitlin
(1)	The annual equity grant to our Outside Directors is fixed at approximately $150,000, with 50% of the value of the award made in the form of stock options and 50% made in the form of RSUs. These awards vest in full one year from the date of grant, subject to the Director’s continued service until that time.

Director Stock Ownership Policy

Coach has a stock ownership policy for Outside Directors. Under the policy, each Director is expected to accumulate the lesser of 15,000 Coach shares or Coach shares valued at five times the base annual retainer of $90,000. The Board of Directors expects the required level of ownership to be achieved within five years of the date an Outside Director is appointed to the Board. Ownership includes shares owned, deferred stock units, and shares equivalent to the after-tax gain on vested, unexercised, in-the-money stock options.

As of the last measurement date (December 31, 2016),

•	Messrs. Denton, Menezes and Zeitlin and Ms. Kropf had achieved the desired level of ownership; and
•	Messrs. Guerra and Nuti, and Misses. Tilenius and Long were making progress toward achieving the desired level of ownership (all had been Outside Directors for less than five years).
2017 PROXY STATEMENT	17

CORPORATE GOVERNANCE

2017 Director Compensation

Compensation earned in fiscal year 2017 for each Outside Director is detailed below:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
David Denton	111,250	74,982	75,716	261,948
Andrea Guerra	81,250	74,982	75,716	231,948
Susan Kropf	111,250	74,982	75,716	261,948
Annabelle Yu Long	81,250	74,982	75,716	231,948
Ivan Menezes	81,250	74,982	75,716	231,948
William Nuti	81,250	74,982	75,716	231,948
Stephanie Tilenius	81,250	74,982	75,716	231,948
Jide Zeitlin(3)	236,667	74,982	75,716	387,365
(1)	Fees earned or paid in cash reflect the time Directors spent in each role and the effective date of the retainer increase as outlined in the previous Director Compensation section.
(2)	Reflects the aggregate grant date fair value of all stock options and RSU awards, assuming no risk of forfeitures. The weighted average assumptions used in calculating the grant-date fair value of these awards are described in footnote 4 to the Summary Compensation Table. As of July 1, 2017, the outstanding stock options held by each outside director were: David Denton, 43,565; Andrea Guerra, 32,511; Susan Kropf, 69,783; Annabelle Yu Long, 22,321; Ivan Menezes, 59,783; William Nuti, 43,565; Stephanie Tilenius 50,350; Jide Zeitlin, 83,783. The number of RSUs held by each outside current director was 2,078. This number of shares includes dividend equivalents reinvested into the original grant on a quarterly basis as of July 1, 2017.
(3)	Mr. Zeitlin deferred 100% of his cash retainer into Coach, Inc. common stock under the 2016 Amended Stock Incentive Plan.

2017 Director Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
David Denton	0	0	2,410	85,169
Andrea Guerra	0	0	2,410	85,169
Susan Kropf	14,000	195,635	2,410	85,169
Annabelle Yu Long	0	0	2,310	83,714
Ivan Menezes	0	0	2,410	85,169
William Nuti	0	0	2,410	85,169
Stephanie Tilenius	0	0	2,433	85,982
Jide Zeitlin	0	0	2,410	85,169
(1)	9,762 shares were sold to cover the exercise cost and fees of Ms. Kropf’s stock option exercises.
(2)	Amounts reflect the difference between the exercise price of the stock option and the market price of Coach, Inc.'s common stock at time of exercise.
(3)	Represents the product of the number of shares vested and the market value of Coach, Inc.'s common stock on the vesting date. Mr. Zeitlin deferred 100% of his RSU awards into Coach, Inc. common stock under the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan.
18	2017 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

All of Coach’s Directors are elected each year at the Annual Meeting by the stockholders. We do not have staggered elections of our Board members. Eight Directors will be elected at this year’s Annual Meeting. Each Director’s term lasts until the 2018 Annual Meeting of Stockholders and until his or her successor has been elected and qualifies. All of the nominees are currently members of Coach’s Board of Directors. The Board of Directors recommends that you vote FOR each of the Director nominees below.

One of the current members of the Board, Ms. Tilenius, is not standing for re-election at this year’s Annual Meeting. The

Board intends to reduce the size of the Coach Board of Directors to eight effective immediately following this year’s Annual Meeting and the proxy holders may only vote for the number of nominees named in this proxy statement.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, or the Board may reduce the number of Directors to be elected at the Annual Meeting. The following information is furnished with respect to each nominee for election as a Director. The ages of the nominees are as of September 29, 2017.

Name	Age	Position with Coach
Jide Zeitlin	53	Chairman of the Board and Director
Victor Luis	51	Chief Executive Officer and Director
David Denton	52	Director
Andrea Guerra	52	Director
Susan Kropf	68	Director
Annabelle Yu Long	44	Director
Ivan Menezes	58	Director
William Nuti	54	Director

Jide Zeitlin

Director since 2006; Chairman of the Board since 2014

Age: 53

Principal Occupation: Private investor; and retired partner at Goldman Sachs

Board Committees: Human Resources; Governance and Nominations

Since 2006, Mr. Zeitlin has been an investor with interests in Asia, the Middle East, and Africa. Prior to 2006, Mr. Zeitlin was a Partner at The Goldman Sachs Group, Inc., where he held senior management positions in the investment banking division, including that of global chief operating officer. He also served in the firm’s executive office. Mr. Zeitlin serves on the boards of Affiliated Managers Group, Inc., is Chairman of the Nigeria Sovereign Investment Authority, and Chairman Emeritus of Amherst College. He is, or has been, a member of the boards of Milton Academy, the Harvard Business School Board of Dean's Advisors, Teach for America, Doris Duke Charitable Foundation, Montefiore Medical Center, Playwrights Horizons, Saint Ann’s School, and Common Ground Community. Mr. Zeitlin holds an A.B. degree, magna cum laude, in Economics and English from Amherst College and an M.B.A. degree from Harvard University.

Coach’s Board believes that Mr. Zeitlin is qualified to serve as a Director based on all of the experience described above, his experience as a senior investment banker and executive in multiple industries (including consumer products), his strong financial background and his extensive experience in international business and developing markets.

2017 PROXY STATEMENT	19

PROPOSAL 1: ELECTION OF DIRECTORS

Victor Luis

Director since 2013

Age: 51

Principal Occupation: Chief Executive Officer and Director of Coach, Inc.

Victor Luis was appointed Chief Executive Officer of Coach, Inc. in January 2014. Prior to his appointment, and beginning in February 2013, he held the role of President and Chief Commercial Officer of Coach, Inc., with oversight for all of the company’s revenue-generating units, strategy and merchandising. From February 2012 to February 2013, Mr. Luis served as President, International Group of Coach,Inc., with oversight for all of Coach,Inc.’s operations outside of North America. Prior to that he was President for Coach Retail International from March 2010 to February 2012, with responsibility for the Company’s directly operated businesses in China (Hong Kong, Macau and Mainland China), Japan, Singapore, and Taiwan. Prior to that he was President and Chief Executive Officer, Coach China and Coach Japan from September 2008 to March 2010. Mr. Luis joined Coach in June 2006 as President and Chief Executive Officer, Coach Japan. Prior to joining Coach, from 2002 to 2006, Mr. Luis was the President and Chief Executive Officer for Baccarat, Inc., running the North American operation of the French luxury brand. Earlier in his career, Mr. Luis held marketing and sales positions within the Moët Hennessy Louis Vuitton (LVMH) Group. Mr. Luis holds a Bachelor of Arts degree from College of the Holy Cross and a Master of Arts degree from University College, Durham University, UK.

Coach’s Board believes that Mr. Luis is qualified to serve as a Director based on all of the experience described above and his proven track record within the Company over the past ten years and his leadership as Chief Executive Officer of the Company since 2014. His day-to-day leadership as Chief Executive Officer of Coach, Inc. provides our Board with intimate knowledge of our operations, challenges and opportunities.

David Denton

Director since 2014

Age: 52

Principal Occupation: Executive Vice President and Chief Financial Officer of CVS Health Corporation

Board Committees: Audit; Governance and Nominations

David Denton has been Executive Vice President and Chief Financial Officer of CVS Health Corporation, f/k/a CVS Caremark Corporation (“CVS”), since January 2010. He previously held the position of Senior Vice President and Controller/Chief Accounting Officer of CVS from March 2008 to December 2009. He was Senior Vice President, Financial Administration of CVS and CVS/pharmacy, Inc. from April 2007 until March 2008 and Senior Vice President, Finance and Controller of PharmaCare Management Services, Inc., CVS’s pharmacy benefits management subsidiary, from October 2005 through April 2007. He has been with CVS since July 1999. He holds a Bachelor of Science degree in Business Administration from Kansas State University and a Masters of Business Administration from Wake Forest University.

Coach’s Board believes that Mr. Denton is qualified to serve as a Director based on all of the experience described above, his financial literacy and experience as an executive officer of a large, publicly-traded, consumer-facing company, his strong financial background, and understanding of the retail industry.

20	2017 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Andrea Guerra

Director since 2015

Age: 52

Principal Occupation: Executive Chairman, Eataly

Board Committees: Audit

Mr. Guerra has served as the Executive Chairman of Eataly since September 2015. From 2004 to 2014, Mr. Guerra served as Chief Executive Officer of Luxottica Group S.p.A. Formerly, Mr. Guerra spent 10 years at Merloni Elettrodomestici, where he was appointed Chief Executive Officer in 2000. Prior to that, Mr. Guerra worked for Marriott Italia where he became Director of Marketing. Mr. Guerra serves on the Board of Directors of Ariston Thermo S.p.A. In December 2014 he was appointed the Senior Strategic Advisor for Business, Finance and Industry to Italian Prime Minister Matteo Renzi. Mr. Guerra received a degree in Business Administration from the La Sapienza University of Rome in 1989.

Coach’s Board believes that Mr. Guerra is qualified to serve as a Director based on all of the experience described above, his past experience as a chief executive of a large publicly-traded global eyewear company, including his understanding of Coach’s business as the licensor of the Company’s eyewear line, and his understanding of the global luxury retail industry.

Susan Kropf

Director since 2006

Age: 68

Principal Occupation: Retired President and Chief Operating Officer of Avon Products

Board Committees: Human Resources; Governance and Nominations

Prior to her retirement in January 2007, Susan Kropf served as President and Chief Operating Officer of Avon Products with full profit-and-loss responsibility for all of Avon's worldwide operations. She was named to this role in 2001 and was a member of Avon’s Board of Directors beginning in January 1998. Ms. Kropf was reelected to Avon’s Board in May 2015. During her more than 30 year career at Avon, Ms. Kropf held key positions in marketing, product development and supply chain operations in addition to her general management roles. Notably, she was a leading force in the company’s emerging market growth. Ms. Kropf also serves on the Boards of Avon Products, Inc., Kroger Co., New Avon LLC and The Sherwin Williams Co. She serves on various committees of these Boards including Finance, Compensation and Nominating & Governance. Ms. Kropf holds a B.A. from St. John’s University and an M.B.A in Finance from New York University.

Coach's Board believes that Ms. Kropf is qualified to serve as a Director based on all of the experience described above, her experience as an executive officer of a major, publicly-traded, global consumer products company, her strong financial background, and her extensive experience in manufacturing, marketing, supply chain operations, customer service and product development.

2017 PROXY STATEMENT	21

PROPOSAL 1: ELECTION OF DIRECTORS

Annabelle Yu Long

Director Since 2016

Age: 44

Principal Occupation: Managing Partner, Bertelsmann Asia Investments; Chief Executive, Bertelsmann China Corporate Center

Board Committees: Audit

Annabelle Yu Long currently serves as a member of the Bertelsmann Group Management Committee, Chief Executive of Bertelsmann China Corporate Center, and Managing Partner of Bertelsmann Asia Investments. Formerly, she was a Principal at Bertelsmann Digital Media Investments. She joined the international media, services, and education company via the Bertelsmann Entrepreneurs Program in 2005. From 1996 to 2003, Ms. Long was a Producer and Lead Anchor for the Sichuan Broadcasting Group. From 1994 to 1996 she was a Producer and host for Chengdu People’s Radio Broadcasting. Ms. Long is an active member of the World Economic Forum’s Young Global Leaders Advisory Council and is also a member of its Global Agenda Council on the Future of Media, Entertainment & Information. In addition, she is a member of the Stanford Graduate School of Business Advisory Council. Ms. Long serves on the Board of Directors of both BitAuto (NYSE: BITA) and China Distance Education (NYSE: DL). Ms. Long holds a Bachelor of Science degree from the University of Electronic Science and Technology in Chengdu, China and an M.B.A. from the Stanford Graduate School of Business.

Coach's Board believes that Ms. Long is qualified to serve as a Director based on all the experience described above, her insight about the Chinese consumer and knowledge of and experience with the media landscape in China, along with her track record of investing in digital and lifestyle companies.

Ivan Menezes

Director since 2005

Age: 58

Principal Occupation: Chief Executive of Diageo plc

Board Committees: Audit

Ivan Menezes is an Executive Director and the Chief Executive of Diageo plc, a premium drinks company; he was appointed Chief Executive in July 2013 and has been an Executive Director since July 2012. Before then he held several executive and senior appointments at Diageo plc and was the Chief Operating Officer, Diageo plc since March 2012, the Chairman, Diageo Latin America & Caribbean since July 2011, the Chairman, Diageo Asia Pacific since October 2008, and the President and Chief Executive Officer of Diageo North America since January 2004. He previously served as President and Chief Operating Officer of Diageo North America from July 2002 and as President of Diageo, Venture Markets since July 2000. Before joining Diageo in 1997, he held senior marketing positions with Whirlpool Europe, a manufacturer and marketer of major home appliances, in Milan and was a principal with Booz Allen Hamilton, Inc., a strategy and technology consulting firm, both in Chicago and in London. Mr. Menezes also serves as an executive Director on the Board of Directors of Diageo plc. Mr. Menezes holds a Bachelor of Arts degree in Economics from St. Stephen’s College, Delhi, a post graduate diploma from the Indian Institute of Management, Ahmedabad and an M.B.A. degree from Northwestern University’s Kellogg School of Management.

Coach’s Board believes that Mr. Menezes is qualified to serve as a Director based on all of the experience described above, his experience as a Chief Executive of a major global consumer products company, his strong financial background, and his proven track record of driving international growth and expansion.

22	2017 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

William Nuti

Director since 2014

Age: 54

Principal Occupation: Chairman and Chief Executive Officer of NCR Corporation

Board Committees: Human Resources

William Nuti is the Chairman of the Board and Chief Executive Officer of NCR Corporation (“NCR”), a global technology company. Mr. Nuti became Chairman of the Board of Directors of NCR in October 2007, having joined the NCR Board of Directors in August 2005. Before joining NCR as President and Chief Executive Officer in August 2005, Mr. Nuti served as President and Chief Executive Officer of Symbol Technologies, Inc., an information technology company. Prior to that, he was Chief Operating Officer of Symbol Technologies. Mr. Nuti joined Symbol Technologies in 2002 following a 10 plus year career at Cisco Systems, Inc. (“Cisco”) where he advanced to the dual role of Senior Vice President of the company’s Worldwide Service Provider Operations and U.S. Theater Operations. Prior to his Cisco experience, Mr. Nuti held sales and management positions at International Business Machines Corporation, Netrix Corporation and Network Equipment Technologies. Mr. Nuti is also a director of United Continental Holdings, Inc. and is a member of its Audit Committee and previously served, within the last five years, as a director of Sprint Nextel Corporation. Mr. Nuti is also a director of the Compound Foundation, a member of the Georgia Institute of Technology advisory board and a trustee of Long Island University. He holds a Bachelor of Science degree in Economics and Finance from Long Island University.

Coach’s Board believes that Mr. Nuti is qualified to serve as a Director based on all of the experience described above, including his current role as a chief executive of a large public company, his experience as a director of other public companies, his demonstrated management and leadership experience, as well as his global sales and operations experience.

Director Qualifications

The Company does not set specific criteria for Directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including the independence requirements of the SEC, the NYSE and the Hong Kong Stock Exchange. Nominees for Director will be selected on the basis of outstanding achievement in their personal careers, board experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to Board duties. While the selection of qualified Directors is a complex and subjective process that requires consideration of many intangible factors, the GN Committee of the Board believes that each Director should have a basic understanding of (a) the principal operational and financial objectives, plans and strategies of the Company, (b) the results of operations and financial condition of the Company and its business, and (c) the relative standing of the Company and its business in relation to its competitors.

The Board believes that each of its current Directors meet all of these qualifications, as well as the individual qualifications presented above in each of their biographies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

2017 PROXY STATEMENT	23

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

This section should be read in conjunction with the Audit Committee Report presented below.

Ratification of Appointment of Auditors; Attendance at Meetings

The Audit Committee of Coach’s Board of Directors has appointed Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for fiscal year 2018. We are asking stockholders to ratify the appointment of D&T as our independent registered public accounting firm at the Annual Meeting. Representatives of D&T are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Our Bylaws do not require that the stockholders ratify the appointment of D&T as our independent auditors. However, we are submitting the appointment of D&T to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board of Directors and the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending June 29, 2019 (“fiscal year 2019”). Even if the appointment of D&T is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interests of the Company and our stockholders. At this time, the Board and the Audit Committee believe that the continued retention of D&T to serve as our independent auditors is in the best interest of the Company and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF D&T AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.

Fees for Audit and Other Services

The aggregate fees for professional services rendered by D&T for the fiscal years ended July 2, 2016 and July 1, 2017 were approximately as follows:

	Fiscal Year 2016	Fiscal Year 2017
Audit Fees(1)	$3,630,000	$3,988,000
Audit-Related Fees(2)	261,000	694,700
Tax Fees(3)	564,000	249,400
All Other Fees	2,000	0
(1)	Includes the audit of Coach’s annual consolidated financial statements and internal control over financial reporting, as well as the review of quarterly financial statements and assistance with regulatory and statutory filings.
(2)	Includes consultations related to the Kate Spade acquisition and related debt financing, registration statement procedures, other accounting consultations and audits of employee benefit plans.
(3)	Tax fees represent fees for professional services related to national tax consulting services.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for approving audit fees and is required to pre-approve all services provided by the independent auditors to assure that these services do not impair the auditors independence. Services that have not received pre-approval will require specific review and approval by the Audit Committee. In addition, when the scope of services being provided (and the related fees) meaningfully change, Coach and the independent auditors will provide an update to the Audit Committee. All services described in the table above have been approved by the Audit Committee or the Audit Committee Chair on an engagement-by-engagement basis.

The Audit Committee considered the services listed above to be compatible with maintaining D&T’s independence.

24	2017 PROXY STATEMENT

AUDIT COMMITTEE REPORT

The Audit Committee (the “Audit Committee”) of the Board of Directors of Coach, Inc. (“Coach”) is responsible for overseeing Coach’s accounting and financial reporting principles and policies, financial statements and the independent audit thereof, and Coach’s internal audit controls and procedures. The Audit Committee is also responsible for selecting and evaluating the independence of Coach’s independent auditors and for pre-approving the audit and non-audit services rendered by the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including Coach’s systems of internal controls. The independent auditors are responsible for auditing the annual consolidated financial statements prepared by management and expressing an opinion as to whether those financial statements conform with accounting principles generally accepted in the United States of America as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended July 1, 2017 with management and Coach’s independent auditors. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of Coach’s accounting principles and such other matters as are required to be discussed with the Audit Committee. Coach’s independent auditors discussed their independence and also provided to the Audit Committee the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors of Coach that the audited financial statements be included in Coach’s Annual Report on Form 10-K for the fiscal year ended July 1, 2017 that has been filed with the Securities and Exchange Commission.

Audit Committee

David Denton, Chair
Andrea Guerra
Annabelle Yu Long
Ivan Menezes

2017 PROXY STATEMENT	25

EXECUTIVE OFFICERS

The following table sets forth information regarding each of Coach’s executive officers as of September 29, 2017:

Name	Age	Position
Victor Luis(1)	51	Chief Executive Officer and Director
Kevin Wills	51	Chief Financial Officer
Todd Kahn	53	President, Chief Administrative Officer and Secretary
Joshua Schulman	46	President and Chief Executive Officer, Coach Brand
Ian Bickley	53	President, Global Business Development and Strategic Alliances
Sarah Dunn	57	Global Human Resources Officer
(1)	Information regarding Mr. Luis is listed under Proposal 1: Election of Directors

Kevin Wills was appointed Chief Financial Officer in February 2017, responsible for all finance functions, global inventory management, corporate real estate and facilities. Mr. Wills joined Coach from AlixPartners LLP, a global business advisory firm, where he served as Managing Director and Chief Financial Officer since March 2014. At AlixPartners, Mr. Wills was responsible for all financial management, capital restructuring and mergers and acquisitions. Prior to AlixPartners, Mr. Wills was Executive Vice President and Chief Financial Officer of Saks Incorporated, owner of the Saks Fifth Avenue, Saks.com and Off 5th franchises, where he worked for nearly 16 years in various finance, strategic-planning, administration and operations positions. Before joining Saks Inc., Mr. Wills served as Vice President and Controller for the Tennessee Valley Authority, an energy producer. Mr. Wills started his career in 1988 as a Business Assurance Manager for Coopers and Lybrand (now known as PwC), an accounting and financial services firm. He has a BS in Business Administration from Tennessee Technological University and is a Certified Public Accountant. In addition, Mr. Wills is currently Chairman of the Board of Tivity Health Inc., where he has been a Director since 2012.

Todd Kahn was appointed President, Chief Administrative Officer and Secretary in May 2016. Mr. Kahn joined Coach as Senior Vice President, General Counsel and Secretary in January 2008. He was appointed Executive Vice President in 2011, Executive Vice President, Corporate Affairs in May 2013, Global Corporate Affairs Officer in April 2014 and Chief Administrative Officer in August 2015. Prior to joining Coach, from July to September 2007, Mr. Kahn served as President and Chief Operating Officer of Calypso Christian Celle, a luxury lifestyle brand. From January 2004 until July 2007, Mr. Kahn served as Executive Vice President and Chief Operating Officer of Sean John, a private lifestyle apparel company. From August 2001 until December 2003, he was President and Chief Operating Officer of Accessory Network, a private accessory company. Before joining Accessory Network, Mr. Kahn served as President and Chief Operating Officer of InternetCash Corporation, an Internet payment technology company. He served as Executive Vice President and Chief Operating Officer of Salant Corporation, a public apparel company, after joining the company as Vice President and General Counsel in 1993. From 1988 until 1993, Mr. Kahn was a corporate attorney at Fried, Frank, Harris, Shriver and Jacobson in New York. Mr. Kahn received a Bachelor of Science degree from Touro College and a Juris Doctor from Boston University Law School.

Joshua Schulman was appointed President and CEO of the Coach Brand in June 2017, responsible for all aspects of the Coach Brand globally. Prior to joining Coach, Mr. Schulman served as President, Bergdorf Goodman and NMG International at Neiman Marcus Group. Mr. Schulman joined Neiman Marcus Group in 2012 and assumed additional responsibility for NMG International with the acquisition of MyTheresa.com in 2014. From 2007 until 2012, Mr. Schulman was Chief Executive Officer of Jimmy Choo, Ltd. Prior to Jimmy Choo, Mr. Schulman served in senior executive roles at global retail and luxury brands including Managing Director, International Strategic Alliances, Gap, Inc., Executive Vice President, Worldwide Merchandising and Wholesale, Yves Saint Laurent, as well as Worldwide Director, Women’s Ready-to-Wear, Gucci. Mr. Schulman attended New York University and Parsons School of Design. In addition, Mr. Schulman sits on the Board of Farrow & Ball, Ltd.

Ian Bickley was appointed President, Global Business Development and Strategic Alliances for Coach, Inc., effective as of July 2, 2017. Mr. Bickley is responsible for strategic partnerships across the Company's portfolio of brands. Mr. Bickley has oversight of the Company's global real estate portfolio and, together with the brand presidents, leads the development of Coach, Inc.'s global multi-brand distribution infrastructure including strategic distributor and joint-venture relationships, licensing partnerships and collaborations. Between 2013 and 2017, Mr. Bickley was President, International Group responsible for all of the Coach Brand's international businesses, including management of direct retail businesses and oversight for wholesale and distributorship businesses around the world. In addition, he led the development of all new and emerging markets for the Coach Brand globally. Mr. Bickley joined Coach in May 1993 as

26	2017 PROXY STATEMENT

EXECUTIVE OFFICERS

Director, International Planning & Operations and assumed responsibility for Japanese business development two years later. In 1997, he became Vice President, Japan, and relocated to Tokyo. In 2001, Mr. Bickley was promoted to President of Coach Japan, Inc. Prior to joining Coach, from 1989 to 1993, Mr. Bickley was Director of Operations for Quick Response GMBH, a marketer and manufacturer of women’s apparel based in Munich, Germany. From 1988 to 1989, he served as a consultant for the LEK Partnership, a strategic management consulting firm, also based in Munich. Mr. Bickley serves as a Director of Crocs, Inc. Mr. Bickley holds a Bachelor of Arts degree in Economics from Harvard College.

Sarah Dunn was appointed Global Human Resources Officer in April 2014, after becoming Executive Vice President in

August 2011, and joining Coach as Senior Vice President, Human Resources in July 2008. Prior to joining Coach, Ms. Dunn held executive positions at Thomson Financial and at Reuters, international multimedia news and financial information agencies in London and New York. She joined Thomson Financial in 2003 as Chief Content Officer and was appointed Executive Vice President, Human Resources and Organizational Development in April 2005. Prior to that at Reuters she was President of Corporates and Media Division and she also served as Chief Executive Officer of Lipper, and as a Board Member of Factiva. Ms. Dunn holds a Bachelor of Science degree in Human Sciences from University College, London, U.K., and a Masters degree in Information Science from City University, London.

2017 PROXY STATEMENT	27

COACH STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents information, as of August 31, 2017, except as otherwise noted below, with respect to the beneficial ownership of Coach’s common stock by each stockholder known to us to be the beneficial owner of more than 5% of our common stock, each Director and Director nominee, our NEOs, and all Directors and executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

In general, “beneficial ownership” by an individual or entity includes those shares a Director or executive officer has the power to vote, or the power to transfer, and stock options or other derivative securities that are exercisable currently or will become exercisable within 60 days; however, shares exercisable within 60 days are not considered outstanding for purposes of computing the percentage of ownership of any other individual or entity. Where indicated, the beneficial ownership described below includes share unit balances held under Coach’s stock incentive plans and Non-Qualified Deferred Compensation Plan for Outside Directors. The value of share units and share equivalents mirrors the value of Coach’s common stock. The amounts ultimately realized by the Directors will reflect all changes in the market value of Coach common stock from the date of deferral or accrual until the date of payout. The share equivalents do not have voting rights but are credited with dividend equivalents, if any, which will be forfeited if the underlying award forfeits. Unless otherwise indicated, the address of all listed stockholders is c/o Coach, Inc., 10 Hudson Yards, New York, New York 10001.

Beneficial Owner	Shares owned	Percent of Class
T. Rowe Price Associates, Inc.(1)	28,494,974	9.94%
Vanguard(2)	28,408,123	9.91
Blackrock(3)	17,056,796	5.95
Amundi(4)	16,449,684	5.74
Dodge & Cox(5)	15,192,276	5.30
Victor Luis(6)	1,256,813	*
Kevin Wills(7)	0	*
Andre Cohen(8)	21,299	*
Ian Bickley(9)	449,591	*
Todd Kahn(10)	245,291	*
Andrea Resnick(11)	159,333	*
Jane Nielsen	0	*
David Denton(12)	53,867	*
Andrea Guerra(13)	25,631	*
Susan Kropf(14)	79,386	*
Annabelle Yu Long(15)	11,037	*
Ivan Menezes(16)	60,679	*
William Nuti(17)	38,867	*
Stephanie Tilenius(18)	48,178	*
Jide Zeitlin(19)	127,364	*
All Directors and Officers as a Group (17 people)(20)	2,799,250	*
*	Less than 1%.
(1)	T. Rowe Price Associates, Inc. (“Price Associates”), as of December 31, 2016, possessed sole voting power with respect to 11,276,653 securities and sole dispositive power with respect to 28,494,974 securities, based on Amendment No. 1 of a Schedule 13G filed with the SEC on filed on March 31, 2017. Price Associates is located at 100 E. Pratt Street, Baltimore, MD 21202.
(2)	The Vanguard Group (“Vanguard”), as of December 31, 2016, possessed sole voting power with respect to 447,291 securities, shared voting power with respect to 64,285 securities, sole dispositive power with respect to 27,914,792 securities and shared dispositive power with respect to 493,331 securities, based on a Amendment No. 3 of a Schedule 13G filed with the SEC on April 28, 2017. Vanguard is located at 100 Vanguard Boulevard, Malvern, PA 19355.
(3)	Blackrock, Inc. (“Blackrock”), as of December 31, 2016, possessed sole voting power with respect to 14,419,958 and sole dispositive power with respect to 17,056,796 securities, respectively, based on Amendment No. 5 of a Schedule 13G filed with the SEC on January 23, 2017. Blackrock is located at 55 East 52nd Street, New York, New York 10055.
(4)	Amundi, as of December 31, 2016, possessed shared voting power with respect to 16,420,050 and shared dispositive power with respect to 16,449,684 securities and Amundi Asset Management, a wholly-owned subsidiary of Amundi, possessed shared voting power with respect to 16,231,979 and shared dispositive power with respect to 16,247,741 securities. Amundi is located at 91-93 boulevard Pasteur, 75015 Paris, France and Amundi Asset Management is located at 90 boulevard Pasteur, 75015 Paris, France. The ownership information set forth is based in its entirety on material contained in the Schedule 13G filed with the SEC on February 13, 2017 by Amundi.
28	2017 PROXY STATEMENT

COACH STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(5)	Dodge & Cox (“Dodge”), as of December 31, 2016, possessed sole voting power with respect to 14,315,826 securities and sole dispositive power with respect to 15,192,276 securities, respectively, based on Amendment No. 4 of a Schedule 13G filed with the SEC on March 20, 2017. Dodge is located at 555 California Street, 40th Floor, San Francisco, California 94104.
(6)	Includes 1,105,775 shares of common stock that may be purchased within 60 days of August 31, 2017 pursuant to the exercise of options.
(7)	Employment commenced on February 21, 2017; no common stock may be purchased within 60 days of August 31, 2017.
(8)	Includes 21,299 shares of common stock that may be purchased within 60 days of August 31, 2017 pursuant to the exercise of options.
(9)	Includes 353,280 shares of common stock that may be purchased within 60 days of August 31, 2017 pursuant to the exercise of options.
(10)	Includes 218,085 shares of common stock that may be purchased within 60 days of August 31, 2017 pursuant to the exercise of options.
(11)	Includes 120,701 shares of common stock that may be purchased within 60 days of August 31, 2017 pursuant to the exercise of options.
(12)	Includes 32,281 shares of common stock that may be purchased within 60 days of August 31, 2017 pursuant to the exercise of options.
(13)	Includes 21,227 shares of common stock that may be purchased within 60 days of August 31, 2017 pursuant to the exercise of options.
(14)	Includes 58,499 shares of common stock that may be purchased within 60 days of August 31, 2017 pursuant to the exercise of options.
(15)	Includes 11,037 shares of common stock that may be purchased within 60 days of August 31, 2017 pursuant to the exercise of options.
(16)	Includes 48,449 shares of common stock that may be purchased within 60 days of August 31, 2017 pursuant to the exercise of options and 7,812 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors and the 2016 Amended Stock Incentive Plan.
(17)	Includes 32,281 shares of common stock that may be purchased within 60 days of August 31, 2017 pursuant to the exercise of options.
(18)	Includes 39,066 shares of common stock that may be purchased within 60 days of August 31, 2017 pursuant to the exercise of options.
(19)	Includes 72,499 shares of common stock that may be purchased within 60 days of August 31, 2017 pursuant to the exercise of options and 50,726 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors and the 2016 Amended Stock Incentive Plan.
(20)	Includes 2,318,687 shares subject to options exercisable within 60 days of August 31, 2017 and 58,538 stock equivalents held by our Outside Directors.

2017 PROXY STATEMENT	29

PROPOSAL 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION

This section should be read in conjunction with the Compensation Discussion and Analysis and Executive Compensation sections and the Human Resources Committee Report presented below.

In accordance with Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from its stockholders to approve the compensation of its NEOs as described in the Compensation Discussion and Analysis section beginning on page 32 and the Executive Compensation section beginning on page 54.

In deciding how to vote on this proposal, the Board encourages you to read both the Compensation Discussion and Analysis and Executive Compensation sections. The HR Committee has made significant enhancements in recent years to strengthen the link between pay and performance, to further link compensation to our overall compensation objectives described below, and to clearly detail the rationale for its pay decisions.

Our executive compensation program is designed to provide the level of compensation necessary to attract and retain talented and experienced executives, align compensation with the long-term interests of our stockholders and motivate executives to achieve our short-term and long-term strategies. We reward our NEOs and employees for furthering the Company’s primary objective: driving innovation across all of our brands and adopting strategies that promote long-term brand health and sustained increases in stockholder value through ongoing sales and earnings growth. Pay for performance is core to our program. Reflecting this commitment and due to the fact that the Company exceeded its fiscal year 2017 objectives, certain of our NEOs’ compensation components paid out above established targets. Conversely, the Company did not achieve its fiscal year 2015-2017 PRSU target goals, and this compensation component paid out below target. Overall, we believe our executive compensation program meets each of our compensation objectives.

The Board recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the proxy statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the accompanying executive compensation tables and related narrative.”

Adoption of the above resolution requires “FOR” votes from a majority of the votes cast on the matter at the Annual Meeting. Because your vote is advisory, it will not be binding upon the Company, the Board or the HR Committee. However, the Board values stockholders’ opinions and the HR Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions. The Board has adopted a policy of providing for annual advisory votes from stockholders on executive compensation. The next such vote is expected occur at the 2018 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION.

30	2017 PROXY STATEMENT

PROPOSAL 4: APPROVAL, ON A NON-BINDING ADVISORY BASIS, ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION

In addition to the advisory vote to approve executive compensation, the Company is seeking a non-binding resolution from stockholders as to how often they believe the advisory vote to approve executive compensation should be held in the future. When this advisory vote was last held in 2011, stockholders indicated a preference to hold the advisory vote to approve executive compensation each year and the Board implemented this standard.

The Board continues to believe that an annual advisory vote to approve executive compensation is the most appropriate policy for our stockholders and the Company. Although the Company’s executive compensation program is designed to promote a long-term connection between pay and performance, the Company’s executive compensation disclosures are made annually. An annual vote provides stockholders with the opportunity to express their views on a regular basis and provides more immediate feedback on the Company’s executive compensation practices as disclosed in its annual proxy statement.

Regardless of the frequency of the advisory vote to approve executive compensation, the HR Committee will remain committed to considering feedback from stockholders as it continues to refine and evaluate the Company’s compensation programs.

While the Board recommends an annual advisory vote to approve executive compensation, the voting options are to hold the advisory vote to approve executive compensation each year, every two years or every three years.

Generally, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve matters presented to stockholders. However, if none of the frequency options — one year, two years or three years — receives the required majority vote, the option receiving the greatest number of votes will be considered the frequency selected by the stockholders. Although this vote is not binding, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency with which advisory votes on executive compensation will be held.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR “1 YEAR” AS THE FREQUENCY WITH WHICH FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION SHOULD BE HELD BY THE COMPANY.

2017 PROXY STATEMENT	31

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation program for the following individuals, all of whom are considered NEOs for fiscal year 2017.

Name	Title
Victor Luis	Chief Executive Officer
Kevin Wills(1)	Chief Financial Officer
Andre Cohen(2)	Former President, North America and Global Marketing
Ian Bickley(3)	President, Global Business Development and Strategic Alliances
Todd Kahn	President, Chief Administrative Officer and Secretary
Andrea Resnick(4)	Global Head of Investor Relations and Corporate Communications
Jane Nielsen(5)	Former Chief Financial Officer
(1)	Mr. Wills joined the Company on February 21, 2017.
(2)	Mr. Cohen left the Company after the end of fiscal year 2017.
(3)	Mr. Bickley was President, International Group through the end of fiscal year 2017; his current role went into effect at the start of fiscal year 2018.
(4)	Ms. Resnick served as Interim Chief Financial Officer from August 20, 2016 until Mr. Wills joined the company on February 21, 2017.
(5)	Ms. Nielsen left the Company after the end of fiscal year 2016.

This Compensation Discussion and Analysis is divided into the following sections:

32	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Coach’s Transformation and Long-Term Strategic Plan

Fiscal year 2017 was a transformational year for the Company. We continued to focus on elevating the perception of the Coach Brand through compelling product, differentiated store concepts and emotional marketing. We drove global Stuart Weitzman Brand awareness and made important investments in key leadership and design talent. We also took a major step in our corporate transformation with the acquisition of Kate Spade & Company, which was announced in late fiscal year 2017 and completed in early fiscal year 2018, establishing Coach, Inc. as a New York-based house of modern luxury lifestyle brands.

During fiscal year 2017 we also:

Delivered double-digit increases in Coach, Inc. net income and earnings per diluted share, consistent with our guidance;
Continued to gain traction on the Coach Brand transformation, delivering strong international results and positive comparable North America Coach Brand sales each quarter;
Achieved double-digit Stuart Weitzman sales growth for the year on a comparable 52 week basis; and
Continued to return capital to stockholders by declaring a dividend each quarter of $.3375 per share, maintaining an annual rate of $1.35 per share for fiscal year 2017.

Select Coach, Inc. fiscal year 2017 financial highlights:

	Fiscal Year 2017 Results(1) ($ in millions, except per share amounts)
Measure	GAAP(2)	Non-GAAP(2)	Change Versus Fiscal Year 2016 on a GAAP Basis(3)	Change Versus Fiscal Year 2016 on a Non-GAAP Basis(3)	Change Versus Fiscal Year 2016 on a Non-GAAP Basis Adjusted for 52 Weeks(4)
Net sales	$4,488.3	$4,488.3	0%	0%	2%
Diluted earnings per share	2.09	2.15	27%	9%	13%
Annual cash dividend	$1.35 per share as of July 2017			No Change
Total stockholder return(5)	20%
(1)	See APPENDIX A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.
(2)	Fiscal year 2017 was a 52 week year.
(3)	Fiscal year 2016 was a 53 week year; these columns reflect change versus fiscal year 2016 on a 53 week basis.
(4)	This column reflects change versus fiscal year 2016 on a comparable 52 week basis.
(5)	Total stockholder return with dividends reinvested.
2017 PROXY STATEMENT	33

COMPENSATION DISCUSSION AND ANALYSIS

In addition to the fiscal year 2017 highlights noted above, we also implemented a new multi-brand leadership structure during the fiscal year to support future growth and appointed:

Joshua Schulman as President and Chief Executive Officer of the Coach Brand and Ian Bickley as President, Global Business Development and Strategic Alliances for Coach, Inc., two newly created roles reporting to Mr. Luis; and
Wendy Kahn as Stuart Weitzman Brand Chief Executive Officer and Brand President and Giovanni Morelli as Stuart Weitzman Brand Creative Director.

Building on the momentum of fiscal year 2017, we announced strategies for future growth as a house of brands uniting under the following common philosophy:

Drive brand-led strategies that focus on the consumer and on an inclusive approach to luxury;
Focus on innovation across product, marketing and experiences in stores and digital channels; and
Generate sustainable revenue and earnings growth through strategies that are focused on long-term brand health.

Results of Stockholder Advisory Vote to Approve Executive Compensation and the HR Committee's Response to Stockholder Feedback

At our 2016 Annual Meeting of Stockholders, approximately 97% of the votes cast were in favor of our advisory vote on executive compensation, an increase of 35 percentage points over the fiscal year 2015 result. The HR Committee believes the result reflects strong stockholder support for the executive compensation program, including the changes made to Coach's compensation programs in fiscal years 2016 and 2017. The changes resulted from investor and proxy advisory firm feedback and in alignment with our Board approved strategic plans.

Ahead of the 2015 and 2016 annual meeting of stockholders, the HR Committee Chair and members of management reached out to investors to understand their perspectives on the Company's executive compensation program. Several investors asked the HR Committee to consider selecting more traditional measures for performance restricted stock unit awards (such as return on assets or return on investment), and to set financial performance targets for annual incentives not lower than the prior year's results.

This feedback and advice from our executive compensation consultants, CAP, on trends and best practices, were considered by the HR Committee in setting fiscal year 2017 and 2018 executive compensation. Significant changes to fiscal year 2017 and 2018 compensation are reflected in the table below:

Compensation Program Changes	Rationale
For Fiscal Year 2017
Changed the performance measures for performance RSUs (“PRSUs”) under the long-term incentive plan to cumulative net income (75% weighted) and average return on net assets (25% weighted).
• Considered board-approved strategic plan, stockholder feedback, management input, and investor voting policies.

• Return on net assets (“RONA”) supports efficient deployment of capital and is viewed by members of the investment community as an excellent metric for supporting long-term value creation.

• These metrics do not overlap with the metrics in the Annual Incentive Plan.

PRSUs granted in fiscal year 2017 cliff vest after three years based on performance results for fiscal years 2017-2018 (two years).	• Maintained multi-year goals while reducing impact of non-controllable events on the goal setting process.
Increased CEO annual and long-term incentive opportunities.

Used performance stock options for all incremental long-term incentive value.

New CEO long-term incentive mix is: 40% PRSUs, 33% performance stock options, and 27% traditional stock options.

• Considered CEO and Company performance to-date related to the strategic transformation of the company, as discussed above.

• When benchmarked versus peer group CEOs, target compensation was below median. The increases to incentive compensation better align Mr. Luis to the peer group.

• Stock options focus executives on stock price growth over the long-term (up to 10 years).

• Performance stock options vest only if a three year free cash flow goal is achieved. Free cash flow is a driver of value creation not used in other incentive programs.

34	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Changes	Rationale
Selective increases in annual and long-term incentive opportunities for key executives.

Changed long-term incentive mix for executives with President title to 40% PRSUs, 40% traditional stock options, and 20% RSUs, from 33% PRSUs, 33% traditional stock options, and 33% RSUs.

• Retain key executive talent in a highly competitive industry.

• Increased the weight on performance-based long-term incentive vehicles (PRSUs and stock options) to increase the focus on mid-term, multi-year net income and RONA goals, and long-term stock price growth.

For Fiscal Year 2018
No salary increases for fiscal year 2018 for NEOs in September 2017, as part of the annual review cycle.	• Ongoing expense control.
Removed operational performance component from Annual Incentive Plan.	• Simplify program and drive focus on shared financial success.
Lengthened vesting schedule for annual stock option and RSU awards to four years from three years; no change to three year cliff vesting of CEO performance options.	• Longer vesting encourages retention and reduces SG&A expense for the next three years.
Narrowed the performance and payout curves for the net sales component in the Annual Incentive Plan.	• New curves better reflect the range of likely net sales outcomes and market practice.
Awarded bonuses to the following NEOs and select other employees in connection with the Kate Spade acquisition: Kevin Wills - $200,000; Todd Kahn - $150,000; Ian Bickley - $125,000 and Andrea Resnick - $75,000.
• Bonuses help retain key talent through a period of transition and reward select employees for their hard work on the Kate Spade acquisition and ongoing integration.

Fiscal Year 2017 Compensation Summary

Key decisions on fiscal year 2017 compensation made by the HR Committee were intended to align with our long-term strategic plan and include an appropriate balance of fixed and performance-based pay elements. These decisions were informed by a peer company compensation benchmarking review prepared by the Committee's compensation consultant, CAP. Highlights include:

Base Salary

•	Salary increases for fiscal year 2017 were awarded to some NEOs in September 2016 as part of the standard annual review cycle.

Fiscal Year 2017 Annual Incentives

•	The HR Committee set financial and operational goals under the Annual Incentive Plan which required growth versus the prior year's actual results and were aligned with our long-term strategy and external guidance.
•	Following the end of the fiscal year, the NEOs earned a payout of 106.4% of target for Coach, Inc. financial performance, with payouts for business unit financial performance ranging from 86.2% to 92.3% of target.
•	Individual performance against pre-determined operational goals resulted in payouts for our NEOs ranging from 83% to 175% of their target opportunity.
•	Details are found in the Annual Incentive Plan section below.

Long-Term Incentive Opportunity and Mix

•	As described in the above Compensation Program Changes table, the HR Committee increased Mr. Luis' fiscal year 2017 long-term incentive award grant value to approximately $9,000,000 from $6,000,000. The $3,000,000 incremental value was granted in the form of performance stock options, with vesting contingent on the Company's achievement of a three-year cumulative free cash flow goal. Details of these grants are found in the Long-Term Incentive Plan section below.
•	As noted in the above Compensation Program Changes table, the HR Committee increased the long-term incentive award opportunity for Messrs. Cohen, Bickley and Kahn. Details of these grants are found in the Long-Term Incentive Plan section below.
2017 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

Granted Fiscal Year 2017-2019 PRSUs (“FY17-19 PRSUs”)

•	The HR Committee set challenging goals for cumulative net income and average return on net assets for FY17-19 PRSU awards granted to each NEO. These awards have a two-year performance period and may vest on the third anniversary of the grant date subject to the NEO's continued employment. Details are found in the Long-Term IncentivePlan section below.

Settled Fiscal Year 2015-2017 PRSUs (“FY15-17 PRSUs”)

•	Following fiscal year 2017, all NEOs (with the exception of Mr. Wills), earned 70.9% of their target FY15-17 PRSUs. Details are found in the Long-Term Incentive Plan section below.

CFO Transition

•	Ms. Nielsen left the Company in August 2016 and Mr. Wills joined the company in February 2017.
•	Ms. Resnick served as Interim Chief Financial Officer, while continuing to perform her duties as Global Head of Investor Relations and Corporate Communications. The HR Committee awarded Ms. Resnick an additional cash bonus payment of $300,000 for the period she served as interim CFO and a $500,000 special RSU award vesting in full after three years. Details related to her RSU are found in the Long-Term Incentive Plan section below.

•	Mr. Wills joined the Company in February 2017; his compensation took into account amounts he forfeited upon leaving his former employer, and included a $1,500,000 sign on bonus (paid partly in fiscal year 2017 and partly in fiscal year 2018), and a $3,500,000 RSU award vesting ratably over four years. If Mr. Wills voluntarily resigns within 24 months or is terminated for “cause” (as defined in his offer letter) he is required to pay back his sign on bonus in full and his unvested equity will forfeit.

The following charts depict the relationship between the primary elements of the Company's target annual total direct compensation mix for fiscal year 2017 for each NEO. For our CEO, 89% of his target total compensation is performance-based. For the other NEOs, 65% of target total compensation is performance-based. The chart illustrates target total compensation for fiscal year 2017 as described in the Base Salary, Annual Incentive Plan and Long-Term Incentive Plan sections below.

Fiscal Year 2017 Target Annual Total Direct Compensation Mix

(1)	These charts represent regular, ongoing annual target compensation and exclude one-time compensation (special PRSUs, RSUs). The Average of Other NEO chart excludes Ms. Nielsen's compensation, as she left the Company before the end of fiscal year 2017, and Ms. Resnick's compensation, as she was Interim Chief Financial Officer until Mr. Wills joined the Company on February 21, 2017.
36	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Practices

Coach’s executive compensation philosophy is focused on pay for performance and reflects governance practices that align with the needs of our business. Below is a summary of compensation practices we have adopted to drive performance and to align with stockholder interests, alongside those practices we do not employ.

What We Do	What We Don’t Do
Pay for Performance Philosophy.	No Excise Tax Gross Ups Upon Change in Control.
Minimum Stock Ownership Policy for NEOs.	No Excessive Executive Perquisites.
Double Trigger Equity Acceleration Upon a Change-in-Control.	No Tax Gross Ups on Perquisites or Benefits.
Independent Consultant Retained by HR Committee.	No Payment of Dividends on Unvested Long-term Incentives.
Regular Review of Share Utilization.	No Repricing of Underwater Stock Options Without Stockholder Approval.
Maintain a Clawback Policy.	No Inclusion of Long-term Incentive Awards in Severance or Retirement Benefit Calculations.
Minimum Required Notice Period for NEOs.	No Permitted Hedging, Short Sales or Derivative Transactions in Company stock.
No guaranteed salary increases or guaranteed annual incentive bonuses for NEOs.
No Fixed Term or Evergreen NEO Employment.

2017 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

What We Pay and Why

Compensation Program Objectives

Over the long term, the Company is focused on driving innovation across all of our brands and adopting strategies that promote long-term brand health and sustained increases in stockholder value through ongoing sales and earnings growth.

Our compensation programs are aligned with this objective: we deliver a market-competitive level of fixed compensation, with the opportunity for above-average rewards when the Company and the executive exceed our performance objectives. The compensation program for Coach’s NEOs is designed to serve the following goals:

•	Reward performance, with performance-based pay constituting a significant portion of total compensation;
•	Support the attainment of the Company's short- and long-term strategic and financial objectives;
•	Align NEOs’ interests with those of our stockholders and encourage ownership of Company stock by our NEOs;
•	Reward NEOs for achieving the challenging financial and strategic targets that we believe ultimately will drive stockholder value;
•	Enable us to attract and retain the executive talent necessary to profitably grow our business and drive stockholder value; and
•	Be competitive with our peer companies.

Successful execution of our long-term strategic plan will require a high level of executive talent, with competitive and motivational compensation programs specifically tied to our goals and objectives.

Elements of Compensation

Compensation for our NEOs includes both fixed and performance-based components, with an emphasis on performance-based pay elements. We consider a component to be performance-based if the amount eventually earned or paid varies based on one or more elements of the Company’s financial performance (e.g., operating income, earnings per share, etc.), operational performance (e.g., efficiency, international business development and measurable brand health momentum) or stock price performance. For fiscal year 2018, the Annual Incentive Plan will be based fully on the Company's financial performance. Performance-based components are designed so that above-plan performance is rewarded with above-target payouts and vice versa. The fixed components of compensation are designed to be competitive and remain a minority portion of the total mix. We do not attempt to align each element of compensation to specific peer company percentiles or ratios; rather peer company data is one of several factors considered by the HR Committee when determining executive compensation. See the Compensation Decision Making Process section for details.

38	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The following table briefly describes each element of compensation. A detailed explanation of each component for fiscal year 2017 is provided in the next section, Fiscal Year 2017 Compensation.

Compensation Component	Reason to Provide	Performance Based	Not- Performance Based	Value Linked to Stock Price	Value Not Linked to Stock Price
Annual Incentive	Rewards our NEOs for achieving the annual financial and operational performance goals established by the HR Committee early in each fiscal year.
Long-term Incentive: PRSUs	Granted annually to all NEOs to drive focus on Coach’s long-term performance, align executive rewards with stockholders, and link explicitly to achievement of long term value creation.
Long-term Incentive: Stock Options
Granted annually to all NEOs to drive focus on Coach’s long-term performance and align executive rewards with stockholders. Stock options have value only when our stock price increases from the price on the date of grant so they are a critical motivational tool to support Coach’s success and growth; we utilize stock options because of this strong pay for performance relationship.

Long-term Incentive: Performance Stock Options
Granted annually to the CEO to drive focus on Coach’s long-term performance and align his reward with stockholders. Like traditional stock options, this award only has value when our stock price increases from the price on the date of grant and an additional three year financial performance measure (e.g. three year cumulative free cash flow) is surpassed. Performance stock options are a critical motivational tool to support Coach’s success and growth; we utilize stock options because of this strong pay for performance relationship.

Long-term Incentive: RSUs
Granted annually to NEOs other than Mr. Luis to encourage retention. Although the number of shares earned is fixed, provided the executive is still employed, their value rises and falls with the price of our common stock, adding a performance element.

Base salary
Paid to all NEOs; competitive base salaries are necessary to attract and retain qualified, high-performing executives. Prior experience, scope of responsibility and performance are key elements considered in setting base salaries.

Benefits & Limited Perquisites	Offered to all NEOs; competitive benefits and modest perquisites are necessary to attract and retain qualified, high-performing executives.

2017 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2017 Compensation

Base Salary

Coach employees, including our NEOs, are paid a salary based on the responsibilities of their positions, the skills and experience required for the position, their individual performance, business performance, labor market conditions and with consideration to salary levels for similar positions in our peer companies.

The annual salary rates in effect during fiscal year 2017 for our NEOs are listed below:

Named Executive Officer(1)	Start of Year Annual Salary Rate	FY17 Merit Increase	Effective Date of Increase	End of Year Annual Salary Rate	Salary Earned in FY17(2)
Victor Luis	$1,300,000	3.8%	September 4, 2016	$1,350,000	$1,289,744
Kevin Wills	750,000	0.0%	N/A	750,000	242,308
Andre Cohen	950,000	0.0%	N/A	950,000	913,462
Ian Bickley	800,000	3.8%	September 4, 2016	830,000	793,077
Todd Kahn	750,000	0.0%	N/A	750,000	721,154
Andrea Resnick	450,000	5.6%	September 4, 2016	475,000	452,564
Jane Nielsen	700,000	0.0%	N/A	700,000	96,026
(1)	Mr. Wills joined the company in February 2017 and was not eligible for a merit increase; Messrs. Kahn and Cohen did not receive a standard merit increase at the start of fiscal year 2017 because they received an off cycle increase late in fiscal year 2016 as a result of organization restructuring and added scope and responsibilities as described in the Company's proxy statement for fiscal year 2016; Ms. Nielsen left the Company in August 2016 and was not eligible for a merit increase.
(2)	Salary amounts reflect the actual base salary payments made in fiscal year 2017. In fiscal year 2017, base earnings for bonus calculation purposes were adjusted upwards by two weeks due to a payroll timing change that affected all US payrolled employees including NEOs active in October, 2016. The amounts shown in this column do not include this adjustment.

Annual Incentive Plan

In setting the financial and operational performance measures, targets, and incentive payout schedule for the Annual Incentive Plan, the HR Committee considers prior fiscal year performance, desired financial and operational performance levels in line with our annual operating plan and long-term strategic plan, and macroeconomic conditions. Actual payments are made in cash to all participants, based on the degree to which the objectives have been achieved, as certified and approved by the HR Committee. No executive may receive an annual incentive payment exceeding $6.0 million under the Annual Incentive Plan for any fiscal year.

The fiscal year 2017 target award levels for each NEO were assigned by the HR Committee based on the role and responsibility of each position and on peer company target award levels for similar positions.

For executives other than Mr. Luis, the Annual Incentive Plan for fiscal year 2017 included a financial component, weighted 80%, and an operational component, weighted 20%. The operational component, approved by the HR Committee, contained one or more strategic goals for each NEO which supported and enabled the Company’s success against the annual operating plan and long-term strategic plan. Payments under the 2017 Annual Incentive Plan were also conditioned upon the achievement of a performance gate of adjusted net income of at least $250 million for fiscal year 2017, which was attained.

Mr. Luis’ annual incentive was based solely on the financial component for Coach, Inc. because, as CEO, Mr. Luis has ultimate responsibility for delivering financial results for stockholders.

40	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The fiscal year 2017 Annual Incentive Plan components for each NEO are displayed below.

			Component and its Weight as a Percent of Each NEOs Target Annual Incentive
Named Executive Officer	Business Unit	Target Annual Incentive as a % of Salary earned	Coach, Inc. Component	Business Unit Component	Operational Component
Victor Luis		175%	100%
Kevin Wills(1)		100%	100%
Andre Cohen	North America Segment	100%	50%	30%	20%
Ian Bickley	International Segment	100%	50%	30%	20%
Todd Kahn		100%	80%		20%
Andrea Resnick		60%	80%		20%
Jane Nielsen(2)		75%	80%		20%
(1)	Due to the timing of Mr. Wills joining the Company, he did not have an operational component.
(2)	Ms. Nielsen left the Company in August 2016 and did not receive a payout.

Financial Component: In fiscal year 2017, for Coach, Inc., the HR Committee maintained the same financial metrics and weightings used for fiscal year 2016: net sales, weighted 25%; operating income, weighted 50%; and diluted earnings per share (“EPS”), weighted 25%. Messrs. Cohen and Bickley also had a business unit financial component the measures for which were net sales, weighted 60%, and operating income, weighted 40%.

For all metrics, the payout for target performance is 100% of the target award, for threshold performance is 30% of target and the maximum incentive payout is 200% of target. For performance below threshold, there is no payout. The HR Committee intended this payout curve to set a clear, demanding performance standard, and provide appropriate upside opportunity and downside risk mitigation when performance exceeds (or falls below) the performance targets it sets.

The HR Committee set target values for fiscal year 2017 that required growth in sales, operating income and earnings per diluted share on a non-GAAP, constant currency, comparable 52 week basis versus fiscal year 2016.

Because the Company's fiscal year 2017 was 52 weeks long and because the Company measures performance on a constant currency basis for annual incentive plan purposes, the HR

Committee adjusted fiscal year 2016 actual results in two ways before setting fiscal year 2017 target values. One adjustment removed the 53rd week and the other restated the results in constant currency using rates from fiscal year 2016. The figures shown below are all on a 52 week, constant currency basis and therefore differ slightly from the figures disclosed in the fiscal year 2016 proxy statement, which were presented on a 53 week basis and were stated in in constant currency using rates from fiscal year 2015.

The fiscal year 2017 target values were aligned with the Company’s strategic objective to drive long-term profitability, while making necessary investments to support the health of its brands. The HR Committee deemed these targets would be sufficiently challenging to merit payout of the target annual incentive awards.

For all metrics, the fiscal year 2017 threshold performance values were set at 80% of the target values; the maximum performance levels were set at 106% of target net sales and 110% of target operating income and diluted EPS, such that maximum payout would be achieved for truly outstanding results versus fiscal year 2016. The financial performance measures, target values and financial results established by the HR Committee for the fiscal year 2017 Annual Incentive Plan appear below.

Coach, Inc.
Applies to all Named Executive Officers

($ in millions except per share amounts)	Weight	Fiscal Year 2016 Results(1)	Fiscal Year 2017 Award Targets(2)			Fiscal Year 2017 Results(3)	Payout as a % of Target Incentive(2)
			Threshold	Target	Maximum
Net sales	25%	$4,407.4	$3,660.1	$4,575.1	$4,849.6	$4,488.2	93.4%
vs. prior year				4%		2%
Operating income	50%	748.9	668.3	835.3	918.8	815.5	91.7%
vs. prior year				12%		9%
Diluted earnings per share	25%	1.90	1.65	2.06	2.27	2.16	148.8%
vs. prior year				8%		14%
Weighted average payout as a % of Target:							106.4%
2017 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

Coach Brand International Segment
Applies to Mr. Bickley

($ in millions)	Weight	Fiscal Year 2016 Results(1)	Fiscal Year 2017 Award Targets(2)			Fiscal Year 2017 Results(4)	Payout as a % of Target Incentive(2)
			Threshold	Target	Maximum
Net sales	60%	$1,671.9	$1,438.4	$1,798.0	$1,905.8	$1,710.9	83.0%
vs. prior year				8%		2%
Operating income	40%	498.2	441.7	552.1	607.3	537.9	91.0%
vs. prior year				11%		8%
Weighted average payout as a % of Target:							86.2%

Coach Brand North America Segment
Applies to Mr. Cohen

($ in millions)	Weight	Fiscal Year 2016 Results(1)	Fiscal Year 2017 Award Targets(2)			Fiscal Year 2017 Results(4)	Payout as a % of Target Incentive(2)
			Threshold	Target	Maximum
Net sales	60%	$2,353.4	$1,879.6	$2,349.5	$2,490.4	$2,350.4	100.5%
vs. prior year				0%		0%
Operating income	40%	721.6	592.0	740.0	814.0	697.8	80.0%
vs. prior year				3%		-3%
Weighted average payout as a % of Target:							92.3%
(1)	Fiscal year 2016 was a 53 week year; fiscal year 2016 results have been restated in the tables above on a non-GAAP, constant currency, comparable 52 week basis. See APPENDIX A for a reconciliation of Coach, Inc. fiscal year 2016 financial measures to our results as reported under GAAP.
(2)	Actual payout is 0% if performance is below threshold, 30% of target for performance at threshold, 100% of target for target performance and 200% of target for maximum performance, with linear interpolation for performance levels between the amounts above.
(3)	See APPENDIX A for a reconciliation of Coach, Inc. fiscal year 2017 financial measures to our results as reported under GAAP.
(4)	Fiscal year 2017 results have been adjusted to be reflected in constant currency.

As indicated above, the HR Committee used certain non-GAAP measures for the purpose of setting goals and/or to evaluate performance. The adjustments, including for the impact of foreign currency fluctuations and the 53rd week in fiscal year 2016, are described in Appendix A. These non-GAAP performance measures were used by management to conduct and evaluate its business during its regular review of operating results. Management and the Company’s Board utilized these non-GAAP measures to make decisions about the uses of Company resources, analyze performance between periods, develop internal projections and measure management performance. The Company’s primary internal financial reporting excluded these items affecting comparability. We believe these non-GAAP measures are useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management's evaluation of the business and understanding how such results compare with the Company’s historical performance. We also believe excluding the items affecting comparability assists investors in developing expectations of future performance.

In addition to helping investors and others understand the effect of significant year-over-year foreign currency exchange rate fluctuations on performance measures, the HR Committee believes it is appropriate to use constant currency performance measures for setting goals and/or evaluating performance because it will incentivize management to make business decisions that drive the long-term sustainable performance of the Company rather than reacting to short-term currency fluctuations, which are largely outside of their control.

Operational Component: In fiscal year 2017, the HR Committee applied several largely quantifiable and objective operational measures for each NEO to: (i) support and enable the Company’s success against the annual operating plan and long-range financial plan, (ii) align with key drivers of the Company’s long-term strategic plan, and to the extent goals were shared among NEOs, (iii) reinforce a sense of shared responsibility across the top executive team. The operational component does not apply to Mr. Luis whose annual incentive award is based solely on the Coach, Inc. financial component (as described above).

The HR Committee established the targets for each measure to align with and support the Company’s multi-year transformation, and deemed these targets to be sufficiently challenging to merit payout of target awards. To ensure that payouts under the plan are appropriately aligned with Company financial performance, the operational component was structured such that no payout would be earned with respect to the operational measures if the Company failed to achieve the threshold level of operating income established for the financial component. Coach's adjusted operating income of $815.5 million exceeded the threshold of $668.3 million.

42	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

In determining the operational objective performance achievement for each eligible NEO (other than Mr. Luis), the HR Committee considered the following accomplishments:

•	Mr. Kahn surpassed key operational efficiency goals including completing the global design of an IT strategic roadmap, and progress against the implementation of pivotal global enterprise systems that will provide Coach Inc. with the scalability across brands needed to achieve the Company's long-term multi-brand strategy; he also led a supply chain network analysis which identified significant savings to be realized in fiscal year 2018.
•	Mr. Cohen's objectives focused on improving the health of the Coach Brand globally and repositioning the Coach Brand's North America wholesale business into higher tier doors. Under his leadership, the North America wholesale business achieved a double digit increase in revenue from top tier doors and the North America Coach Brand achieved an increase over the prior year in brand momentum. He also partnered with Mr. Bickley to achieve an increase over the prior year's unaided brand awareness score in the U.K.
•	Mr. Bickley's objectives focused on improving the health of the Coach Brand globally and expanding the Stuart Weitzman international wholesale business. The Stuart Weitzman international wholesale business surpassed revenue expectations, exceeding the expected level of agreements with international distributorships. In China, the consumer's perception of the Coach Brand was significantly increased versus the prior year and he also partnered with Mr. Cohen to achieve an increase over the prior year's unaided brand awareness score in the U.K.
•	Ms. Resnick's objectives focused on the CFO transition and on strategic communications. Ms. Resnick performance as interim CFO and her onboarding of Mr. Wills were judged as highly successful, and she gained increased coverage of Coach's business and brand transformation in print media and television.

The operational component results for each eligible NEO other than Mr. Luis were:

Named Executive Officer(1)	Operational Goal Payout as a % of Target (weighted at 20%)
Mr. Cohen	83%
Mr. Bickley	175%
Mr. Kahn	150%
Ms. Resnick	175%
(1)	Due to the timing of his hire, Mr. Wills' annual incentive award was tied to financial results only; Ms. Nielsen left the Company in August 2016 and did not receive a payout.

Calculation of Fiscal Year 2017 Annual Incentive Awards: The following table shows the fiscal year 2017 target awards as a percent of base salary earned that each NEO could earn, applies the results described above to each target award, and shows the actual award earned. The resulting payouts are also displayed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

(1)	Due to the timing of his hire, Mr. Wills was not eligible for an operational component; Ms. Nielsen left the Company in August 2016 and did not receive a payout.
(2)	For bonus calculation purposes, base earnings were adjusted upwards by two weeks due to a payroll timing change that affected all US payrolled employees, including the NEOs active in October 2016.
2017 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Plan

Long-term incentives (“LTI”) represent a significant proportion of compensation for our CEO and other NEOs; i.e., 70% and 50% of total target compensation, respectively, as described above and are designed to reward participants the way stockholders are rewarded: through growth in the value of Coach’s common stock. At the end of fiscal year 2017, over 1,400 of our employees were eligible to receive an annual long-term incentive award. We offer an “Equity Choice” program, under which eligible employees may elect to receive their annual long-term incentive in the form of stock options, RSUs or a combination of the two. Under this program, the ratio of stock options to RSUs is set so that the grant date fair market value of stock options and RSUs is approximately equal. Equity Choice is not available to our CEO or our other NEOs.

Long-term incentive grants support alignment of executive interests with those of our stockholders, reward employees for enhancing stockholder value, and support retention of key employees. From time to time, we also grant special PRSU and/or RSU awards on a selective basis, as part of new hire agreements or other special circumstances.

The number of PRSUs, stock options and/or RSUs granted to an NEO each year is based on a target grant value. Adjustments to the target grant value for each NEO may be made based on changes in the executive’s responsibilities and performance, changes in the competitive marketplace, or other factors determined by the HR Committee.

All awards are made under the terms and conditions of the 2016 Amended Stock Incentive Plan. Awards are made on predetermined dates. The majority of the awards are granted during the Board of Directors and HR Committee’s regularly scheduled August meetings, at the same time that salary increases and annual incentive award payments are approved. Off-cycle grants for new hires and other special events may be made on the first business day of each fiscal month.

Fiscal Year 2017 Long-Term Incentive Awards: On August 11, 2016, the HR Committee granted the long-term incentive awards shown in the table below to our NEOs, with consideration given to median total compensation for CEO's in our industry, the competitive landscape for NEO talent, each executive’s performance, and also to the values granted in prior years. The values granted were converted to shares based on the price of Coach, Inc. common stock on the date of grant, and (in the case of stock options) to the estimated Black-Scholes value of the stock option.

For the FY17-19 PRSUs, in alignment with the Board-approved strategic plan, stockholder feedback, and management input and investor voting policies, the HR Committee selected two performance measures that do not overlap with the Annual Incentive Plan measures:

•	Cumulative net income (weighted at 75%);
•	Average return on net assets “RONA” (weighted at 25%)

While the Company remains focused on a three-year planning horizon, the HR Committee determined that a two-year performance period with three-year vesting was appropriate. This approach maintained multi-year goals, while reducing the impact of non-controllable events on the goal setting process. The HR Committee set the FY17-18 performance targets for each measure aligned to the Company’s long-term strategic plan. The HR Committee set the maximum and threshold performance goals and payout levels to establish a clear, demanding performance standard, and to provide appropriate upside opportunity and downside risk mitigation when performance exceeds (or falls below) target. For maximum performance, 200% of the target number of shares can be earned, and for threshold performance, 30% of the target number of shares can be earned. Payment of the FY17-19 PRSUs is also conditioned upon the achievement of a performance gate tied to cumulative adjusted net income over the two year performance period.

For the performance stock options granted to Mr. Luis, the HR Committee selected a cumulative free cash flow performance measure, which does not overlap with the Annual Incentive Plan and PRSU measures.

Other Fiscal Year 2017 Awards: The HR Committee granted two other LTI awards to NEOs during fiscal year 2017:

•	On March 6, 2017, Mr. Wills received a new hire RSU award taking into account the compensation he forfeited upon leaving his former employer. The RSU award vests ratably over four years. Mr. Wills becomes eligible to receive an annual long-term incentive award in fiscal year 2018. Pursuant to his offer letter, his annual target LTI award value is $1,400,000, with 40% in PRSUs, 40% in traditional stock options and 20% in RSUs.
•	On August 11, 2016, Ms. Resnick received a special RSU award for serving as Interim CFO while continuing to perform her duties as Global Head of Investor Relations and Corporate Communications. The RSU award will cliff vest on the third anniversary of the grant date.
44	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes long-term incentive grants made to our NEOs during fiscal year 2017:

	FY17 Long-Term Incentive Awards
	Stock Options		Target PRSUs		RSUs		Total
Named Executive Officer	Shares	Grant Value	Shares	Grant Value	Shares	Grant Value	Grant Value
Victor Luis(1)	703,266	$5,395,394	90,293	$3,599,982			$8,995,376
Kevin Wills(2)					92,057	$3,500,007	3,500,007
Andre Cohen(3)	111,473	798,889	20,065	799,992	10,033	400,016	1,998,897
Ian Bickley	94,752	679,054	17,055	679,983	8,528	340,011	1,699,048
Todd Kahn	83,605	599,168	15,049	600,004	7,524	299,982	1,499,154
Andrea Resnick	23,224	166,438	4,180	166,657	4,180	166,657	499,752
Special Grant					12,541	500,010	500,010
(1)	368,846 (52%) of the 703,266 stock options granted to Mr. Luis are subject to the achievement of a performance condition. For this award to vest, a three year cumulative cash flow goal must be achieved. If a three year cash flow goal is not achieved, the award will be forfeited.
(2)	Mr. Wills' award represents a new hire grant.
(3)	Mr. Cohen left the Company in July 2017 and these awards subsequently forfeited pursuant to the terms and conditions of his grant agreements.

Completed PRSU Performance Period: At the end of fiscal year 2017 the performance period for the FY15-17 PRSUs was completed and shares were earned and settled. For these awards, the HR Committee chose performance metrics and multi-year goals that aligned with the Company's Board-approved long-term strategy and Coach Brand transformation plan. In setting the multi-year goals, consideration was also given to risk management. For example, the store remodeling metric did not allow for an above target payout as a control on capital spending.

The HR Committee deemed the targets would be sufficiently challenging to merit payout of the target number of PRSUs,

and set the maximum and threshold performance values and payout levels for each metric to establish a clear, demanding performance standard, and to provide appropriate upside opportunity and downside risk mitigation when performance exceeds (or falls below) the targets it set.

At the end of fiscal year 2017, the HR Committee reviewed the results for the FY15-17 PRSU award and approved settlement of the award at 70.9% of target stock units, as displayed in the following table:

			Performance Requirements(1)
Grant Date	Performance Measure	Weight	Threshold	Target	Maximum	Result	Payout as a % of Target
August 14, 2014
	3 Year North America ADT Growth vs FY15(2)	50%	2.5%	6.0%	10.0%	6.9%	121.3%
	3 Year Total Number of Stores Remodeled	30%	500	616	616	507	34.2%
	3 Year International Sales Growth vs FY15(3)	20%	8.0%	13.0%	18.0%	4.3%	0.0%
Weighted average payout as a % of Target:							70.9%
(1)	Actual payout is 0% if performance is below threshold, 30% of target for performance at threshold, 100% of target for target performance, and 200% of target for maximum performance (for ADT and International Sales Growth) or 100% of target for stores remodeled, with linear interpolation for performance levels between the amounts above. On a weighted average basis, the maximum possible payout is 170% of target.
(2)	ADT represents Average Dollar per Transaction.
(3)	Reflects Coach Brand international sales on a constant currency basis — see APPENDIX A for reconciliation to reported GAAP results.

The following table displays the number of shares each NEO earned from the FY15-17 PRSUs at the payout percentage of 70.9% shown above. Mr. Wills and Ms. Nielsen are not listed because Mr. Wills was not employed at the time the award was granted and Ms. Nielsen forfeited this award upon her resignation:

Name	Shares Granted	Total Shares Earned and Vested(1)
Victor Luis	82,622	64,869
Andre Cohen(2)	27,999	21,983
Ian Bickley	9,639	7,568
Todd Kahn	8,262	6,487
Andrea Resnick	3,672	2,883
(1)	Includes dividend equivalent shares accumulated through July 1, 2017. Dividend equivalents were not paid until the awards were earned and vested.
(2)	Following his departure, approximately 5% of Mr. Cohen’s shares earned forfeited due to his award pro-rata vesting through his last day of employment.
2017 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS

Status of CEO Appointment Award: Upon Mr. Luis’ appointment as CEO-Elect in March 2013, the HR Committee awarded him a one-time grant of PRSUs which requires the Company to achieve at least 60th percentile TSR relative to the companies in the S&P 500 Index over five years, as well as positive absolute TSR performance in the same time frame

(the “Appointment Grant”). Mr. Luis’ Appointment Grant is listed in the Outstanding Equity Awards Table; if it were measured at the end of fiscal year 2017, no shares would be earned or vest since Coach’s TSR from the grant date to the end of fiscal year 2017 was below the 60th percentile threshold required for payout.

The following table summarizes the status of all PRSU awards outstanding as of August 2017, including the FY15-17 PRSU described above:

46	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation and Benefit Elements

Benefits and Executive Perquisites

NEOs are eligible to participate in most of the same health and welfare benefit programs as all of our full time employees in the United States. These include:

•	the Coach Matching Gift Program, under which the Coach Foundation matches eligible employee donations (up to a maximum of $25,000 per employee, per fiscal year) to qualified charitable organizations;
•	a qualified employee stock purchase plan (the Amended and Restated Coach, Inc. 2001 Employee Stock Purchase Plan); and
•	relocation payments and reimbursements under the Company’s policies covering moving expenses for employees who must relocate as part of their employment at Coach.

In addition, we offer an executive disability program to our NEOs and other key executives titled Vice President or above, for whom benefit limits within our broad-based plan would result in non-competitive coverage. In fiscal year 2017, we discontinued our executive life insurance program for key executives, including our NEOs. Under the terms of The Luis Letter Agreements, we continue to provide a universal executive life insurance policy to Mr. Luis.

None of these benefits or perquisites are included in the base compensation on which annual incentives and retirement plan contributions are calculated. Employees pay all required taxes on the value of these benefits.

The Company’s retirement plan consists of a qualified 401(k) plan (the “401(k) Savings Plan”) and a voluntary, non-qualified defined contribution plan (the “Executive Deferred Compensation Plan”). Employees, including our NEOs are eligible to participate in the 401(k) Savings Plan after completing one month of service and the Company matches 100% of employee contributions up to 3% of compensation contributed and 50% of the next 2% of compensation contributed. These matching contributions are immediately vested.

Highly compensated employees whose annual target cash compensation exceeds the IRS 401(a)(17) compensation limit, are also eligible to participate in the Executive Deferred Compensation Plan (the “EDCP”). Under this plan, eligible employees, including our NEOs, may elect to defer a portion of their salary and/or annual incentive into the plan and invest the assets in the same set of mutual funds offered under the qualified 401(k) Savings Plan. The Company matches 100% of employee contributions up to 3%, less the maximum company match available in the 401(k) Savings Plan. Deferral and distribution elections are made annually in accordance with IRS rules under section 409A. Certain of our NEOs also maintain balances in the Supplemental Retirement Plan (the “SRP”), a non-qualified defined contribution plan frozen to new contributions as of December 31, 2015. All Company contributions to the various retirement plans are included in the “All Other Compensation” column of the Summary Compensation Table and in the related footnote. Contributions, earnings and account balances for the EDCP and SRP are detailed in the Non-Qualified Deferred Compensation Table.

2017 PROXY STATEMENT	47

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Decision Making Process

Roles and Responsibilities

The HR Committee has overall responsibility for executive compensation at Coach, including the approval and oversight of compensation and benefit program administration for Coach’s NEOs, as well as all other senior executives at Coach. The HR Committee reviews and approves Coach’s annual and long-term incentive compensation programs, including performance goals (as well as significant changes in the design of employee benefits programs). In fiscal year 2017, the HR Committee retained and utilized the services of the independent firm of CAP to provide advice and recommendations on the amount and form of executive compensation. CAP reported to and took direction from the HR Committee, and management provided information and input to CAP's consultants at the HR Committee’s direction. CAP did not provide additional services to Coach or its affiliates in fiscal year 2017. The HR Committee, after taking into consideration all factors relevant to such independence, including, but not limited to factors specified in NYSE listing standards and Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended, confirmed that CAP was independent and determined that no conflicts of interest existed between CAP and Coach.

During fiscal year 2017, CAP advised the HR Committee on various compensation matters such as executive compensation levels and practices among our peer group, and investor policies on executive compensation. The HR Committee considered CAP's advice in its decision making on the compensation actions described in the sections Executive Summary and Fiscal Year 2017 Compensation.

The CEO and Global Human Resources Officer work with the HR Committee Chair to set meeting agendas, and the Global Human Resources Officer prepares information for each HR Committee meeting. Those executives, the Deputy

General Counsel, and the Senior Vice President of Rewards and HR Operations, typically attend HR Committee meetings to present information on Coach and the competitive environment for talent, discuss compensation and benefits policies and provide technical advice. The CEO is responsible for reviewing the performance of certain key executives, including the NEOs (other than himself), and recommending changes in their compensation to the HR Committee for approval. The HR Committee determines and approves changes in the CEO's compensation based on its own review of his performance and other factors in its discretion. The HR Committee considers information on all elements of compensation over a period of years, as well as the impact of various termination scenarios in evaluating the appropriateness of executive compensation. Actual pay earned by our NEOs in prior years from annual incentives and long-term incentive compensation is reviewed but is not specifically taken into account by the HR Committee in making the current year’s compensation decisions.

Decisions to change an NEO's (other than the CEO) base salary, annual incentive opportunity and/or long-term incentive award are based on various factors, including the judgment of our CEO and the HR Committee. They consider the scope of their positions and any changes to those responsibilities, the skills and experience required for the job, their individual performance, business performance, labor market conditions and peer company compensation levels. Salary increases, annual incentive opportunity and/or long-term incentive award changes are considered annually and upon significant role changes, and are based on both financial and non-financial results achieved by Coach and the NEO during the preceding fiscal year. All changes are subject to HR Committee approval.

48	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group and Competitive Assessment of Compensation

Compensation at a defined group of companies is one reference point considered by the HR Committee and management in setting NEO compensation levels, although we do not attempt to link any single element of compensation to specific peer company percentiles or ratios. Pay practices at this group of companies are also reviewed by the HR Committee. The composition of the peer group is reviewed periodically and is determined by the HR Committee, considering input from its independent compensation consultant. No changes to the peer group were made during fiscal year 2017. The last review of the composition of the peer group took place during fiscal year 2016. As a secondary reference point, the HR Committee informally considers publicly available data from foreign-listed and private companies that are direct competitors of Coach, such as Burberry, Hermes, J. Crew, Kering, LVMH and Richemont. The peer group used during fiscal year 2017 is shown below. It includes 15 companies whose aggregate profile was comparable to Coach in terms of size, industry, operating characteristics and/or competition for executive talent:

Company Name	Sub-Industry (as defined by GICS codes)	Revenue(1)	Market Valuation as of 7/1/2017
The Gap, Inc.	Apparel Retail	$15,516	$8,703
L Brands, Inc.	Apparel Retail	12,574	15,458
V.F. Corporation	Apparel, Accessories & Luxury Goods	12,019	23,066
The Estée Lauder Companies Inc.	Personal Products	11,262	35,304
PVH Corp.	Apparel, Accessories & Luxury Goods	8,203	8,913
Ralph Lauren Corporation	Apparel, Accessories & Luxury Goods	6,653	5,997
Williams-Sonoma, Inc.	Home Furnishing Retail	5,084	4,202
Michael Kors Holdings Limited	Apparel, Accessories & Luxury Goods	4,494	5,649
Tiffany & Co.	Specialty Stores	4,002	11,701
American Eagle Outfitters, Inc.	Apparel Retail	3,610	2,133
Urban Outfitters, Inc.	Apparel Retail	3,546	2,147
Abercrombie & Fitch Co.	Apparel Retail	3,327	846
Fossil Group, Inc.	Apparel, Accessories & Luxury Goods	3,042	502
lululemon athletica inc.	Apparel, Accessories & Luxury Goods	2,344	8,157
Kate Spade(2)	Apparel, Accessories & Luxury Goods	1,381	2,378
Coach, Inc.	Apparel, Accessories & Luxury Goods	4,488	13,309
Coach, Inc. Percentile Rank		50th	82nd
(1)	As reported in the Form 10-K for the most recent fiscal year (in millions).
(2)	The Company acquired Kate Spade on July 11, 2017. Pursuant to the acquisition, Kate Spade & Company became a fully owned subsidiary of Coach, Inc. and ceased to be publicly traded.
2017 PROXY STATEMENT	49

COMPENSATION DISCUSSION AND ANALYSIS

Additional Information

Clawback Policy: Adjustment or Recovery of Awards

Coach has a clawback policy that applies to any performance-based annual or long-term incentives awarded to our NEOs as well as other key executives.

Under the policy, in the event of a material restatement of Coach’s financial results, the HR Committee will review the circumstances that caused the restatement and consider accountability to determine whether a covered employee was negligent or engaged in misconduct. If so, and if the amount paid in an annual incentive award or the shares vesting in a performance-based long-term incentive award would have been less had the financial statements been correct, the HR

Committee will recover compensation from the covered employee as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and will be modified to the extent required by the Dodd-Frank Act of 2010 and the related final rules of the SEC.

In addition, all of our long-term incentive award agreements include a repayment provision in the event an award holder is terminated for cause (as defined in those agreements) or violates various non-compete or non-solicitation provisions in those agreements.

Stock Ownership and Anti-Hedging Trading Policies

We believe that our NEOs should have a meaningful ownership stake in Coach, in order to further align the interests of management and stockholders. Under our Stock Ownership Policy each executive is expected to accumulate the lesser of a fixed number of Coach shares (ranging from 50,000 to 250,000) and Coach shares valued at three to five times his or her annual salary, with ownership targets increasing with the level of responsibility. The expected ownership is:

•	for our CEO, Mr. Luis: the lesser of 250,000 shares or five times base salary; and
•	for Messrs. Bickley, Cohen and Kahn, the lesser of 100,000 shares or three times base salary.
•	for Mr. Wills and Ms. Resnick, the lesser of 50,000 shares or two times base salary

We expect the required level of ownership to be reached within five years of the date a NEO is appointed to his or her position. Ownership includes shares owned and shares equivalent to the after-tax gain on vested, unexercised, in-the-money stock options.

The HR Committee evaluates compliance with this policy annually, as of December 31. If an executive fails to comply with the policy within the required timeframe, he or she may only sell 50% of the after-tax shares received from stock option exercises or the vesting of RSUs and PRSUs until the required ownership level is reached.

As of the last measurement date (December 31, 2016):

•	Mr. Bickley and Ms. Resnick owned the required number of shares;
•	the remaining NEOs, including Mr. Luis, were making progress towards achieving the five-year ownership guideline (since all had been in their role for less than five years).

Coach employees are prohibited from trading in Coach shares during certain prescribed blackout periods, typically beginning two weeks prior to the end of each fiscal quarter and ending two days after the public release of our quarterly earnings announcement. Coach employees are prohibited from engaging in short sales, buying or selling derivative securities and other similar hedging activities related to Coach stock at all times.

Executive Employment Contracts

In February 2013, the Board and the HR Committee entered into a letter agreement with Mr. Luis. None of Misses Nielsen and Resnick or Messrs. Wills, Kahn, Bickley and Cohen are subject to employment agreements. The terms of their offer letters (as amended from time to time) and Mr. Luis’ letter agreement are described in more detail under the section Executive Compensation—Employment Agreements and Compensatory Arrangements.

Impact of Accounting and Tax Treatment

In designing our compensation and benefits programs, the HR Committee reviews and considers the accounting implications of its decisions, including the accounting treatment of amounts awarded or paid to our executives.

Section 162(m) of the Code limits the tax deductibility of certain compensation paid to our CEO and each of the other NEOs, other than the CFO. This provision disallows the deductibility of certain compensation to our NEOs in excess

50	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

of $1 million per year unless it is considered performance-based compensation under the Code. We generally endeavor to pay compensation to our NEOs that is tax deductible to Coach under Section 162(m) of the Code; however, we reserve the right to pay compensation that is not deductible pursuant to Section 162(m) of the Code if we deem it appropriate and in the best interest of Coach and its stockholders. Stock options, PRSUs and annual bonuses under our Annual Incentive Plan granted to our NEOs are generally intended to qualify as performance-based compensation under Section 162(m) of the Code; service-based RSUs and non-performance-based bonuses granted to them are not intended to so qualify.

Other provisions of the Internal Revenue Code can also affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The HR Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

2017 PROXY STATEMENT	51

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of the Board of Directors of Coach, Inc. (the “Human Resources Committee”), which performs the functions of a compensation committee, reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on our reviews and discussion with management, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2017 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K.

Human Resources Committee

Susan Kropf, Chair
William Nuti
Stephanie Tilenius
Jide Zeitlin

52	2017 PROXY STATEMENT

COMPENSATION RISK ASSESSMENT

Management periodically reviews and shares with the HR Committee our compensation policies and practices and evaluates the degree to which they may motivate any employee, including our NEOs, to take on inappropriate or excessive risk. We believe that our various compensation programs are aligned to our strategy and objectives, and that they encourage prudent risk-taking to drive performance. As a result of its review and evaluation of our fiscal year 2017 compensation programs, the HR Committee determined that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Coach.

Factors evaluated by management and the HR Committee include the overall mix of pay between base salary, annual and long-term incentives, the performance metrics used in each program, the range of performance required to earn a payout under each program, and incentive plan components such as maximum payouts, vesting, stock ownership requirements and clawbacks.

Some of the key factors supporting the HR Committee’s conclusion that our programs do not drive inappropriate or excessive risk include capped payouts on all of our incentive plans, use of multiple, counter-balancing financial performance criteria in our Annual Incentive Plan and Long-Term Incentive Plan, executive and Outside Director stock ownership and anti-hedging policies, a market competitive weight on each component of pay, multiple year vesting for long-term incentives, a variety of performance metrics for PRSUs, and an incentive compensation clawback policy.

When the HR Committee and management are developing new or modified compensation programs and selecting performance measures for annual and long-term incentives risk taking is considered and affects decisions accordingly.

2017 PROXY STATEMENT	53

EXECUTIVE COMPENSATION

Summary Compensation Table

Name & Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(7) ($)	Total ($)
Victor Luis Chief Executive Officer	2017	1,289,744	0	3,599,982	5,395,394	2,498,193	76,541	12,859,854
	2016	1,300,000	0	3,599,999	2,419,149	2,477,640	85,264	9,882,052
	2015	1,291,667	0	3,000,005	2,011,998	2,127,600	102,206	8,533,476
Kevin Wills Chief Financial Officer*	2017	242,308	750,000	3,500,007	0	257,816	7,193	4,757,324

Andre Cohen Former President, Coach North America and Global Marketing(6)*	2017	913,462	0	3,251,387	970,606	926,826	42,441	6,104,722
	2016	866,667	0	699,985	352,790	961,989	79,767	2,961,198
	2015	594,353	600,000	1,699,962	352,100	534,246	405,427	4,186,088
Ian Bickley President, Global Business Development and Strategic Alliances	2017	793,077	0	1,019,994	679,054	941,062	21,302	3,454,489
	2016	800,000	0	699,985	352,790	1,019,256	18,801	2,890,832
	2015	771,603	0	699,984	352,100	773,990	95,652	2,693,329
Todd Kahn President, Chief Administrative Officer and Secretary	2017	721,154	0	899,986	599,168	863,403	26,103	3,109,814
	2016	708,333	0	1,533,297	268,791	624,334	29,034	3,163,789
	2015	695,833	96,000	649,985	301,801	604,116	86,789	2,434,524
Andrea Resnick Global Head of Investor Relations and Corporate Communications*	2017	452,564	300,000	833,324	166,438	339,340	30,150	2,121,816

Jane Nielsen Former Chief Financial Officer*	2017	96,026	0	0	0	0	10,584	106,610
	2016	658,333	0	666,637	335,992	0	17,722	1,678,684
	2015	637,500	86,675	666,652	335,336	537,215	89,473	2,352,851
*	Mr. Wills joined the company on February 21, 2017; Mr. Cohen left the Company after the end of fiscal year 2017; Ms. Resnick was considered an executive officer during her tenure as Interim Chief Financial Officer from August 20, 2016 through Mr. Wills’ hire date; Ms. Nielsen left the Company after the end of fiscal year 2016, on August 20, 2016.
(1)	Salary amounts reflect the actual base salary payments made in fiscal years 2017, 2016 and 2015. In fiscal year 2017, base earnings for bonus calculation purposes were adjusted upwards by two weeks due to a payroll timing change that affected all US payrolled employees including NEOs active in October 2016. The amounts shown in the above table do not include this adjustment.
(2)	For Mr. Wills, the fiscal year 2017 amount was a one-time cash sign-on bonus pursuant to the terms of his offer letter; Ms. Resnick’s fiscal year 2017 amount represents a cash bonus paid to compensate her for the additional responsibility she took on during her tenure as Interim Chief Financial Officer while continuing to perform duties as Global Head of Investor Relations and Corporate Communications.
(3)	Reflects the aggregate grant date fair value of all RSU awards and the aggregate grant date fair value of all PRSU awards assuming target level achievement, granted in the years shown. The aggregate grant date fair value is the amount that the company expects to expense for accounting purposes over the award’s vesting schedule and does not correspond to the actual value that the NEOs will realize from the award. The amounts for fiscal years 2016 and 2015 are described in the similar sections of our 2016 and 2015 proxy statements.
For Mr. Luis, the amount for fiscal year 2017 is the grant date fair value of the PRSUs awarded in fiscal year 2017 assuming target performance. At the maximum achievement level, the total grant date fair value of this award would be $7,199,964.
For Mr. Wills, the amount for fiscal year 2017 is the grant date fair value of his new hire RSU grant.
For Mr. Cohen, the amount for fiscal year 2017 includes the grant date fair value of the annual RSUs and PRSUs granted in fiscal year 2017 (assuming target performance for the PRSUs) and the modified value of Mr. Cohen’s RSUs and PRSUs granted in fiscal year 2014 described further in footnote 6. The fiscal year 2017 annual PRSU has a grant date fair value of $799,992; at the maximum achievement level, the total grant date fair value would be $1,599,983.
For Mr. Bickley, the amount for fiscal year 2017 includes the grant date fair value of the annual RSUs and PRSUs granted in fiscal year 2017 (assuming target performance for the PRSUs). The fiscal year 2017 annual PRSU has a grant date fair value of $679,983; at the maximum achievement level, the total grant date fair value would be $1,359,966.
For Mr. Kahn, the amount for fiscal year 2017 includes the grant date fair value of the annual RSUs and PRSUs granted in fiscal year 2017 (assuming target performance for the PRSUs). The fiscal year 2017 annual PRSU has a grant date fair value of $600,004; at the maximum achievement level, the total grant date fair value would be $1,200,007.
For Ms. Resnick, the amount for fiscal year 2017 includes the grant date fair value of the annual RSUs and PRSUs granted in fiscal year 2017 (assuming target performance for the PRSUs). The fiscal year 2017 annual PRSU has a grant date fair value of $166,657; at the maximum achievement level, the total grant date fair value would be $333,313.
Ms. Nielsen did not receive a grant for fiscal year 2017.
54	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

(4)	Reflects the aggregate grant date fair value of both the annual and performance stock options granted in fiscal year 2017. The weighted-average assumptions used in calculating the grant date fair value of option awards are shown in the table below.
For Mr. Cohen, the amount for fiscal year 2017 includes the grant date fair value of his annual stock options and the modified value of the third tranche of his stock options granted in fiscal year 2014. The value of the third tranche was based on the intrinsic value as of the modification date as described further in footnote 6.
	AWARD TYPE
	Annual Stock Option	Performance Stock Option
Expected Term (years)	4.4	5.2
Expected Volatility	30.5%	31.8%
Risk-free Interest Rate	1.1%	1.2%
Dividend Yield	3.4%	3.4%
(5)	Amounts in this column reflect compensation earned under the Annual Incentive Plan for the years shown. The amounts for fiscal year 2017 are described in detail in the section titled Compensation Discussion and Analysis - Fiscal Year 2017 Compensation - Annual Incentive Plan. The Plan and the amounts for fiscal years 2016 and 2015 are described in the similar sections of our 2016 and 2015 proxy statements. Ms. Nielsen left the company prior to the date annual incentives were paid and did not receive a payout for fiscal year 2017.
(6)	Mr. Cohen left the company after the end of fiscal year 2017.
The HR Committee allowed his fiscal year 2015 RSUs, PRSUs and stock options to pro-rata vest through his last day of employment. Mr. Cohen will have until November 12, 2017 to exercise the stock options. The RSU awards distributed on August 14, 2017. The PRSU awards distributed on August 14, 2017, according to the Company’s performance against the predetermined criteria. The modification to the vesting conditions of these awards required revaluation of the accounting cost of the awards under ASC Topic 718.
•	On the date of grant, the RSU awards were valued at $683,318, which is included as a Stock Award in fiscal year 2015. The re-valued expense of $832,559 is included as a Stock Award in fiscal year 2017.
•	On the date of grant, the stock option award was valued at $352,100, which is included as a Option Award in fiscal year 2015. The re-valued expense of the third tranche in the amount of $171,717 is included as an Option Award in fiscal year 2017.
•	On the date of grant, the PRSU awards were valued at $1,016,644, which is included as a Stock Award in fiscal year 2015. The re-valued expense of $1,218,820 at target is included as a Stock Award in fiscal year 2017.
(7)	“All Other Compensation” includes the following values for the years shown.
Name & Principal Position	Fiscal Year	Transportation Benefit(a) ($)	Company Contributions to Qualified Defined Contribution Plans ($)	Company Contributions to Non-Qualified Defined Contribution Plans ($)	Life Insurance Premiums ($)	Other(b) ($)
Victor Luis Chief Executive Officer	2017	0	19,200	0	2,925	54,416
	2016	0	19,200	0	5,370	60,694
	2015	0	7,800	49,274	5,010	40,122
Kevin Wills Chief Financial Officer	2017	0	5,769	0	0	1,424

Andre Cohen Former President, Coach North America and Global Marketing	2017	0	0	0	0	42,441
	2016	0	0	0	0	79,767
	2015	0	0	0	0	405,427
Ian Bickley President, Global Business Development and Strategic Alliances	2017	0	10,600	0	3,390	7,312
	2016	0	9,600	0	5,518	3,683
	2015	28,000	7,200	34,250	5,024	21,178
Todd Kahn President, Chief Administrative Officer and Secretary	2017	0	13,714	0	3,154	9,235
	2016	0	13,714	0	5,040	10,280
	2015	48,000	7,800	18,338	4,635	8,016
Andrea Resnick Global Head of Investor Relations and Corporate Communications	2017	0	19,167	0	2,516	8,467

Jane Nielsen Former Chief Financial Officer	2017	0	5,800	0	1,494	3,290
	2016	0	4,800	0	4,758	8,164
	2015	43,338	3,600	20,009	4,003	18,523
(a)	For years prior to fiscal year 2016, reflects a cash transportation allowance for certain executives, the taxes on which were paid by the executive.
(b)	Fiscal year 2017 amounts shown includes:
•	Long-term disability insurance premiums of $4,541 for Mr. Luis, $1,424 for Mr. Wills, $1,688 for Mr. Cohen, $3,764 for Mr. Bickley, $4,385 for Mr. Kahn, $4,217 for Ms. Resnick and $1,113 for Ms. Nielsen.
•	Company matching charitable contributions under the Company’s Matching Gift program of $11,000 for Mr. Luis, $25,000 for Mr. Cohen, $4,850 for Mr. Kahn, $4,250 for Ms. Resnick and $2,177 for Ms. Nielsen.
•	For Mr. Luis, includes the value of transportation paid for by Coach that is considered taxable under the Code. During fiscal year 2017, the amount was $19,775; Mr. Luis paid all taxes on this benefit.
2017 PROXY STATEMENT	55

EXECUTIVE COMPENSATION

•	For Messrs. Luis and Cohen, includes payments made by Coach on their behalf related to their international expatriate assignments in Japan and Hong Kong respectively. For fiscal year 2017, includes $19,100 in tax preparation fees for Mr. Luis and $15,753 in tax preparation fees for Mr. Cohen. Such tax payments are part of Coach’s international expatriate policy for all similarly situated employees. Coach grosses up such benefits for all covered employees, including the NEOs. We do not expect any of our NEOs to participate in these services after fiscal year 2017.
•	Reimbursement for legal fees incurred in connection with updates to Mr. Bickley’s appointment letter in the amount of $3,548. The taxes on these benefits were paid by Mr. Bickley.
56	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

Grants of Plan-based Awards

Fiscal Year 2017

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)(3)	Closing Market Price on Grant Date ($/share)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name & Principal Position	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Victor Luis Chief Executive Officer	Annual incentive		704,375	2,347,917	4,695,834
	Annual stock option grant	8/11/2016								334,420	39.87	39.87	2,396,676
	Annual Performance stock option grant	8/11/2016								368,846	39.87	39.87	2,998,718
	Annual Performance RSU grant	8/11/2016				27,088	90,293	180,586				39.87	3,599,982
Kevin Wills Chief Financial Officer	Annual incentive		72,692	242,308	484,616
	New Hire RSU grant	3/6/2017							92,057			38.02	3,500,007
Andre Cohen Former President, North America and Global Marketing	Annual incentive		285,000	950,000	1,900,000
	Annual stock option grant	8/11/2016								111,473	39.87	39.87	798,889
	Annual RSU Grant	8/11/2016							10,033			39.87	400,016
	Annual Performance RSU grant	8/11/2016				6,020	20,065	40,130				39.87	799,992
	Annual stock option grant(5)	8/14/2014								17,594	36.31	36.31	171,717
	Annual & Special RSU grants(5)	8/14/2014							18,072			36.31	832,559
	Annual & Special Performance RSU grants(5)	8/14/2014				7,937	26,456	44,975				36.31	1,218,820
Ian Bickley President, Global Business Development and Strategic Alliances	Annual incentive		247,500	825,000	1,650,000
	Annual stock option grant	8/11/2016								94,752	39.87	39.87	679,054
	Annual RSU grant	8/11/2016							8,528			39.87	340,011
	Annual Performance RSU grant	8/11/2016				5,117	17,055	34,110				39.87	679,983
Todd Kahn President, Chief Administrative Officer and Secretary	Annual incentive		225,000	750,000	1,500,000
	Annual stock option grant	8/11/2016								83,605	39.87	39.87	599,168
	Annual RSU grant	8/11/2016							7,524			39.87	299,982
	Annual Performance RSU grant	8/11/2016				4,515	15,049	30,098				39.87	600,004
Andrea Resnick Global Head of Investor Relations and Corporate Communications	Annual incentive		84,750	282,500	565,000
	Annual stock option grant	8/11/2016								23,224	39.87	39.87	166,438
	Annual RSU grant	8/11/2016							4,180			39.87	166,657
	Special RSU grant	8/11/2016							12,541			39.87	500,010
	Annual Performance RSU grant	8/11/2016				1,254	4,180	8,360				39.87	166,657
Jane Nielsen Former Chief Financial Officer(6)	N/A
(1)	These columns represent the range of possible cash payouts for fiscal year 2017 associated with established levels of performance under the Annual Incentive Plan. If performance falls below the pre-established thresholds, the payout is $0. Amounts actually earned are displayed in the Summary Compensation Table. For details please see the section titled Compensation Discussion and Analysis - Fiscal Year 2017 Compensation - Annual Incentive Plan.
(2)	These columns represent the range of possible share payouts associated with pre-established levels of performance for the PRSU grants. If performance falls below the pre-established thresholds, no shares will be earned or distributed. These awards are described in the section titled Compensation Discussion and Analysis - Fiscal Year 2017 Compensation - Long Term Incentive Plan.
(3)	The exercise price for stock option grants is the closing stock price on the date of grant.
(4)	The amounts reported represent the grant date fair value of all stock and option awards granted to NEOs in fiscal year 2017. For RSU awards, the grant date fair value is calculated using the closing price of Coach common stock on the grant date, for stock options, the grant date fair value is calculated using the Black-Scholes value as of the grant date, and for the PRSU awards, the grant date fair value is determined using the closing price of Coach common stock on the date of grant. The weighted average assumptions used in calculating the grant date fair value of these awards are described in a footnote to the Summary Compensation Table.
2017 PROXY STATEMENT	57

EXECUTIVE COMPENSATION

(5)	Mr. Cohen left the company after the end of fiscal year 2017.
The HR Committee allowed his fiscal year 2015 RSUs, PRSUs and stock options to pro-rata vest through his last day of employment. Mr. Cohen will have until November 12, 2017 to exercise the stock options. The RSU awards distributed on August 14, 2017. The PRSU awards distributed on August 14, 2017, according to the Company’s performance against the predetermined criteria. The modification to the vesting conditions of these awards required revaluation of the accounting cost of the awards under ASC Topic 718.
•	On the date of grant, the RSU awards were valued at $683,318, which is included as a Stock Award in fiscal year 2015. The re-valued expense of $832,559 is included as a Stock Award in fiscal year 2017.
•	On the date of grant, the stock option award was valued at $352,100, which is included as a Option Award in fiscal year 2015. The re-valued expense of the third tranche in the amount of $171,717 is included as an Option Award in fiscal year 2017.
•	On the date of grant, the PRSU awards were valued at $1,016,644, which is included as a Stock Award in fiscal year 2015. The re-valued expense of $1,218,820 at target is included as a Stock Award in fiscal year 2017.
(6)	Ms. Nielsen left the Company in August 2016 and did not receive a fiscal year 2017 award.
58	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-end 2017

Name & Principal Position	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Grant Date	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Restricted Stock Unit Grant Date	Market Value of Shares or Units of Stock that Have Not Vested(a) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested(b) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested(a) ($)
Victor Luis Chief Executive Officer	5,218(1)	0	8/4/2010	38.41	8/4/2020
	92,441(2)	0	8/5/2010	38.75	8/5/2020
	102,030(1)	0	8/15/2012	55.65	8/15/2022
	192,578(1)	0	8/14/2013	53.23	8/14/2023
	209,475(1)	104,736(1)	8/14/2014	36.31	8/14/2024
	143,912(1)	287,822(1)	8/13/2015	31.46	8/13/2025
	0	334,420(1)	8/11/2016	39.87	8/11/2026
	0	368,846(3)	8/11/2016	39.87	8/11/2026
								3/4/2013		146,268(f	)	6,924,327
						64,869(g	)	8/14/2014	3,070,898
								8/13/2015		122,255(i	)	5,787,552
								8/11/2016		92,756(i	)	4,391,069
Kevin Wills Chief Financial Officer						92,816(c	)	3/6/2017	4,393,909
Andre Cohen Former President, Coach North America and Global Marketing(4)	6,071(1)	0	8/3/2011	61.92	8/3/2021
	15,228(1)	0	8/15/2012	55.65	8/15/2022
	36,659(1)	18,328(1)	8/14/2014	36.31	8/14/2024
	20,988(1)	41,973(1)	8/13/2015	31.46	8/13/2025
	0	111,473(1)	8/11/2016	39.87	8/11/2026
						10,674(d	)	8/14/2014	505,307
						10,166(e	)	8/14/2014	481,258
						11,886(d	)	8/13/2015	562,683
						10,307(d	)	8/11/2016	487,933
						7,568(g	)	8/14/2014	358,269
						14,415(h	)	8/14/2014	682,406
								8/13/2015		11,886(i	)	562,683
								8/11/2016		20,612(i	)	975,772
Ian Bickley President, Global Business Development and Strategic Alliances	12,748(1)	0	8/5/2009	29.37	8/5/2019
	32,745(1)	0	8/4/2010	38.41	8/4/2020
	92,441(2)	0	8/5/2010	38.75	8/5/2020
	22,221(1)	0	8/3/2011	61.92	8/3/2021
	27,868(1)	0	8/15/2012	55.65	8/15/2022
	36,710(1)	0	8/14/2013	53.23	8/14/2023
	36,659(1)	18,328(1)	8/14/2014	36.31	8/14/2024
	20,988(1)	41,973(1)	8/13/2015	31.46	8/13/2025
	0	94,752(1)	8/11/2016	39.87	8/11/2026
						10,674(d	)	8/14/2014	505,307
						11,886(d	)	8/13/2015	562,683
						8,761(d	)	8/11/2016	414,746
						7,568(g	)	8/14/2014	358,269
								8/13/2015		11,886(i	)	562,683
								8/11/2016		17,520(i	)	829,397
Todd Kahn President, Chief Administrative Officer and Secretary	14,165(1)	0	8/4/2010	38.41	8/4/2020
	28,839(1)	0	8/3/2011	61.92	8/3/2021
	36,167(1)	0	8/15/2012	55.65	8/15/2022
	47,643(1)	0	8/14/2013	53.23	8/14/2023
	15,711(1)	15,710(1)	8/14/2014	36.31	8/14/2024
	15,991(1)	31,979(1)	8/13/2015	31.46	8/13/2025
	0	83,605(1)	8/11/2016	39.87	8/11/2026
						9,149(d	)	8/14/2014	433,114
2017 PROXY STATEMENT	59

EXECUTIVE COMPENSATION

Name & Principal Position	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Grant Date	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Restricted Stock Unit Grant Date	Market Value of Shares or Units of Stock that Have Not Vested(a) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested(b) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested(a) ($)
						9,056(d	)	8/13/2015	428,711
						16,980(e	)	8/13/2015	803,833
						7,729(d	)	8/11/2016	365,891
						6,487(g	)	8/14/2014	307,095
								8/13/2015		9,056(i	)	428,711
								8/13/2015		16,980(j	)	803,833
								8/11/2016		15,459(i	)	731,829
Andrea Resnick Global Head of Investor Relations and Corporate Communications	17,398(1)	0	8/5/2009	29.37	8/5/2019
	14,896(1)	0	8/4/2010	38.41	8/4/2020
	10,625(1)	0	8/3/2011	61.92	8/3/2021
	13,896(1)	0	8/15/2012	55.65	8/15/2022
	18,806(1)	0	8/14/2013	53.23	8/14/2023
	13,965(1)	6,982(1)	8/14/2014	36.31	8/14/2024
	8,196(1)	16,389(1)	8/13/2015	31.46	8/13/2025
	0	23,224(1)	8/11/2016	39.87	8/11/2026
						1,355(k	)	8/14/2014	64,146
						3,094(k	)	8/13/2015	146,470
						4,294(k	)	8/11/2016	203,278
						12,883(e	)	8/11/2016	609,881
						2,883(g	)	8/14/2014	136,481
								8/13/2015		4,641(i	)	219,705
								8/11/2016		4,294(i	)	203,278
Jane Nielsen Former Chief Financial Officer(5)	N/A
(1)	Annual Stock Option Grant: vests 33.3% each year beginning one year from date of grant.
(2)	Special Stock Option Grant: vested 33.3% on July 29, 2013, 33.3% on June 28, 2014 and 33.3% on June 27, 2015
(3)	Annual Performance Stock Option Grant: may be earned and vest in full three years from date of grant subject to the achievement of a performance condition.
(4)	Mr. Cohen’s awards are all reflected as outstanding in the above table. All awards granted in fiscal year 2016 and forward were subsequently forfeited following his departure from the company after the end of fiscal year 2017.
(5)	Ms. Nielsen left the company during fiscal year 2017. As of July 3, 2017, none of her awards remain outstanding.
(a)	The market value of stock awards is based on the closing price per share of Coach, Inc.’s stock on June 30, 2017 ($47.34).
(b)	Represents the number of shares that may be earned subject to expected performance conditions at the end of each performance period.
Please see the section titled Compensation Discussion and Analysis - Fiscal Year 2017 Compensation - Long Term Incentive Plan for details.
(c)	New hire RSU grant: vests 25% each year beginning one year from date of grant.
(d)	Annual RSU grant: vests 100% three years from date of grant.
(e)	Special RSU grant: vests 100% three years from date of grant.
(f)	Appointment PRSU grant: subject to performance, may vest up to 100% on March 4, 2018. As of July 1, 2017, performance period was incomplete.
(g)	Annual PRSU grant: subject to performance, may vest 100% three years from date of grant.
As of July 1, 2017, performance period was complete and 70.9% of shares are expected to vest including dividend equivalent shares accumulated through July 1, 2017.
(h)	Special PRSU grant: subject to performance, may vest 100% three years from date of grant.
As of July 1, 2017, performance period was complete and 70.9% of shares are expected to vest including dividend equivalent shares accumulated through July 1, 2017.
(i)	Annual PRSU grant: subject to performance, may vest 100% three years from date of grant. As of July 1, 2017, performance period was incomplete
(j)	Special PRSU grant: subject to performance, may vest 100% three years from date of grant. As of July 1, 2017, performance period was incomplete.
(k)	Annual RSU grant: vests 33.3% each year beginning one year from date of grant.
60	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

2017 Option Exercises and Stock Vested

Name & Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)
Victor Luis Chief Executive Officer	0	0	22,129	878,948
Kevin Wills Chief Financial Officer	0	0	0	0
Andre Cohen Former President, Coach North America and Global Marketing	0	0	0	0
Ian Bickley President, Global Business Development and Strategic Alliances	0	0	13,659	537,208
Todd Kahn President, Chief Administrative Officer and Secretary	29,877	244,627	13,201	519,195
Andrea Resnick Global Head of Investor Relations and Corporate Communications	17,100	28,063	8,298	326,360
Jane Nielsen Former Chief Financial Officer	0	0	0	0
(1)	28,077 shares were sold to cover the exercise cost, taxes and fees of Mr. Kahn’s stock option exercises; 16,817 shares were sold to cover the exercise cost, taxes and fees of Ms. Resnick’s stock option exercises.
(2)	Amounts shown reflect the difference between the exercise price of the stock option and the market price of Coach, Inc. common stock at time of exercise.
(3)	8,215 shares were withheld to cover the taxes related to the vesting of Mr. Luis’ PRSUs; 5,051 shares were withheld to cover the taxes related to the vesting of Mr. Bickley’s RSUs; 5,442 shares were withheld to cover the taxes related to the vesting of Mr. Kahn’s RSUs; 3,423 shares were withheld to cover the taxes related to the vesting of Ms. Resnick’s RSUs.
(4)	Represents the product of the number of shares vested and the market value of Coach, Inc.’s common stock on the vesting date.

2017 Non-Qualified Deferred Compensation

Name & Principal Position	Non-Qualified Plan	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Victor Luis	EDCP	1,307,436	39,990	10,659	0	1,385,303
Chief Executive Officer	SRP	0	0	8,038	0	460,742
Kevin Wills	EDCP	0	0	0	0	0
Chief Financial Officer	SRP	0	0	0	0	0
Andre Cohen	EDCP	0	0	0	0	0
Former President, North America and Global Marketing	SRP	0	0	0	0	0
Ian Bickley	EDCP	512,451	41,702	6,289	0	572,836
President, Global Business Development and Strategic Alliances	SRP	0	0	14,800	0	826,045
Todd Kahn	EDCP	66,267	28,069	6,674	0	112,140
President, Chief Administrative Officer and Secretary	SRP	0	0	3,792	0	211,655
Andrea Resnick	EDCP	0	0	0	0	0
Global Head of Investor Relations and Corporate Communications	SRP	0	0	3,865	0	215,725
Jane Nielsen	EDCP	0	0	0	0	0
Former Chief Financial Officer	SRP	0	0	1,703	0	0
(1)	Amounts shown represent elective salary and Annual Incentive Plan deferrals made by NEOs into the Coach, Inc. Executive Deferred Compensation Plan (“EDCP”) in fiscal year 2017. All contributions shown are also reported as compensation for fiscal year 2017 in the Summary Compensation Table.
(2)	Coach made matching contributions to the accounts of participants (including our NEOs) who participate in the EDCP. The matching formula is 100% of up to 3% of total earnings deferred less the maximum match available in the 401(k) Savings Plan, as described in the Other Compensation and Benefits Elements section. All contributions shown are also reported as compensation for fiscal year 2017 in the Summary Compensation Table.
2017 PROXY STATEMENT	61

EXECUTIVE COMPENSATION

(3)	Amounts shown represent total earnings under the Supplemental Retirement Plan (“SRP”) and the EDCP. Both plans are funded non-tax qualified plans in which participants select investment options based on substantially similar mutual funds available to participants in the 401(k) Savings Plan. The value of each mutual fund varies daily based on stock market conditions.
(4)	Includes Executive Contributions, Registrant Contributions and Aggregate Earnings earned in the last fiscal year for both of Coach’s non-tax qualified deferred compensation plans. Vested account balances are paid out six months after a participant’s termination. Under the EDCP, the deferred amounts and company match reported as compensation in the Summary Compensation Table were:
•	For Mr. Luis, $26,000 for fiscal year 2016 and $1,347,426 for fiscal year 2017 ($39,990 represented company match, which was first made in fiscal year 2017).
•	For Mr. Bickley, $86,329 for fiscal year 2016 and $554,153 for fiscal year 2017 ($41,702 represented company match, which was first made in fiscal year 2017).
•	For Mr. Kahn, $39,610 for fiscal year 2016 and $94,336 for fiscal year 2017 ($28,069 represented company match, which was first made in fiscal year 2017).
•	Messrs. Cohen and Wills and Misses. Resnick and Nielsen did not participate in the EDCP in fiscal year 2017.
Under the SRP, which was closed to future contributions during fiscal year 2015, the deferred amounts reported as compensation in the Summary Compensation Table for fiscal year 2015 were:
•	For Mr. Luis $49,274.
•	For Mr. Bickley $34,250.
•	For Mr. Kahn $23,937.
•	For Ms. Nielsen, $20,009. Ms. Nielsen’s balance was paid out 6 months after leaving the company.
•	Mr. Cohen did not participate in the SRP.
62	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

Employment Agreements and Compensatory Arrangements

Luis Letter Agreements

Mr. Luis was appointed Chief Executive Officer on January 1, 2014 pursuant to the terms of a letter agreement between Mr. Luis and the Company, dated February 13, 2013, which outlined the terms of his employment as Chief Commercial Officer from February 14, 2013 to January 1, 2014 and as Chief Executive Officer thereafter. Mr. Luis entered into addendums to his letter agreement on June 22, 2015 and August 22, 2016 (collectively with his original letter agreement, the “Luis Letter Agreements”). The compensation elements of the Luis Letter Agreements were designed to incentivize successful execution of the Company’s strategy and drive annual performance while strongly aligning Mr. Luis’ long-term compensation with value creation for Coach’s stockholders over a multi-year period. The Luis Letter Agreements provide for minimum annual base salary and target annual cash incentive awards, subject to achievement of performance goals established by the HR Committee. The Luis Letter Agreements also provide for a one-time Appointment Grant PRSU and minimum annual equity awards described above under Fiscal Year 2017 Compensation and participation in Coach’s various health and welfare plans for similarly situated executives described in the section titled Other Compensation and Benefit Elements — Benefits and Executive Perquisites above. The Luis Letter Agreements also provide that Coach is required to provide Mr. Luis with executive life insurance benefits as described in Other Compensation and Benefit Elements — Benefits and Executive Perquisites and shown in the “All Other Compensation” column of the Summary Compensation Table and in the related footnote.

Mr. Luis is free, at any time, for any reason, to end his employment with Coach and Coach may do the same, subject to a mutual six-month notice requirement agreed to by Mr. Luis and the Company (other than in connection with a termination by Coach for “Cause”). Mr. Luis’ failure to comply with this six-month notice provision will result in the Company being entitled to claw back any bonus paid within 180 days of Mr. Luis’ last day of employment, the forfeiture of any unpaid bonus or unvested RSU or stock option or vested stock option as of his last day of employment and the Company being entitled to claw back any Financial Gain (as defined in Mr. Luis’ equity award grant agreements) realized from the vesting of any equity award within the 12 months preceding his last day of employment with Coach. Mr. Luis’ equity awards, excluding his Appointment Grant PRSU, will continue to vest during the six-month notice period. If Mr. Luis provides the required notice and Coach elects to shorten the notice period, pursuant to the terms of the Luis Letter Agreements, Coach is required to pay Mr. Luis his salary and bonus amount through the remainder of the notice period and his equity awards (excluding his appointment

PRSU) will continue to vest. If Coach terminates the employment of Mr. Luis without “Cause” or if he resigns for “Good Reason”, Coach will pay Mr. Luis a severance amount equal to the sum of his (i) pro-rated bonus for the fiscal year in which the termination occurs, (ii) 21 months of his then current salary, paid in monthly installments during the 21-month period following the later of the date of Mr. Luis’ termination or the expiration of the six-month notice period pursuant to the agreement, and (iii) 21 months of his annual cash incentive, calculated based on the average of the actual percentage of the maximum annual cash incentive amounts earned with respect to Coach financial performance for the three prior fiscal years and applied to the maximum annual bonus amount for the year of termination. Mr. Luis’ equity awards will be treated as follows: (i) all of his unvested annual equity awards will continue to vest during the severance period, (ii) a pro-rata portion of any unvested annual PRSU awards subject to cliff-vesting shall be eligible to vest as of the original vesting date based on actual Company performance, and (iii) all unvested appointment grant PRSUs will be forfeited. During the notice period and the severance period, Mr. Luis is subject to non-competition and non-solicitation covenants. As described above, Coach is required to continue to pay Mr. Luis even if it elects to shorten the required notice period.

If Mr. Luis resigns his employment with Coach other than for “Good Reason,” Mr. Luis is subject to a 12-month post-employment non-solicitation covenant and Coach may, in its sole discretion, elect to subject him to a 12-month post-employment non-competition covenant as well, so long as Coach provides him with the severance payments and benefits described above for the 12-month period following his termination.

“Cause” under the Luis Letter Agreements is defined as and includes (but is not limited to) termination for (i) willful failure to substantially perform his duties (other than any such failure resulting from permanent Disability), which is not remedied within 30 days after notice of such failure; (ii) failure to carry out reasonable directive of the Chairman of the Board, which is not remedied within 30 days after receipt of such failure; (iii) commission at any time of any act or omission that results in a conviction, plea of no contest, or imposition of unadjudicated probation for any felony or crime involving fraud, embezzlement, material misconduct, misappropriation or moral turpitude; (iv) willful taking of or failure to take any action that is materially injurious to the Company, whether monetarily or otherwise; (v) unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing his duties and responsibilities; or (vi) willful commission at any

2017 PROXY STATEMENT	63

EXECUTIVE COMPENSATION

time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company.

“Good Reason” is defined under the Luis Letter Agreements and includes (but is not limited to) (i) the failure to continue as CEO; (ii) a material diminution in the nature or scope of his responsibilities; (iii) failure to make material payments or provide material benefits under his offer letter; (iv) the relocation of the Company’s executive offices more than 50 miles outside of New York City; (v) the Company’s material breach of the terms of his offer letter, subject to certain notice and cure periods described in the offer letter.

All performance-based compensation paid to Mr. Luis is subject to Coach’s incentive repayment (“clawback”) policy applicable in the event of a material restatement of the Company’s financial results. Mr. Luis will be subject to the non-competition and non-solicitation covenants set forth in the agreement, both during his employment with the Company as well as during specified periods following termination (provided that the non-competition covenants only apply following a termination of employment other than for Cause to the extent that Mr. Luis receives severance payments during the restricted period).

Messrs. Wills, Cohen, Bickley and Kahn, Misses. Resnick and Nielsen

Messrs. Wills, Cohen, Bickley and Kahn, Misses. Resnick and Nielsen are not subject to employment agreements. Each agreed to employment offer letters with the Company upon the commencement of their employment and/or appointments as executive officers and various supplemental letter agreements entered into in fiscal years 2016 and 2017.

Each of Messrs. Wills, Cohen, Bickley and Kahn is required to provide the Company with six-months’ advance written notice of his intent to terminate employment with Coach. Ms. Resnick is required to provide the Company with three-months’ advance written notice of her intent to terminate employment with Coach. Under the terms of each letter agreement, failure of the executive to comply with this notice provision results in the Company being entitled to an immediate injunction prohibiting him or her, as applicable, from commencing employment elsewhere for the length of the required notice and being entitled to claw back any cash incentive paid within 180 days of his or her last day of employment, the forfeiture of any unpaid cash incentive or unvested RSU or stock option or vested stock option as of his or her last day of employment and the ability to claw back any Financial Gain (as defined in each equity award grant agreements) realized from the vesting of any equity award within the 12 months preceding his or her last day of employment with Coach.

Each of the executives letter agreements provided for 12-months of base-salary and health benefits continuation under the Coach, Inc. Severance Pay Plan for Vice Presidents and Above (the “Severance Pay Plan”) in the event he or she is terminated without “Cause.” Mr. Bickley’s letter agreements provide that if he is terminated by Coach without “Cause” or if he resigns for “Good Reason,” he will be eligible to receive a pro-rated amount of his annual cash incentive for the fiscal year that the termination occurred, 18-months of base salary, and 18-months of annual cash incentive (calculated as 1.5 times the average of the actual cash incentive amounts paid to him for the three fiscal years most recently completed prior to the termination date).

Under Mr. Kahn’s letter agreement, “Cause” includes (but shall not be limited to) termination for any willful or grossly negligent breach of duties as an employee of Coach and termination for fraud, embezzlement or any other similar dishonest conduct or for violation of Coach’s rules of conduct. Under each of Mr. Wills and Ms. Resnick’s letter agreement, “Cause” is defined as (i) violation of Coach’s employee guide or written policies and procedures, (ii) indictment, conviction of, or plea of guilty or no contest to a felony or crime of moral turpitude, (iii) willful or grossly negligent breach of duties, (iv) any act of fraud, embezzlement or other similar dishonest conduct, (v) any act or omission that Coach determines could have a material adverse effect on Coach, (vi) failure to follow the lawful directives of the chief executive officer or other officer of Coach to whom he or she reports, or (vii) breach of her letter agreement or other written agreement between with Coach or any of its affiliates.

Under each of Messrs. Cohen and Bickley’s letter agreements, “Cause” is defined as and includes (but is not limited to) termination for (i) willful failure to substantially perform each of their duties (other than any such failure resulting from permanent Disability), which is not remedied within 30 days after notice of such failure; (ii) failure to carry out reasonable directive of the chief executive officer, which is not remedied within 30 days after receipt of such failure; (iii) commission at any time of any act or omission that results in a conviction, plea of no contest, or imposition of unadjudicated probation for any felony or crime involving fraud, embezzlement, material misconduct, misappropriation or moral turpitude; (v) unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing his duties and responsibilities; or (vi) willful commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company. Willful taking of or failure to take any action that is materially injurious to the Company, whether monetarily or otherwise also constitutes “Cause” under Mr. Cohen’s letter agreement.

64	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

“Good Reason” is defined under Mr. Wills’ employment offer letter as (i) failure of the Company to continue him in the position of Chief Financial Officer or (ii) relocation of the Company’s executive officers more than 50 miles outside of New York City, subject to certain notice and cure periods described in the offer letter.

“Good Reason” is defined under Mr. Bickley’s employment offer letter and includes (but is not limited to) (i) the failure of the Company to continue Mr. Bickley in his position of President, International Group or a more senior position; (ii) a material diminution of his responsibilities; (iii) failure to make material payments or provide material benefits under his offer letter; (iv) the relocation of the Company’s executive offices more than 50 miles outside of New York City; or (v) the Company’s material breach of the terms of his offer letter, subject to certain notice and cure periods described in the offer letter. Upon his appointment to his new position, the Company waived Mr. Bickley’s obligation to provide the Company with notice of intent to resign for good reason no later than 60 days following the effectiveness of his new position, effective solely with respect to the period from July 1, 2018 through July 10, 2018.

Please refer to Treatment of Long-Term Incentives below for a discussion of the impact of a termination on annual stock options, PRSUs and RSUs.

Ms. Nielsen

Pursuant to her employment offer letter, both Ms. Nielsen and Coach were required to provide the other party three-months advance written notice of their intention to end her employment with Coach. Ms. Nielsen submitted her resignation to the Company on June 3, 2016 and separated from the Company on August 20, 2016. The Company waived the enforcement of the required three-month notice period in Ms. Nielsen’s employment offer letter. Ms. Nielsen and the Company also agreed that she would not receive any Annual Incentive Plan payment for fiscal year 2016 and that no portion of any of her unvested stock option, RSU or PRSU awards would become vested. Ms. Nielsen did not receive any Annual Incentive Plan payment or stock option, RSU or PRSU grant for fiscal year 2017. Ms. Nielsen also forfeited her outstanding vested stock options as of the date of her separation from the Company and agreed not to solicit the Company’s employees for a period of two years after the date of her separation from the Company. The actual amounts that Ms. Nielsen received due to her separation are displayed below.

Mr. Cohen

Pursuant to his employment letter agreement, Mr. Cohen was required to provide the Company with six-months advance written notice of his intent to terminate employment. Mr. Cohen notified the Company on April 3, 2017 that he would be resigning. As his successor joined in June, the Company elected to shorten his notice period and his last day with the Company was July 1, 2017. The HR Committee determined that Mr. Cohen would receive his earned bonus for fiscal year 2017, based on the actual achievement of the performance criteria established by the HR Committee, on the date that the Company paid bonuses for fiscal year 2017 to other employees of the Company. In addition, the HR Committee has determined that the equity awards granted to Mr. Cohen on August 14, 2014 would remain outstanding following Mr. Cohen’s last day with the Company and become eligible to pro-rata vest through his last day of employment, in accordance with the terms and conditions of the award agreements, including the achievement of any performance conditions for performance restricted stock units. Mr. Cohen will have 90 days following the vesting date to exercise any outstanding options from these awards. The actual amounts that Mr. Cohen received due to his separation are displayed below.

Compensation and Benefits due to Termination Event	Andre Cohen	Jane Nielsen
Annual Incentive	$926,826	$	N/A
Surrender Value of Life Insurance	NA		305
Qualified Retirement Plan Distribution	NA		142,664
Non-Qualified Retirement Plan Balance	12,035		88,953
Intrinsic value of unvested long-term incentive awards that continued vesting upon termination(1)
Stock Options: intrinsic value of the pro-rata portion of awards that vested	194,062		N/A
RSUs: intrinsic value of the pro-rata portion of awards that vested	954,185		N/A
PRSUs: intrinsic value of the pro-rata portion of awards that were earned and vested on the original vesting date, upon the satisfaction of performance conditions	1,006,543		N/A
Total	3,093,651		231,922
(1)	Values are based on the closing price of our common stock on June 30, 2017 of $47.34 and reflect actual performance of 70.9% for the PRSU awards.
2017 PROXY STATEMENT	65

EXECUTIVE COMPENSATION

Treatment of Long-Term Incentives Upon Termination or Change in Control

In general, the annual stock option, PRSU and RSU grants made to our NEOs and outstanding as of the end of fiscal year 2017 are treated as indicated below in the event of termination or change-in-control. Footnotes indicate where such treatment differs pursuant to an employment agreement or as agreed by the HR Committee. In addition, the HR Committee retains discretion to modify the terms of any agreement in certain situations.

Reason for Termination	Treatment of Stock Options and Graded RSUs	Treatment of Cliff Vest RSUs and PRSUs(1)(2)
Voluntary (including a resignation without “Good Reason”, as defined above under Employment Agreements and Compensatory Arrangements)	Unvested awards forfeit Vested stock options remain exercisable for 90 days	Unvested awards forfeit
Retirement
Unvested awards remain outstanding and become vested on original schedule; additionally, performance options will vest subject to satisfaction of the performance conditions

Exercisability of vested options continues for the remainder of the ten-year term
Unvested RSUs and PRSUs remain outstanding and become vested on original schedule PRSUs will vest based on actual company performance
Severance Event (including resignation with “Good Reason” or termination without “Cause”, as defined above under Employment Agreements and Compensatory Arrangements)(3)
Unvested awards remain outstanding and continue to vest for the duration of the salary continuation period; additionally, performance options will vest subject to satisfaction of the performance conditions

Exercisability of vested stock options continues for 90 days following the end of the salary continuation period

Unvested awards remain outstanding and continue to vest for the duration of the salary continuation period:

- RSUs with vesting dates within the salary continuation period will vest; and

- PRSUs may pro-rata vest subject to satisfaction of the performance conditions

Death or Long-Term Disability	Vesting of unvested awards is accelerated; performance condition for performance options is waived The estate (or the executive) may exercise stock options for a period of five years	Vesting of unvested RSUs and target PRSUs is accelerated
Termination upon a Change-in-Control	Vesting of unvested awards is accelerated; performance condition for performance options is waived	Vesting of unvested RSUs and target PRSUs is accelerated
Cause (as defined above under Employment Agreements and Compensatory Arrangements)	Vested and unvested stock options and unvested RSUs forfeit, and financial gains realized in the twelve months prior to termination must be repaid	Unvested awards forfeit and financial gains realized in the twelve months prior to termination must be repaid
Change-in-Control without termination	Outstanding awards shall continue vesting as scheduled assuming continued employment, or an equivalent award shall be substituted by the successor corporation	Outstanding awards continue vesting as scheduled assuming continued employment, or an equivalent award shall be substituted by the successor corporation
(1)	For special cliff vest RSUs, (a) awards granted prior to August 2016 are forfeited in the case of a Severance Event or Retirement and, (b) awards granted August 2016 and later have different termination rules based on event: Retirement - awards are forfeited; Severance and Death and Long-Term Disability - awards pro-rata vest.
(2)	For Special cliff vest PRSUs, awards are forfeited in the case of Severance Event and Retirement and pro-rata vest for completed performance periods in a termination due to Death or Long-Term Disability.
(3)	As described above under Employment Agreements and Compensatory Arrangements — Luis Letter Agreements, pursuant to the Luis Letter Agreements and Mr. Luis’ applicable award agreements, Mr. Luis’ unvested Appointment PRSU Award would be forfeited upon termination for any reason other than for death, disability or termination in connection with a Change in Control.
66	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation that would have been owed to each of our NEOs in the event of employment termination or change in control on July 1 2017. The tables include amounts earned through July 1, 2017, as well as estimates of the amounts which would have been paid to such NEOs following that date. The actual amounts to be paid out can only be determined at the time of a NEO’s termination.

Regardless of the reason for a NEO’s termination of employment, he or she may be entitled to receive amounts earned during the term of employment. Such amounts include:

•	any vested balance in our qualified and non-qualified retirement plans;
•	the ability to convert his/her individual life insurance and/ or individual long-term disability insurance at his or her own expense; and
•	the ability to exercise vested stock options for a defined period of time.

In the event a NEO dies or is terminated due to disability, such NEO or beneficiary would receive benefits under our life insurance or long-term disability plan, as appropriate.

The amounts of compensation due upon various termination situations reflect the specific employment terms and conditions for each executive as described above under Employment Agreements and Compensatory Arrangements, and were calculated using the following assumptions:

•	Long-term incentive amounts reflect the intrinsic value of unvested stock options, RSUs and PRSUs, whose vesting would be accelerated or continued due to the termination, assuming a closing price of our common stock on June 30, 2017 of $47.34, the last trading day before the assumed termination date.
•	The HR Committee does not exercise its discretion to pro-rata vest any unvested RSUs or PRSUs.
•	The values shown for continuation of benefits and perquisites reflect our cost for each program as of July 1, 2017. These costs may change annually.
•	The “Total” row represents the sum of all estimated payments in the column, excluding “Disability Benefits,” which are reflected as a monthly payment made by the insurance company that provides the benefit.

Please see the Employment Agreements and Compensatory Arrangements section for details about the compensation paid to Ms. Nielsen and Mr. Cohen upon their separation from the Company.

2017 PROXY STATEMENT	67

EXECUTIVE COMPENSATION

VICTOR LUIS

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1) ($)	Termination by the Board without Cause(2) ($)	Resignation by the Executive with Good Reason(2) ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement(3) ($)
TOTAL	2,337,139	2,337,139	33,828,822	33,828,822	43,204,038	39,312,963	0
Salary Continuation	0	0	2,362,500	2,362,500	2,362,500	0	0
Benefit and Perquisite Continuation	0	0	26,841	26,841	26,841	0	0
Short Term Incentive	0	0	6,996,919	6,996,919	6,996,919	2,498,193	0
Annual Long Term Incentives:
Unvested Stock Options	0	0	8,855,917	8,855,917	10,979,248	10,979,248	0
Unvested Restricted Stock Units	0	0	0	0	0	0	0
Unvested Performance Restricted Stock Units	0	0	13,249,506	13,249,506	14,509,919	14,509,919	0
Special Long Term Incentives:
Unvested Restricted Stock Units	0	0	0	0	0	0	0
Unvested Performance Restricted Stock Units	0	0	0	0	0	0	0
Unvested Appointment PRSUs	0	0	0	0	5,991,472	5,991,472	0
Retirement Plan Distribution	2,334,131	2,334,131	2,334,131	2,334,131	2,334,131	2,334,131	0
Life Insurance Benefits(4)	3,008	3,008	3,008	3,008	3,008	3,000,000	0
Disability Benefits(5)	0	0	0	0	0	25,000	0
(1)	Pursuant to the Luis Letter Agreements, Mr. Luis may receive, based on the sole discretion of the HR Committee, total compensation upon separation in the amount of $27,212,559 in exchange for accepting the non-competition provisions of the agreement for the 12-month period following his termination.
(2)	Pursuant to the Luis Letter Agreements, Mr. Luis may receive, based on the sole discretion of the HR Committee, pay in lieu of notice representing three months of salary and benefit continuation, and a pro-rata annual incentive. The incremental total compensation severance pay would equal $984,009.
(3)	Mr. Luis was not eligible to retire as of July 1, 2017.
(4)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of July 1, 2017. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(5)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of July 1, 2017; amount not included in total.

KEVIN WILLS

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement(1) ($)
TOTAL	0	0	1,863,812	1,863,812	5,159,234	4,636,204	0
Salary Continuation	0	0	750,000	750,000	750,000	0	0
Benefit and Perquisite Continuation	0	0	15,338	15,338	15,338	0	0
Short Term Incentive	0	0	0	0	0	242,308	0
Annual Long Term Incentives:
Unvested Stock Options	0	0	0	0	0	0	0
Unvested Restricted Stock Units	0	0	1,098,474	1,098,474	4,393,896	4,393,896	0
Unvested Performance Restricted Stock Units	0	0	0	0	0	0	0
Special Long Term Incentives:
Unvested Restricted Stock Units	0	0	0	0	0	0	0
Unvested Performance Restricted Stock Units	0	0	0	0	0	0	0
Retirement Plan Distribution	0	0	0	0	0	0	0
Life Insurance Benefits(2)	0	0	0	0	0	0	0
Disability Benefits(3)	0	0	0	0	0	25,000	0
(1)	Mr. Wills was not eligible to retire as of July 1, 2017.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of July 1, 2017. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of July 1, 2017; amount not included in total.
68	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

ANDRE COHEN

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1) ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason(1) ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement(2) ($)
TOTAL	12,035	12,035	4,178,337	0	7,708,187	7,407,504	0
Salary Continuation	0	0	950,000	0	950,000	0	0
Benefit and Perquisite Continuation	0	0	1,278	0	1,278	0	0
Short Term Incentive	0	0	0	0	0	950,000	0
Annual Long Term Incentives:
Unvested Stock Options	0	0	813,002	0	1,701,392	1,701,392	0
Unvested Restricted Stock Units	0	0	505,308	0	1,555,986	1,555,986	0
Unvested Performance Restricted Stock Units	0	0	1,896,714	0	2,043,759	2,043,759	0
Special Long Term Incentives:
Unvested Restricted Stock Units	0	0	0	0	481,246	461,926	0
Unvested Performance Restricted Stock Units	0	0	0	0	962,491	682,406	0
Retirement Plan Distribution	12,035	12,035	12,035	0	12,035	12,035	0
Life Insurance Benefits(3)	0	0	0	0	0	0	0
Disability Benefits(4)	0	0	0	0	0	17,500	0
(1)	Mr. Cohen is not able to resign for “Good Reason” under the terms of his offer letter.
(2)	Mr. Cohen was not eligible to retire as of July 1, 2017.
(3)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of July 1, 2017. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(4)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of July 1, 2017; amount not included in total.

IAN BICKLEY

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement(1) ($)
TOTAL	3,108,106	3,108,106	10,883,717	10,883,717	11,681,413	11,159,306	0
Salary Continuation	0	0	1,245,000	1,245,000	1,245,000	0	0
Benefit and Perquisite Continuation	0	0	21,083	21,083	21,083	0	0
Short Term Incentive	0	0	2,350,657	2,350,657	2,350,657	941,062	0
Annual Long Term Incentives:
Unvested Stock Options	0	0	1,340,562	1,340,562	1,576,487	1,576,487	0
Unvested Restricted Stock Units	0	0	1,067,975	1,067,975	1,482,701	1,482,701	0
Unvested Performance Restricted Stock Units	0	0	1,750,334	1,750,334	1,897,379	1,897,379	0
Special Long Term Incentives:
Unvested Restricted Stock Units	0	0	0	0	0	0	0
Unvested Performance Restricted Stock Units	0	0	0	0	0	0	0
Retirement Plan Distribution	2,981,677	2,981,677	2,981,677	2,981,677	2,981,677	2,981,677	0
Life Insurance Benefits(2)	126,429	126,429	126,429	126,429	126,429	2,280,000	0
Disability Benefits(3)	0	0	0	0	0	25,000	0
(1)	Mr. Bickley was not eligible to retire as of July 1, 2017.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of July 1, 2017. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of July 1, 2017; amount not included in total.
2017 PROXY STATEMENT	69

EXECUTIVE COMPENSATION

TODD KAHN

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1) ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason(1) ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement(2) ($)
TOTAL	775,499	775,499	4,075,681	0	7,274,196	8,257,093	0
Salary Continuation	0	0	750,000	0	750,000	0	0
Benefit and Perquisite Continuation	0	0	14,055	0	14,055	0	0
Short Term Incentive	0	0	0	0	0	750,000	0
Annual Long Term Incentives:
Unvested Stock Options	0	0	635,384	0	1,305,637	1,305,637	0
Unvested Restricted Stock Units	0	0	433,121	0	1,227,711	1,227,711	0
Unvested Performance Restricted Stock Units	0	0	1,467,622	0	1,593,660	1,593,660	0
Special Long Term Incentives:
Unvested Restricted Stock Units	0	0	0	0	803,817	504,586	0
Unvested Performance Restricted Stock Units	0	0	0	0	803,817	0	0
Retirement Plan Distribution	775,499	775,499	775,499	0	775,499	775,499	0
Life Insurance Benefits(3)	0	0	0	0	0	2,100,000	0
Disability Benefits(4)	0	0	0	0	0	25,000	0
(1)	Mr. Kahn is not able to resign for “Good Reason” under the terms of his offer letter.
(2)	Mr. Kahn was not eligible to retire as of July 1, 2017.
(3)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of July 1, 2017. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(4)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of July 1, 2017; amount not included in total.

ANDREA RESNICK

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1) ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason(1) ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement(2) ($)
TOTAL	1,447,636	1,447,636	3,147,995	0	4,087,959	4,784,497	3,214,221
Salary Continuation	0	0	475,000	0	475,000	0	0
Benefit and Perquisite Continuation	0	0	15,338	0	15,338	0	0
Short Term Incentive	0	0	0	0	0	282,500	282,500
Annual Long Term Incentives:
Unvested Stock Options	0	0	264,981	0	510,752	510,752	510,752
Unvested Restricted Stock Units	0	0	205,116	0	413,868	413,868	413,868
Unvested Performance Restricted Stock Units	0	0	559,465	0	615,482	615,482	559,465
Special Long Term Incentives:
Unvested Restricted Stock Units	0	0	180,459	0	609,883	180,459	0
Unvested Performance Restricted Stock Units	0	0	0	0	0	0	0
Retirement Plan Distribution	1,431,436	1,431,436	1,431,436	0	1,431,436	1,431,436	1,431,436
Life Insurance Benefits(3)	16,200	16,200	16,200	0	16,200	1,350,000	16,200
Disability Benefits(4)	0	0	0	0	0	25,000	0
(1)	Ms. Resnick is not able to resign for “Good Reason” under the terms of her offer letter.
(2)	Ms. Resnick is eligible to retire as of July 1, 2017.
(3)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of July 1, 2017. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(4)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of July 1, 2017; amount not included in total.
70	2017 PROXY STATEMENT

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of July 1, 2017, with respect to the shares of Coach common stock that may be issued under our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants or rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	20,768,990(1)	$41.12(2)	18,827,158(3)
Equity compensation plans not approved by security holders(4)	57,716	$42.56	0
Total	20,826,706		18,827,158
(1)	Includes 3,487,186 RSUs and 2,282,076 PRSUs which do not have an exercise price. PRSUs with incomplete performance periods assume maximum performance conditions will be satisfied.
(2)	Includes weighted average exercise price for stock options only.
(3)	Includes securities remaining available for future issuance for each of the following plans:
•	Amended and Restated Coach, Inc. 2010 Stock Incentive Plan: 17,422,692
•	Amended and Restated Coach, Inc. 2001 Employee Stock Purchase Plan: 1,404,466
(4)	Includes outstanding deferred stock units held by the 2000 Non-Qualified Deferred Compensation Plan for Outside Directors, under which certain of Coach’s Outside Directors previously deferred certain elements of their compensation. Since November 2013, director compensation and deferrals are administered under the stockholder-approved Amended and Restated Coach, Inc. 2010 Stock Incentive Plan. Amounts deferred under these plans may, at the participants’ election, be either represented by deferred stock units, which represent the right to receive shares of Coach common stock, on a one-for-one basis, on the distribution date elected by the participant, or placed in an interest-bearing account to be paid on such distribution date. Deferred stock units are valued as if each deferral were invested in Coach common stock as of the deferral date. Deferred stock units do not have voting rights, but are credited with dividend equivalents.
2017 PROXY STATEMENT	71

PROPOSAL 5: APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN (AMENDED AND RESTATED AS OF SEPTEMBER 20, 2017)

Our Board of Directors is submitting for stockholder approval the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (Amended and Restated as of September 20, 2017) (the “Amended Stock Incentive Plan”). The Amended Stock Incentive Plan is an amendment and restatement of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan, which was first adopted by our Board of Directors on September 17, 2010, and approved by our stockholders on November 3, 2010, and which was most recently amended and restated in its entirety by our Board of Directors on September 23, 2016, which amendment and restatement was approved by our stockholders on November 10, 2016 (the “Plan”).

The Amended Stock Incentive Plan was approved by our Board of Directors on September 20, 2017, the effective date, subject to stockholder approval. Accordingly, Coach’s stockholders are being asked to approve the Amended Stock Incentive Plan at the 2017 Annual Meeting of Stockholders.

The Board of Directors believes that the Amended Stock Incentive Plan is a critical part of our pay-for-performance compensation program. We grant long term stock incentives annually to over 1,400 of our associates around the world, including our executive officers and many of our store managers. Aligning these key employees to the same outcomes achieved by our stockholders has been a hallmark of our approach, and supports our objective to attract and retain the best talent in the luxury retail industry. We believe that it is in the best interests of the Company and our stockholders to approve the Amended Stock Incentive Plan. Based on the amount of awards granted in the past, as discussed in more detail below, the shares remaining available for awards under the Plan will likely be insufficient to satisfy our equity compensation needs after the end of fiscal year 2018 and we believe therefore that the Plan should be amended to authorize up to an additional 7,500,000 shares of our common stock for awards. If our stockholders do not approve the Amended Stock Incentive Plan, we may experience a shortfall of shares available for issuance for stock-based compensation awards, which we believe will adversely affect our ability to attract, retain and reward the many employees who contribute to our long-term success.

Approval of this Proposal 5 will constitute approval of the Amended Stock Incentive Plan. The key differences between the Plan and the Amended Stock Incentive Plan are:

•	7,500,000 additional shares of our common stock are authorized for issuance under the Amended Stock Incentive Plan, increasing the number of shares of our common stock available for awards from 54,900,000 to 62,400,000, subject to adjustment as described below.
•	Added language confirming our current practice that no dividends or dividend equivalents will be payable with respect to any shares underlying an award until the award (or the applicable part of the award) has vested.

In its determination to approve the Amended Stock Incentive Plan, the Board reviewed an analysis prepared by management and reviewed by CAP, its independent compensation consultant, which included an analysis of certain burn rates, dilution and overhang metrics, peer group market practices and trends, and the costs of the Amended Stock Incentive Plan, including the estimated stockholder value transfer cost. Specifically, the Board considered that:

•	Our three-year average burn rate is 2.3% of common shares outstanding:
Fiscal Year(1)	Total shares granted	Common Shares Outstanding	Burn Rate
2015	6,331,000	276,606,164	2.3%
2016	7,094,793	278,537,258	2.5%
2017	5,981,138	281,938,089	2.1%
3-yr average			2.3%
(1)	As reported in the Company’s Form 10-K filing at the end of each fiscal year.
•	If we do not increase the shares of our common stock available for issuance under our the Amended Stock Incentive Plan, then, based on historical grant practices and our practice of granting performance-based full-value awards to approximately 40 executives including our NEOs, we may exhaust the current reserve under the Plan before making our annual August 2018 long-term incentive grants, losing an important compensation tool that we consider to be aligned with stockholder interests and critical to our ability to attract, motivate and retain highly qualified talent.
•	We do not intend to grant any further awards under the Fifth & Pacific Companies, Inc. 2013 Stock Incentive Plan (the “Kate Spade Plan”), which we acquired in connection with the acquisition of Kate Spade & Company. All
72	2017 PROXY STATEMENT

PROPOSAL 5: APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN

outstanding awards under the Kate Spade Plan were converted to Coach stock after the closing of the Company's acquisition of Kate Spade and are included in the shares outstanding figures below.

•	If approved, the issuance of the additional shares of our common stock to be reserved under the Amended Stock Incentive Plan would dilute the holdings of stockholders by 2.6% of our common shares outstanding, bringing our overhang to approximately 14.4% (including the shares that will be reserved for issuance under the Amended Stock Incentive Plan). According to our analysis, this overhang level is slightly above the 75th percentile of the companies in our peer group (please see Peer Group and Competitive Assessment of Compensation section above). We expect our overhang level to decrease in subsequent years as we issue shares from the Amended Stock Incentive Plan; for example, by the end of August 2018, approximately 646,080 stock options will expire or be exercised.

	Stock Options
Fiscal Year(1)	Number Outstanding	Weighted average exercise Price	Weighted average remaining term (yrs)	Total Full-Value Awards Outstanding(2)	Shares Available(3)	Common Shares Outstanding	Total equity dilution
2015	13,459,822	$42.72	6.0	4,694,649	15,504,449	276,606,164	12.2%
2016	14,990,465	$40.51	6.6	5,656,534	19,207,954	278,537,258	14.3%
2017	14,999,728	$41.12	6.1	5,769,262	17,422,692	281,938,089	13.5%
Current(4)	16,591,597	$41.31	6.9	6,153,326	10,543,662	284,133,227	11.7%
New Shares					7,500,000		2.6%
Total equity dilution including new shares							14.4%
(1)	As reported in the Company’s proxy statement at the end of each fiscal year.
(2)	For PRSUs, assumes awards are earned at maximum performance level.
(3)	Excludes the Amended and Restated Coach, Inc. 2001 Employee Stock Purchase Plan.
(4)	Total number of outstanding options, weighted average exercise price of total outstanding options,weighted average remaining term of total outstanding options, total number of outstanding full value awards, and total number of shares available from all active equity plans are as of September 8, 2017; common shares outstanding are as of September 11, 2017 record date.

In light of the factors described above, and the fact that we believe that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Board has determined that the size of the share reserve under the Amended Stock Incentive Plan is reasonable and appropriate at this time.

In addition, we believe that the Amended Stock Incentive Plan continues to properly balance its compensatory design with stockholder interests by having the following characteristics:

•	Grants of options or stock appreciation rights (“SARs”) with an exercise price that is less than fair market value on the grant date are prohibited (except in the case of certain awards granted in connection with a merger or similar corporate transaction upon the assumption of or in substitution for outstanding equity awards previously granted by another entity);
•	Repricing of options or SARs to reduce price per share is prohibited without prior stockholder approval;
•	Acceleration of vesting in connection with a change in control only occurs in the context of a qualifying termination of employment occurring within 12 months following a change in control (commonly known as a “double trigger”) or under other limited circumstances as provided by the administrator;
•	The term of the Amended Stock Incentive Plan has not been extended in connection with this amendment and restatement and, accordingly, no awards may be granted under the Amended Stock Incentive Plan following September 17, 2020 (the ten-year anniversary of the date our Board of Directors adopted the Plan);
•	Dividends or dividend equivalents on unvested awards are only earned to the extent the underlying award is earned and vests; and
•	Shares used to satisfy the exercise price on stock options and SARs or used to satisfy tax withholding on any awards are not recycled back into the Amended Stock Incentive Plan, and the Amended Stock Incentive Plan does not have other practices commonly known as “liberal share counting” practices.

We have designed the Amended Stock Incentive Plan in a manner that is intended to permit us to grant awards of qualified performance-based compensation under Section 162(m) of the Code and to allow us to receive a tax deduction for incentive-based compensation without limitation under such Section 162(m). One of the requirements of Section 162(m) necessitates that we obtain stockholder approval of the Amended Stock Incentive Plan, including the performance criteria set forth in the Amended Stock Incentive Plan. Accordingly, approval of the Amended Stock Incentive Plan by our stockholders will also constitute approval of the performance criteria set forth in the Amended Stock Incentive Plan.

2017 PROXY STATEMENT	73

PROPOSAL 5: APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN

We are also seeking stockholder approval of the Amended Stock Incentive Plan to comply with a listing requirement of the NYSE which requires that material changes to any equity compensation plan of a NYSE-listed company be approved by the company’s stockholders.

If our stockholders approve the Amended Stock Incentive Plan, the Amended Stock Incentive Plan will be effective as of September 20, 2017. If our stockholders do not approve the Amended Stock Incentive Plan, the Plan, in its current form, will remain in effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN (AMENDED AND RESTATED AS OF SEPTEMBER 20, 2017).

Vote Required

The approval of the Amended Stock Incentive Plan requires the affirmative vote of a majority of the votes cast at the meeting (either in person or by proxy) on this Proposal 5.

Description of the Amended Stock Incentive Plan

The following is only a summary of the Amended Stock Incentive Plan and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix B.

General. The Company has used equity compensation as a significant component of executive and broad-based compensation since our initial public offering in October 2000. As described in the Compensation Discussion and Analysis above, we have found equity compensation to be especially effective at motivating both sustained high performance and retention. At this time, the Company wishes to amend and restate its Plan to ensure that the Company has sufficient shares available to continue its approach to pay for performance through equity compensation, and to incorporate terms for future grants that reflect current best practices in executive compensation. The Board is seeking our stockholders’ approval of the Amended Stock Incentive Plan, because it believes it is the best way to motivate employees and outside directors to further the growth, development and financial success of Coach, and to enable us to obtain and retain the services of employees and outside directors considered essential to our long-term success by offering them an opportunity to own, and benefit from the ownership of, Coach stock. The Amended Stock Incentive Plan will:

•	Allow us to issue an additional 7,500,000 shares, which may be in the form of options to purchase shares of our common stock, restricted stock, RSUs, performance awards, including PRSUs, dividend equivalents, deferred stock, deferred stock units, SARs and other stock awards.
•	Allow us to continue providing, where appropriate, incentive compensation that is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

Number of Shares. A total of 62,400,000 shares of Coach common stock have been reserved for issuance pursuant to the Amended Stock Incentive Plan. No more than 1,000,000 shares may be granted to any participant within any fiscal year, and, as described below, no more than 5% of the available shares may be issued as awards without specified vesting schedules of at least one year. The number of shares of common stock available under the Amended Stock Incentive Plan will be proportionately adjusted in the event of any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends).

Share Counting. Each share that is delivered under the Amended Stock Incentive Plan in settlement of a full-value award (such as a grant of RSUs or PRSUs) that was granted prior to September 19, 2014, will count as 2.0 shares for purposes of determining shares remaining available for grant and each share that is delivered in settlement of a full-value award that was granted on or following September 19, 2014, will count as 2.45 shares for purposes of determining shares remaining available for grant. Any awards under the Amended Stock Incentive Plan that are made in connection with an acquisition will not reduce the number of shares available for issuance under the Amended Stock Incentive Plan. Awards under either the Amended Stock Incentive Plan or under the Coach, Inc. 2004 Stock Incentive Plan (Amended and Restated Effective May 8, 2008) and the Coach, Inc. 2000 Stock Incentive Plan (Amended and Restated as of August 9, 2001) (the “Prior Plans”) that are not issued due to forfeiture or expiration will be returned to the Amended Stock Incentive Plan for reuse. Shares of common stock withheld upon

74	2017 PROXY STATEMENT

PROPOSAL 5: APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN

issuance to pay all or a portion of the exercise price of a stock option or SAR or tax withholding obligations on any award will not be returned to the Amended Stock Incentive Plan for reuse.

Shares Available. As of September 8, 2017, 10,543,662 shares remained available for grant under the Plan. There were 16,591,597 stock options outstanding with a weighted average exercise price of $41.31 and weighted average remaining term of 6.9 years, and 6,153,326 full value awards outstanding under all stock plans (including the Prior Plans, the Kate Spade Plan and the 2000 Non-Employee Director Stock Plan); of which 3,907,612 were service-based awards and 2,245,714 were unearned performance-based awards. To the extent actual performance is below the maximum attainable level, fewer than 2,245,714 performance-based awards shares will be issued. Also as of September 8, 2017, there were 59,479 deferred stock units outstanding under Coach’s Non-Qualified Deferred Compensation Plan for Outside Directors. There are no shares available for grant under the Prior Plans or the Non-Qualified Deferred Compensation Plan for Outside Directors. Approval of the Amended Stock Incentive Plan will have no impact on these plans.

Administration. The HR Committee administers the Amended Stock Incentive Plan. Awards under the Amended Stock Incentive Plan may be intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. The HR Committee consists solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The HR Committee has the power to determine the terms of the awards granted, including the exercise price of stock options and SARs, the number of shares subject to each award, the exercisability of the options and SARs and the form of consideration payable upon exercise.

Eligibility. The HR Committee, in its sole discretion, may from time to time grant awards under the Amended Stock Incentive Plan to any number of employees of Coach or any subsidiary or to Coach’s outside directors. The HR Committee determines at the time of each grant the number of shares subject to such awards. All of our employees that are not covered by a collective bargaining agreement are eligible to participate in the Amended Stock Incentive Plan under the terms of the plan.

Stock Options and SARs. The exercise price of all options and SARs granted under the Amended Stock Incentive Plan must be at least equal to the fair market value (as defined in the Amended Stock Incentive Plan) of Coach common stock on the grant date. Each option and SAR will have a maximum term of ten years. No dividends or dividend equivalents will be paid on outstanding options or SARs. The HR Committee determines all other terms of these awards. After termination of employment, an optionee may exercise a vested option or SAR for the period of time stated in the option agreement, which varies depending on the circumstances of the termination. In most cases, a vested option will generally remain exercisable for 90 days; however, an option or SAR may never be exercised later than the expiration of its term. All SARs granted under the Amended Stock Incentive Plan generally represent a right to receive payment, in cash, stock, or a combination of cash and stock, equal to the excess of the fair market value of a specified number of shares of common stock on the exercise date over the fair market value of such shares on the grant date. The Company does not currently grant SARs but may choose to do so in the future.

No Repricing. Repricing of stock options or SARs is prohibited without stockholder approval.

Full Value Stock Awards. A full value stock award granted under the Amended Stock Incentive Plan represents an award made in or valued in whole or in part by reference to shares of common stock and may be payable in whole or in part in stock. Full value awards do not include stock options or SARs but do include RSUs and PRSUs. The HR Committee determines the conditions and restrictions of all stock awards granted under the Amended Stock Incentive Plan. No more than 5% of these awards may be issued without specified vesting schedules of at least one year for full value awards requiring satisfaction of performance criteria, and at least three years for full value awards without performance criteria.

Dividend Equivalents. Under the Amended Stock Incentive Plan, the HR Committee has the discretion to grant dividend equivalents on unvested full value awards, but not on stock options or SARs. Dividends and dividend equivalents will not be paid prior to the vesting of the underlying award. If the underlying award is forfeited, the related dividends and dividend equivalents will be forfeited.

Payment Deferrals. The HR Committee may require or permit an award holder to defer the receipt of shares or cash or other property upon settlement of awards. The HR Committee may also allow the payment or crediting of earnings on deferred amounts.

Transferability of Awards. The Amended Stock Incentive Plan generally does not allow for the transfer of awards other than by will or the laws of descent and distribution pursuant to approved beneficiary designation procedures. Only the employee may exercise his or her options or benefit from his or her other awards during his or her lifetime.

Clawback. The Amended Stock Incentive Plan allows the Board to recover performance-based compensation from covered employees in the case of a material restatement of the Company’s financial results, as described above under Compensation Discussion and Analysis, and pursuant to any claw-back policy implemented by the Company, including any claw-back policy intended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

2017 PROXY STATEMENT	75

PROPOSAL 5: APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN

Adjustments in Connection with a Change in Control. If an employee is terminated involuntarily within the twelve months following a Change in Control (as defined in the Amended Stock Incentive Plan), or in the event outstanding awards are not assumed or substituted by the successor corporation, all unvested awards will vest automatically. The Board of Directors may not, without stockholder approval: reduce the price of an outstanding option or SAR, cancel any option or SAR in exchange for cash or another award with a lower fair market value per share, increase the number of shares available under the Amended Stock Incentive Plan (other than permitted adjustments due to a recapitalization of the Company’s stock), increase the individual annual award limit under the Amended Stock Incentive Plan, or extend the exercise period of an option or SAR beyond ten years from the date of grant.

Amendment of the Amended Stock Incentive Plan. Coach’s Board of Directors has the authority to amend, suspend or terminate the Amended Stock Incentive Plan, provided it does not adversely affect any award previously granted under the Amended Stock Incentive Plan, without the affected award holder’s consent.

Plan Benefits. Pursuant to the Luis Letter Agreements, Mr. Luis will annually receive equity awards with a fair market value on the grant date of not less than $4,800,000, with 60% of the award as PRSUs and 40% as stock options. However, because we make awards using a value-based approach, we cannot ascertain the number of stock option or PRSUs that will be granted to Mr. Luis. Pursuant to Mr. Bickley’s employment offer letter, the grant value of annual equity awards made to Mr. Bickley each year will be no less than $300,000. However, because we make awards using a value-based approach, we cannot ascertain the number of stock options, PRSUs or other awards that will be granted to Mr. Bickley. For other participants, no determination has been made as to the types or amounts of awards that will be granted to specific individuals under the Amended Stock Incentive Plan. While not necessarily indicative of future awards, information on awards granted under the Plan to each of our NEOs and Directors is provided above under the headings Summary Compensation Table, Grants of Plan-Based Awards, and 2017 Director Compensation, as well as in the Compensation Discussion and Analysis.

Performance Criteria Under the Amended Stock Incentive Plan

The Amended Stock Incentive Plan provides that the HR Committee may grant performance awards in its discretion. A performance award is an award that is subject to the attainment of one or more performance targets during a specified period. At the discretion of the HR Committee, performance awards granted under the Amended Stock Incentive Plan may be designed to qualify as performance-based compensation under Section 162(m). In order for a performance award to qualify under Section 162(m), the HR Committee may select only from the following performance criteria enumerated in the Amended Stock Incentive Plan (any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group): net earnings or losses (either before or after one or more of the following: interest, taxes, depreciation and amortization); economic value added (as determined by the HR Committee); gross or net sales or revenue; net income (either before or after taxes); adjusted net income; operating earnings, income or profit (either before or after taxes); cash flow (including, but not limited to, operating cash flow and free cash flow); funds from operations or funds available for distributions; return on assets or net assets; return on capital (or invested capital) and cost of capital; return on investment; return on stockholders’ equity; total stockholder return; return on sales; gross or net profit or operating margin; costs, reduction in costs, and cost control measures or savings; productivity; expenses; operating efficiency; average daily transaction value (including, without limitation, average dollars per transaction); working capital; earnings or diluted earnings per share; adjusted earnings or loss per Share; price per Share or dividends per Share (or appreciation in and/or maintenance of such price or dividends); revenue growth or product revenue growth; sales or market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas or business units; economic value added models or similar metrics; regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); implementation or completion of critical projects or processes; licensing revenue; brand recognition/acceptance; inventory turns or cycle time and supply chain achievements (including, without limitation, establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); strategic initiatives (including, without limitation, with respect to market penetration, geographic business expansion, manufacturing, commercialization, production and productivity, customer satisfaction and growth, employee satisfaction, recruitment and retention of personnel, human resources management, supervision of litigation and other legal matters, information technology, strategic partnerships and transactions (including acquisitions, dispositions, joint ventures, in-licensing and out-licensing of intellectual property, and establishment of relationships with commercial entities with respect to the marketing, distribution and sale of Company products, and factoring transactions, research and development and related activity, and financial or other capital raising transactions)); new or existing store results and

76	2017 PROXY STATEMENT

PROPOSAL 5: APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN

operations, new store openings, store remodelings and/or comparable store sales growth; and financial ratios (including, without limitation, those measuring liquidity, activity, profitability or leverage).

The HR Committee, in its discretion, may, within the time prescribed by Section 162(m), adjust or modify the calculation of these performance criteria for any performance period in order to prevent the dilution or enlargement of the rights of participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions.

Nothing in these terms precludes the HR Committee from making any payments or granting any awards whether or not such payments or awards qualify for tax deductibility under Section 162(m).

Federal Income Tax Consequences

The following discussion summarizes U.S. federal tax treatment of awards granted under the Amended Stock Incentive Plan under federal tax laws currently in effect. The rules governing the tax treatment of awards are quite technical and the following discussion is necessarily general in nature and does not purport to be complete. The statutory provisions and interpretations described below are, of course, subject to change, and their application may vary in individual circumstances. Award holders are encouraged to seek professional tax advice when exercising awards under the Amended Stock Incentive Plan.

Non-Qualified Stock Options. If an optionee is granted options under the Amended Stock Incentive Plan that constitute non-qualified stock options, the optionee will not have taxable income on the grant of the option, nor will Coach be entitled to any deduction. Generally, on exercise of non-qualified stock options, an optionee will recognize ordinary income, and Coach will be entitled to a deduction, in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. The holder’s basis for the common stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises the stock option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options. There is no taxable income to an optionee when he is granted an option under the Amended Stock Incentive Plan that constitutes an incentive stock option or when that option is exercised. However, the amount by which the fair market value of the common stock at the time of exercise exceeds the exercise price will be an “item of tax preference” for the optionee. Generally, gain realized by the optionee on the sale of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to Coach, unless the optionee disposes of the common stock (A) within two years after the date of grant of the incentive stock option or (B) within one year of the date of exercise. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the exercise price and the fair market value of the common stock on the date of the option’s exercise will be taxed at ordinary income rates, and Coach will be entitled to a deduction to the extent the optionee must recognize ordinary income. An incentive stock option exercised more than three months after an optionee retires, other than by reason of death or disability, will be taxed as a non-qualified stock option, and the optionee will have been deemed to have received income on the exercise taxable at ordinary income rates. Coach will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Restricted Stock. An award holder will generally not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a holder will have compensation income upon the date of grant equal to the value of the stock less the purchase price and, when the stock is sold, the holder will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the holder does not make an 83(b) election, then when the stock vests the holder will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the holder will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Generally, any capital gain or loss will be long-term if the holder held the stock for more than one year and otherwise will be short-term. The holding period for purposes of capital gain or loss generally will commence on the date of vesting (or, if an 83(b) election is made, the date of grant).

Restricted Stock Units. An award holder will not have income upon the grant of an RSU award. A holder is not permitted to make a Section 83(b) election with respect to an RSU award. When the Restricted Stock Unit vests, the holder will have compensation income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the holder will have capital gain or loss equal to the sales proceeds less

2017 PROXY STATEMENT	77

PROPOSAL 5: APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN

the value of the stock on the vesting date. Generally, any capital gain or loss will be long-term if the holder held the stock for more than one year and otherwise will be short-term.

Performance Awards. An award holder will generally recognize taxable ordinary income on the amount of cash paid or value of stock received under a performance award (including a performance stock unit award) and Coach will generally be entitled to a corresponding deduction.

Dividend Equivalents. An award holder will generally recognize taxable ordinary income on dividend equivalents as they are paid and Coach will generally be entitled to a corresponding deduction.

Stock Payments. An award holder will generally recognize taxable ordinary income on the fair market value of the stock delivered as payment of bonuses or other compensation under the Amended Stock Incentive Plan and Coach will generally be entitled to a corresponding deduction.

Deferred Stock. An award holder will generally recognize taxable ordinary income on the fair market value of the shares of stock on the date such shares are delivered under a deferred stock award and Coach will generally be entitled to a corresponding deduction.

Deferred Stock Units. An award holder will generally recognize taxable ordinary income on the fair market value of the shares of stock on the date such shares are delivered under a deferred stock unit award and Coach will generally be entitled to a corresponding deduction.

Stock Appreciation Rights. No taxable income is realized on the receipt of a stock appreciation right, but on exercise of the stock appreciation right the fair market value of the common stock (or cash in lieu of common stock) received must be treated as compensation taxable as ordinary income to the award holder in the year of the exercise. Coach will be entitled to a deduction for compensation paid in the same amount which the award holder realized as ordinary income.

Section 162(m) of the Code. In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation

(including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m), the deduction limit does not apply to certain “performance-based” compensation. Stock options and SARs will satisfy the “performance-based” exception if (A) the awards are made by a qualifying compensation committee, (B) the Amended Stock Incentive Plan sets the maximum number of shares of common stock that can be granted to any person within a specified period and (C) the compensation is based solely on an increase in the common stock price after the grant date. The Amended Stock Incentive Plan has been designed to permit the HR Committee to grant stock options which will qualify as “performance-based compensation.” PRSUs are also intended to qualify as “performance-based” to the extent the performance requirements and other terms satisfy the requirements described above. As noted above, however, while the HR Committee considers the potential impact of Section 162(m) on our executive compensation decisions, the HR Committee may approve compensation under the Amended Stock Incentive Plan that does not meet the deductibility requirements of Section 162(m) in order to maintain competitive executive compensation packages and to continue to attract talented leaders. In addition, because of the fact-based nature of the performance-based compensation exception and the limited amount of applicable binding guidance, we cannot guarantee that compensation granted under the Amended Stock Incentive Plan that is intended to comply with the performance-based compensation exception under Section 162(m) will in fact so qualify.

The foregoing is only a summary of the effect of federal income taxation upon the participant and Coach with respect to the awards granted under the Amended Stock Incentive Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of a participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable.

Incorporation by Reference

The foregoing is only a summary of the Amended Stock Incentive Plan and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix B.

78	2017 PROXY STATEMENT

PROPOSAL 6: STOCKHOLDER PROPOSAL ENTITLED “NET-ZERO GREENHOUSE GAS EMISSIONS”

Coach has been advised that Jantz Management LLC, P.O. Box 301090, Boston, MA 02130, which has indicated it is a beneficial owner of at least $2,000 in market value of Coach's common stock, intends to submit the following proposal at the Annual Meeting:

Stockholder Proposal

Whereas:

In 2015, 196 parties at the U.N. Climate Change Conference agreed to limit climate change to an average global warming of 2 degrees Celsius above pre-industrial temperatures, with a goal of limiting it to 1.5 degrees Celsius. Alarmingly, recent data suggest that “if current emissions trends continue (RCP8.5) we could cross the 1.5°C threshold in 10 to 15 years, somewhere between the years 2025-2030.” Experts have concluded that the temperature increase goals mean that to fend off catastrophic climate change the entire world will need to achieve net zero GHG emissions;

Shareholders commend the Company’s efforts in reducing emissions and in calculating its carbon footprint, described as:

•	Scope 1: Direct GHG Emissions - … occur from sources that are owned or controlled by the company…
•	Scope 2: Electricity Indirect GHG Emissions - … GHG emissions from the generation of purchased electricity consumed by the company
•	Scope 3: Other indirect GHG Emissions -… are a consequence of the activities of the company but occur from sources not owned or controlled by the company [e.g. transport-related activities; employee business travel/commuting; product end-of-life disposal]

We believe that achieving the goal of net-zero greenhouse gas emissions is important for companies generally, and Coach specifically, to achieve sustainable long-term shareholder value.

Resolved: The shareholders request the Board of Directors of Coach (the “Company”) to prepare a report to shareholders by June 1, 2018 that evaluates the potential for the Company to voluntarily address its role in climate change by achieving “net-zero” emissions of greenhouse gases. The report should be prepared at reasonable expense and may exclude confidential information.

Supporting Statement: Achieving “net-zero greenhouse gas emissions status” would involve reducing GHG emissions from company operations and then offsetting the remaining GHG emissions by negative emissions strategies established by the company or purchased as offsets, such as from tree-planting and technological solutions that draw carbon from the air.

While the scope of the report would be in the management’s discretion, the proponent suggests that the report could:

• Consider the potential for net zero GHG from manufacturing and distribution, executive and administrative offices, data centers, product development offices, customer service offices, and employee transportation.

• Include fixed dates for fulfilling net zero GHG, such as 2030, 2040 or 2050.

ATTENTION FUND FIDUCIARIES: Mutual funds and institutions hold over 93% of Coach common stock. Leading investors include FMR, Dodge & Cox, Fidelity, T. Rowe Price, Vanguard, and Invesco. Your YES vote will promote Coach’s reputation and sales, and encourage Coach to establish a long-term sustainable business model.

2017 PROXY STATEMENT	79

PROPOSAL 6: STOCKHOLDER PROPOSAL ENTITLED “NET-ZERO GREENHOUSE GAS EMISSIONS”

BOARD OF DIRECTORS STATEMENT IN OPPOSITION OF THE PROPOSAL

The Board of Directors recommends a vote AGAINST this proposal 6.

The Board has given careful consideration to this proposal and has concluded that the adoption of this resolution is not necessary or in the best interest of Coach, Inc. (“Coach” or the “Company”). The proponent, Jantz Management, submitted a substantially similar proposal that was included in the Company's 2016 Proxy Statement, which received approximately 8.5% stockholder support. The Company continues to believe that this proposal is not beneficial to the Company’s stockholders.

The Board and management take Coach’s commitment to sustainable practices and environmental conservation seriously and are dedicated to transparency and public disclosure of Coach’s strategies and progress. Coach publishes an annual report (the “Corporate Responsibility Report”), which outlines the Company’s sustainability program and publicly discloses environmental conservation initiatives and goals. The Corporate Responsibility Report for fiscal year 2016, which is available at http://www.coach.com/sustainability-report.html, disclosed progress on Coach’s publicly announced sustainability targets for fiscal years 2016 - 2020, including Coach’s existing commitment to reduce its Greenhouse Gas (GHG) emissions.

In addition to the public disclosures contained in the Corporate Responsibility Report, Coach has voluntarily reported to the Carbon Disclosure Project (CDP) survey on climate change since 2015. Coach’s previously published CDP submissions can be found at https://www.cdp.net/en/reports/archive. The information included in the Company’s Corporate Responsibility Report and CDP Survey is not incorporated by reference into this Proxy Statement.

In support of its environmental conservation strategy, Coach has undertaken several key initiatives to successfully reduce the environmental impact of its operations and supply chain. These initiatives include:

•	Establishing a public GHG emissions reduction target: In its annual sustainability report for fiscal year 2015, Coach announced public sustainability targets for fiscal years 2016 through 2020, including a commitment to reduce its absolute GHG emissions by 15% over a 2014 baseline. As of the end of fiscal year 2016, Coach had achieved a reduction of approximately 18.2% over its 2014 baseline.
•	Continuous improvement of processes to increase efficiencies and reduce environmental impact. Coach has enacted a more regionalized approach to sourcing materials closer to service providers and streamlined its distribution strategy through the use of in-region international warehouses, rather than relying substantially on Coach’s primary warehouse in the U.S. The Company also works to optimize shipping efficiencies and utilizes ocean freight shipping over other more carbon intensive methods of transportation when possible. In addition to a positive economic impact, these strategies have reduced the environmental emissions of sourcing and shipping products.
•	Designing and remodeling retail locations to be more energy efficient. In connection with Coach’s strategy to renovate its stores to reflect its modern luxury brand transformation, Coach has implemented energy efficient design and construction elements, including lower energy LED lighting, low volatile organic compound paints and environmentally friendly packing materials (shopping bags for full price stores are made from 40% post-consumer waste gift boxes are made from 100% recyclable materials). In fiscal year 2016 Coach began removing compact fluorescent lamps and fixtures from retail operations and replacing them with LED lighting, which will contribute towards the Company’s carbon reduction goals.
•	Zero-Waste Goal. Coach has set a target to achieve a 100% waste-to-landfill diversion rate by the end of fiscal year 2020 in its corporate locations. Coach’s New York corporate locations have improved their recycling capabilities year-over-year, improving from a 77% diversion rate in fiscal 2010 to 85.6% in fiscal year 2016.

Sustainability is one platform of a comprehensive corporate-wide strategic plan for Coach. The Board notes that the Company has put considerable effort into developing actionable sustainability goals that are appropriate for its business planning horizon, operations and global footprint. By aligning Coach’s sustainability program with its business strategy, the Company believes it can make the biggest impact on sustainability initiatives while supporting the Company’s long-term financial success and stockholder value.

80	2017 PROXY STATEMENT

PROPOSAL 6: STOCKHOLDER PROPOSAL ENTITLED “NET-ZERO GREENHOUSE GAS EMISSIONS”

The Board believes that the Company’s resources in this area are best utilized through its continued effort in implementing its existing program and developing new goals and long-term strategies for emissions reductions and environmental conservation activities. As described above, the Company has already provided detailed information about its GHG emissions and strategies for reduction in its annual Corporate Responsibility Report and other sources and intends to continue to do so. The Board believes that these public disclosures reflect the Company’s firm commitment to reducing its GHG emissions and the preparation and publication of an additional public report is not necessary or advisable at this time. Accordingly, the Board believes that adoption of this resolution is not in the best interest of the Company or its stockholders and, therefore, recommends a vote AGAINST this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL ENTITED “NET-ZERO GREENHOUSE GAS EMISSONS”

2017 PROXY STATEMENT	81

PROPOSAL 7: STOCKHOLDER PROPOSAL REGARDING RISK DISCLOSURE ON THE COMPANY'S USE OF FUR

Coach has been advised that The Humane Society of the United States, 1255 23rd Street NW, Suite 450, Washington, DC 20037, which has indicated it is a beneficial owner of at least $2,000 in market value of Coach's common stock, intends to submit the following proposal at the Annual Meeting:

Stockholder Proposal

RESOLVED, that shareholders request that Coach disclose to shareholders what risks it may face from its continued sale of products made from real animal fur. This disclosure should be made within six months after the 2017 annual meeting at reasonable cost and omit proprietary information.

ANALYSIS: Consumers' concerns about animals can cause tangible impacts on companies' value and performance.

•	In the two years following the release of a film alleging the mistreatment of captive animals at SeaWorld's theme parks, the company's share price plummeted nearly 60 percent - impacting SeaWorld and its investors.
•	In 2017, Ringling Bros. Circus closed entirely after nearly 150 years in operation, in large part due to ongoing animal welfare issues related to is business.
•	The food industry is also being impacted: as the Food Marketing Institute reports, “Shoppers prioritize animal welfare second only to employment practices” and, “Animal welfare must now therefore be considered as a shopper value that retailers need to manage towards.”

Coach may be putting its company and investors at increased risk through its use of real animal fur. Unlike Coach, other major brands have announced policies to eliminate their use of fur, thereby mitigating such risks. Those brands include: Armani, HUGO BOSS, Ralph Lauren, Tommy Hilfiger, Calvin Klein and Coach's recent acquisition, Kate Spade.

These companies' decisions to mitigate risks associated with animal abuse issues by eliminating fur from their products make good economic sense. Please consider the following opinions from the finance industry:

•	Citigroup concludes that “headline risks” endangering companies include “concerns over animal cruelty.”
•	“In the case of animal welfare,” reports the World Bank's International Finance Corporation, “failure to keep pace...could put companies and their investors at a competitive disadvantage.”
•	Glass Lewis reports: a company “should consider its exposure to regulatory, legal and reputational risk due to its animal welfare policies and practices.”
•	Northern Trust reports that at companies in which it invests, it “generally votes for proposals requesting increased disclosure or reporting regarding animal treatment issues that may impact a company's operations and products.”
•	ING refers to animal abuse as an important matter, and has issued a policy requiring companies it invests in to meet certain animal welfare criteria.

In light of the impact that this issue could have on Coach's performance, it's reasonable that the company should more thoroughly disclose to shareholders what risks it faces through its decision to continue using real fur.

CONCLUSION: Coach has no disclosure of the type requested by this proposal. Increased disclosure around the risks outlined in this proposal will benefit shareholders, and shareholders are encouraged to vote FOR this proposal.

82	2017 PROXY STATEMENT

PROPOSAL 7: STOCKHOLDER PROPOSAL REGARDING RISK DISCLOSURE ON THE COMPANY'S USE OF FUR

BOARD OF DIRECTORS STATEMENT IN OPPOSITION OF THE PROPOSAL

The Board of Directors recommends a vote AGAINST this proposal 7.

The Board has given careful consideration to this proposal and has concluded that the adoption of this resolution is not in the best interest of Coach, Inc. (“Coach” or the “Company”) or its stockholders. As described below, the Company has extensive disclosures regarding the materials used in its products, its policies and practices regarding animal welfare and risks facing the Company. Devoting resources towards preparing additional disclosure is unnecessary and would be an inefficient use of Company resources.

Coach is a leading New York-based house of modern luxury accessories and lifestyle brands. Coach’s product offerings include handbags, women’s and men’s accessories, footwear, jewelry, wearables, sunwear, watches and fragrance and use a broad range of high quality leathers, fabrics and materials. Materials of animal origin used in Company products are primarily byproducts of the meat industry; however, the Company does use animals that are not considered animal byproducts in a small portion of its products.

Each of the Company's brands is led by a design team that is responsible for conceptualizing and directing the design of all products. The Company's designers are supported by strong merchandising teams that analyze sales, market trends and consumer preferences to help create a globally relevant product assortment that meets customer expectations. The selection of the materials to be used in products is an integral part of the Company's business and a fundamental aesthetic choice of the design teams. Management’s ability to continue to make decisions regarding material selection is necessary to the operations of the Company's day-to-day business and the success of its products.

Coach is committed to high standards of animal welfare and has adopted principles and practices that require animals in its supply chain to be treated with care and respect. As disclosed in its latest Annual Report on Form 10-K and its Corporate Responsibility Report for fiscal year 2016, Coach requires its raw material suppliers, independent manufacturers and licensing partners to achieve and maintain high quality standards, which are reviewed through regular internal and external third party compliance audits.

Coach has also adopted a Supplier Code of Conduct and Animal Welfare Policy, both of which are publicly available at http://www.coach.com/governance-document.html. These policies set forth requirements and expectations for the ethical treatment of all animals in Coach’s supply chain. Coach also works to source materials from countries that have well-established and enforced legislation covering animal welfare. The information included in the Company’s Corporate Responsibility Report, Annual Report on Form 10-K, Supplier Code of Conduct and Animal Welfare Policy is not incorporated by reference into this Proxy Statement.

The Company’s management team, who are involved in the day-to-day operations of designing, sourcing and selling Company products, have made careful and informed decisions regarding the risks facing the Company. These risks are assessed on a regular basis and disclosed to stockholders in accordance with Securities and Exchange Commission (“SEC”) rules and guidance. The Company adheres to the SEC requirements of Regulation S-K, Item 503(c) and discloses the most significant risks facing the company to stockholders in a concise and logically organized manner that reflect the specific risks of the Company. Coach’s Annual Report on Form 10-K contains fulsome disclosure on risks with respect to its use of various materials in the Company’s products, including risks regarding demand for products, availability of raw materials, change in consumer preferences and ensuring the continued high standards of Coach’s third party partners.

The Board has carefully considered the stockholder proposal and, for the reasons described above, believes that additional disclosure requested by the stockholder proposal would be largely duplicative and not enhance the Company’s existing disclosures or policies and practices regarding animal welfare. Devoting resources for additional disclosure would be inefficient and not in the best interest of the Company or the Company’s stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING RISK DISCLOSURE ON THE COMPANY'S USE OF FUR

2017 PROXY STATEMENT	83

CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS

Transactions with Related Persons

Coach has not identified any direct or indirect material interests of its directors or executive officers in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Policies and Procedures for Related Person Transactions

Coach has instituted written policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the Exchange Act between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners, and each of their immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 and the party has or will have a direct or indirect interest.

The policy provides that the GN Committee is responsible for the review and approval of related party transactions proposed to be entered into or the ratification of any such transaction previously commenced or completed. Under the policy, no GN Committee member may participate in any review, consideration or approval of a transaction involving such member or their immediate family or any entity with which such GN Committee member is affiliated.

In reviewing transactions subject to the policy, the GN Committee considers any factors it deems relevant, including (i) whether the transaction is in the ordinary course of business of the Company, (ii) whether the transaction is on terms no less favorable than terms available to an unaffiliated third party, (iii) the related party’s interest in the transaction, (iv) the approximate dollar value of the transaction and the related party’s interest, (v) the purpose of the transaction, (vi) the disclosure obligations of the Company, (vii) the conflict of interest provisions of the Code and (viii) any other information that may be considered material.

The GN Committee has considered and adopted the following standing pre-approvals under the policy: (i) employment and compensation as an executive officer, other than to an individual who is an immediate family member of a related party, if the compensation would be required to be reported in the proxy statement and has been approved by the Board or HR Committee, (ii) director compensation, other than to an individual who is an immediate family member of a related party, if the compensation is required to be reported in the Company’s proxy statement, (iii) certain transactions in the ordinary course of business, and (iv) transactions where the interest of the related party arise solely from the ownership of Company equity securities and all owners of such securities receive the same pro rata benefit.

84	2017 PROXY STATEMENT

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Coach’s executive officers, Directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish Coach with copies of all Section 16(a) forms filed by such persons. Based solely on Coach’s review of such forms furnished to Coach and written representations from certain reporting persons, Coach believes that all filing requirements applicable to its executive officers, Directors and more than 10% stockholders were complied with on a timely basis during fiscal year 2017.

Communicating with the Board

Coach has adopted a policy which permits stockholders and interested parties to contact the Board of Directors. To report complaints or concerns about Coach’s accounting, internal accounting controls, auditing or legal matters directly to Coach’s Board of Directors and/or Audit Committee, stockholders may submit a report on Coach Ethics and Compliance Reporting System (https://www.coachinc.ethicspoint.com/) or call 1-800-396-1807, which is manned by an independent service taking confidential messages on behalf of Coach. Complaints or concerns relating to Coach’s accounting, internal accounting controls or auditing matters will be referred to Coach’s Audit Committee. Other relevant legal or ethical concerns will be referred to the independent Chairman of Coach’s Board, who is also currently the Chair of the GN Committee. The status of all outstanding concerns addressed to the independent Chairman or the Audit Committee Chair will be reported to the Directors on at least a quarterly basis. Further information on this policy is available to security holders on Coach’s web site through the Corporate Governance page.

Stockholder Proposals for the 2018 Annual Meeting

Coach’s Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a Director at an Annual Meeting of Stockholders or propose business for consideration at such meeting, written notice complying with the requirements set forth in our Bylaws generally must be delivered to the Secretary of Coach, at Coach’s principal executive office, not later than 5:00 p.m., Eastern time, on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s Annual Meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2018 Annual Meeting must be received by the Secretary after May 2, 2018, and no later than 5:00 p.m. Eastern time on June 1, 2018. Nominations or proposals should be mailed to Coach, Inc., to the attention of Coach’s Secretary, Todd Kahn, 10 Hudson Yards, New York, New York 10001. In addition, if you wish to have your proposal considered for inclusion in Coach’s 2018 proxy statement, we must receive it no later than June 1, 2018. Except as required by applicable law, Coach will consider only proposals meeting the requirements of the applicable federal securities laws, the Commission rules promulgated thereunder and Coach’s Bylaws. A copy of the Bylaws may be obtained from Todd Kahn, Coach’s Secretary, by written request to the same address.

2017 PROXY STATEMENT	85

OTHER INFORMATION

Other Business

Coach’s Board of Directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business other than as specified in the

Notice of the Annual Meeting that may properly come before the Annual Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the discretion of the persons exercising such proxies.

Coach’s Form 10-K and Other Matters

A copy of Coach’s Annual Report on Form 10-K for the fiscal year ended July 1, 2017, as filed with the SEC, will be sent to any stockholder, without charge, by regular mail or by e-mail upon written request addressed to Coach, to the attention of the Investor Relations Department, 10 Hudson Yards, New York, New York 10001. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or on the investor relations section of our website.

To the extent that this proxy statement is incorporated by reference into any of our other filings under the Securities Actor the Exchange Act, the sections of this proxy statement titled Human Resources Committee Report, and Audit Committee Report (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. No information contained on our website, www.coach.com, is intended to be included as part of, or incorporated by reference into, this proxy statement.

Expenses of Solicitation

This solicitation is being made by mail, but may also be made by email, telephone or in person by Coach’s officers and employees (without additional compensation). Coach will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. Coach will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-

pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The Company has engaged Alliance Advisors LLC to assist in the solicitation of proxies for the Annual Meeting for a fee of $11,000 plus reasonable out-of-pocket expenses.

86	2017 PROXY STATEMENT

APPENDIX A

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL
MEASURES

The Company’s reported results are presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The reported gross profit, operating income and diluted earnings per share in fiscal years 2017 and 2016 reflect certain items which affect the comparability of our results.

In addition, the reported net sales, operating income and diluted earnings per share in fiscal years 2017 and 2016 were adjusted for annual and/or long-term incentive plan evaluation purposes. The following tables reconcile the “as reported” results to “adjusted” results excluding these items. Numbers shown in millions have been rounded to one decimal and diluted earnings per share has been rounded to two decimals.

ADJUSTMENTS FOR ANNUAL INCENTIVE PLAN EVALUATION	Fiscal Year 2017
	Net Sales (in millions)	Operating Income (in millions)	Diluted Earnings Per Share
As Reported: (GAAP Basis)	$4,488.3	$787.4	$2.09
Excluding items affecting comparability	N/A	25.2	0.06
Adjusted: (Non-GAAP Basis as reported in Form 10-K)(1)	4,488.3	812.6	2.15
Adjustment for annual incentive award measurement	(0.1)	2.9	0.01
Adjusted: (Non-GAAP Basis for award measurement)	4,488.2	815.5	2.16
ADJUSTMENTS FOR ANNUAL INCENTIVE PLAN EVALUATION	Fiscal Year 2016
	Net Sales (in millions)	Operating Income (in millions)	Diluted Earnings Per Share
As Reported: (GAAP Basis)	$4,491.8	$653.5	$1.65
Excluding items affecting comparability	N/A	123.1	0.33
Adjusted: (Non-GAAP Basis as reported in Form 10-K)(1)	4,491.8	776.6	1.98
Excluding impact of 53rd week	(84.4)	(27.7)	(0.07)
Adjusted: (Non-GAAP Basis excluding 53rd week)	4,407.4	748.9	1.90
ADJUSTMENTS FOR LONG-TERM INCENTIVE PLAN EVALUATION	FY15-17 PRSU Third Tranche
	FY17 International Sales (in millions)	FY16 International Sales (in millions)
As Reported: (GAAP Basis)	$1,715.2	$1,704.0
Adjustment for long-term incentive award measurement	150.5	127.0
Adjusted Measure	1,865.7	1,831.0
(1)	See pages 33-34, 39-40 and 44 of the Company's Form 10-K for fiscal year 2017 for a detailed description of certain items excluded from the non-GAAP financial measures presented the 10-K for fiscal years 2017 and 2016.

These non-GAAP performance measures were used by management to conduct and evaluate its business during its regular review of operating results for the periods affected. Management and the Company’s Board utilized these non-GAAP measures to make decisions about the uses of Company resources, analyze performance between periods, develop internal projections and measure management performance. The Company’s primary internal financial reporting excluded these items affecting comparability. In addition, the HR Committee of the Company’s Board used these non-GAAP measures when setting and assessing achievement of incentive compensation goals.

We believe these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. In addition, we believe presenting certain measures in constant currency provides a framework for assessing the performance of the Company's business outside the United States and helps investors and analysts understand the effect of significant year-over-year currency fluctuations. We believe non-GAAP measures assist investors in developing expectations of future performance. By providing the non-GAAP measure, as a supplement to GAAP information we believe we are enhancing investors’ understanding of our business and our results of operations. The non-GAAP financial measures are limited in their

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usefulness and should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. Further, these non-GAAP measures may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

Adjustments for Award Measurement

For Annual Incentive Plan purposes, The Company made the following adjustments to non-GAAP results to exclude the impact of foreign currency fluctuation: ($0.1) million for net sales, $2.9 million for operating income and $0.01 for diluted earnings per share. The Company calculates constant currency results by translating current period results in local currency using the prior year period's monthly average currency conversion rate. The Company believes that planning incentive targets and evaluating results excluding the impact of foreign currency volatility produces a better evaluation of Company performance for incentive awards. The Company also excluded the impact of the 53rd week in fiscal year 2016 when planning incentive targets for fiscal year 2017 in order to set targets based on comparable periods.

FY15-17 PRSUs Third Tranche

Reported International Net Sales was adjusted primarily to exclude the impact of any foreign currency. The Company calculates constant currency revenue results for this purpose by translating the total fiscal year’s revenue by country in local currency using the fiscal 2014 total weighted average currency conversion rate.

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AMENDED AND RESTATED
COACH, INC.
2010 STOCK INCENTIVE PLAN
(Amended and Restated as of September 20, 2017)

Article 1.

PURPOSE AND HISTORY

The purpose of this Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (Amended and Restated as of September 20, 2017) (as it may be further amended from time to time, the “Plan”) is to promote the success and enhance the value of Coach, Inc. (the “Company”) by linking the individual interests of Employees, Consultants and Directors to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Employees, Consultants and Directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

This Plan constitutes a complete amendment, restatement and continuation of the Coach, Inc. 2010 Stock Incentive Plan (formerly known as the Coach, Inc. 2010 Incentive Award Plan), as amended, which was originally adopted by the Board on September 17, 2010, and approved by the Company’s stockholders on November 3, 2010, and which was subsequently amended and restated in its entirety as the

Amended and Restated Coach, Inc. 2010 Stock Incentive Plan, which amendment and restatement was adopted by the Board on September 19, 2014 (the “2014 Restatement Effective Date”), and approved by the Company’s stockholders on November 6, 2014, and further amended and restated in its entirety as the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (Amended and Restated as of September 18, 2015), which amendment and restatement was adopted by the Board on September 18, 2015, and approved by the Company’s stockholders on November 4, 2015, and further amended and restated in its entirety as the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (Amended and Restated as of September 23, 2016). Which amendment and restatement was adopted by the Board on September 23, 2016, and approved by the Company’s stockholders on November 10, 2016. In the event that the Company’s stockholders do not approve this Plan, the Plan will continue in full force and effect on its terms and conditions as in effect immediately prior to the date that the Plan (as amended and restated herein) is approved by the Board.

Article 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1	“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 13.6, or as to which the Board has assumed, the term “Administrator”

shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2	“Affiliate” shall mean (a) Subsidiary; and (b) any domestic eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company or (ii) any Subsidiary.
2.3	“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or
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such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4	“Applicable Law” shall mean any applicable law, including, without limitation” (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
2.5	“Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option Term or Stock Appreciation Right Term, as applicable).
2.6	“Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Deferred Stock Unit award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).
2.7	“Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.
2.8	“Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.
2.9	“Board” shall mean the Board of Directors of the Company.
2.10	“Change in Control” shall mean and includes each of the following:
(a)	A “Person” (which term, for purposes of this Section 2.10, shall have the meaning it has when it is used in Section 13(d) of the Exchange Act, but shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Stock of the Company) is or becomes the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of Voting Stock representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)	The Company consummates a reorganization, merger or consolidation of the Company or the Company sells, or otherwise disposes of, all or substantially all of the Company’s property and assets, or the stockholders of the Company approve a liquidation or dissolution of the Company (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the Voting Stock of the Company outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction); or
(c)	During any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.10(a) or Section 2.10(b)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.
2.11	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.
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2.12	“Committee” shall mean the Human Resources Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 13.1.
2.13	“Common Stock” shall mean the common stock of the Company, par value $0.01 per share.
2.14	“Company” shall mean Coach, Inc., a Maryland corporation.
2.15	“Consultant” shall mean any consultant or advisor engaged to provide services to the Company or any Affiliate who qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.
2.16	“Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.
2.17	“Deferred Stock” shall mean a right to receive Shares awarded under Section 10.4.
2.18	“Deferred Stock Unit” shall mean a right to receive Shares awarded under Section 10.5.
2.19	“Director” shall mean a member of the Board, as constituted from time to time.
2.20	“Director Limit” shall have the meaning set forth in Section 4.6.
2.21	“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 10.2.
2.22	“DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
2.23	“Effective Date” shall mean the date the Plan (as amended and restated herein) is approved by the Board, subject to approval of the Plan by the Company’s stockholders.
2.24	“Eligible Individual” shall mean any Employee, Consultant or Director designated by the Administrator as eligible to receive an Award or Awards under the Plan, including any officer or key Employee of the Company and all other Employees of the Company.
2.25	“Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Affiliate, but shall not include any person whose services with the Company are performed pursuant to a contract or arrangement that purports to treat the individual as an independent contractor even if such individual is later determined (by judicial action or otherwise) to have been a common law employee of the Company rather than an independent contractor.

2.26	“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.
2.27	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.28	“Expiration Date” shall have the meaning given to such term in Section 14.1.
2.29	“Fair Market Value” shall mean, as of any given date, the closing sales price for a share of Common Stock as quoted on the New York Stock Exchange (or on any national securities exchange on which the Common Stock is then listed) for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.
2.30	“Full Value Award” shall mean any Award other than an Option or a Stock Appreciation Right, and that is settled by the issuance of Shares.
2.31	“Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).
2.32	“Holder” shall mean a person who has been granted an Award.
2.33	“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.34	“Non-Employee Director” shall mean a Director of the Company who is not an Employee.
2.35	“Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.
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2.36	“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.
2.37	“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Consultants and Non-Employee Directors shall only be Non-Qualified Stock Options.
2.38	“Option Term” shall have the meaning set forth in Section 6.4.
2.39	“Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 10.1.
2.40	“Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.
2.41	“Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:
(a)	The Performance Criteria that shall be used to establish Performance Goals are limited to the following: net earnings or losses (either before or after one or more of the following: interest, taxes, depreciation and amortization); economic value added (as determined by the Committee); gross or net sales or revenue; net income (either before or after taxes); adjusted net income; operating earnings, income or profit (either before or after taxes); cash flow (including, but not limited to, operating cash flow and free cash flow); funds from operations or funds available for distributions; return on assets or net assets; return on capital (or invested capital) and cost of capital; return on investment; return on stockholders’ equity; total stockholder return; return on sales; gross or net profit or operating margin; costs, reduction in costs, and cost control measures or savings; productivity; expenses; operating efficiency; average daily transaction value (including, without limitation, average dollars per transaction); working capital; earnings or diluted earnings per share; adjusted earnings or loss per Share; price per Share or dividends per Share (or appreciation in and/or maintenance of such price or dividends); revenue growth or product revenue growth; sales or market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas or business units; economic value added models or similar metrics; regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); implementation or completion of critical projects or processes; licensing revenue; brand recognition/acceptance; inventory turns or cycle time and supply chain achievements (including, without limitation, establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); strategic initiatives (including, without limitation, with respect to market penetration, geographic business expansion, manufacturing, commercialization, production and productivity, customer satisfaction and growth, employee satisfaction, recruitment and retention of personnel, human resources management, supervision of litigation and other legal matters, information technology, strategic partnerships and transactions (including acquisitions, dispositions, joint ventures, in-licensing and out-licensing of intellectual property, and establishment of relationships with commercial entities with respect to the marketing, distribution and sale of Company products, and factoring transactions, research and development and related activity, and financial or other capital raising transactions)); new or existing store results and operations, new store openings, store remodelings and/or comparable store sales growth; and financial ratios (including, without limitation, those measuring liquidity, activity, profitability or leverage), any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b)	The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the Company during the Performance Period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; any other items of significant
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income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; items related to acquired in-process research and development; items relating to changes in tax laws; items relating to major licensing or partnership arrangements; items relating to asset impairment charges; items relating to gains or losses for litigation, arbitration and contractual settlements; items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; or items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.42	“Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.
2.43	“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.
2.44	“Performance Stock Unit” shall mean a Performance Award awarded under Section 10.1 which is denominated in units of value including dollar value of shares of Common Stock.
2.45	“Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the instructions to Form S-8 Registration Statement under the Securities Act, after taking into account Applicable Law.
2.46	“Plan” has the meaning set forth in Article 1.
2.47	“Prior Plans” shall mean the Coach, Inc. 2004 Stock Incentive Plan (Amended and Restated Effective May 8,

2008) and the Coach, Inc. 2000 Stock Incentive Plan (Amended and Restated as of August 9, 2001), as such plans may be amended from time to time.

2.48	“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.
2.49	“Restricted Stock” shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
2.50	“Restricted Stock Units” shall mean the right to receive Shares awarded under Article 9.
2.51	“Securities Act” shall mean the Securities Act of 1933, as amended.
2.52	“Share” shall mean a share of Common Stock.
2.53	“Share Limit” shall mean the aggregate number of Shares set forth in Section 3.1(a), as adjusted pursuant to Sections 3.1(b) and (c).
2.54	“Stock Appreciation Right” shall mean a stock appreciation right granted under Article 11.
2.55	“Stock Appreciation Right Term” shall have the meaning set forth in Section 11.4.
2.56	“Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 10.3.
2.57	“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.58	“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
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2.59	“Termination of Service” shall mean:
(a)	As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or any Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.
(b)	As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.
(c)	As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

Article 3.

SHARES SUBJECT TO THE PLAN

3.1	Number of Shares.
(a)	Subject to Section 14.2 and Section 3.1(b), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be 62,400,000 Shares; provided, however, that such aggregate number of Shares available for issuance under the Plan shall be reduced by (x) two (2) Shares for each Share delivered in settlement of any Full Value Award granted under the Plan prior to the 2014 Restatement Effective Date and settled by the issuance of Shares prior to, on or following the 2014 Restatement Effective Date and (y) 2.45 Shares for each Share delivered in settlement of any Full Value Award granted under the Plan on or following the 2014 Restatement Effective Date.
(b)	If any Shares subject to an Award that is not a Full-Value Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. To the extent that a Full-Value Award is forfeited or expires or such Full-Value Award is settled for cash (in whole or in part), the Shares available under the Plan shall be increased by (x) two (2) Shares for each Share subject to any such Full-Value Award granted under the Plan prior to the 2014 Restatement Effective Date that is forfeited, expired or settled in cash prior to, on or following the 2014 Restatement Effective Date and (y) 2.45 Shares for each Share subject to any such Full-Value Award granted under the Plan on or following the 2014 Restatement Effective Date that is forfeited, expired or settled in cash. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards under the Plan: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the

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Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 at the same price paid by the Holder so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)	If any Shares subject to an award under any Prior Plan are forfeited or expire or such award is settled for cash (in whole or in part), the Shares subject to such award under such Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be available for future grants of Awards under the Plan; provided, however, that the following Shares subject to Prior Plan awards shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards under the Plan: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of a stock option award granted under a Prior Plan; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an award granted under a Prior Plan; (iii) Shares subject to a stock appreciation right granted under a Prior Plan that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of stock option awards granted under a Prior Plan. Any Shares repurchased by the Company with respect to a restricted stock award under any Prior Plan at the same price paid by the Holder so that such Shares are returned to the Company will be available for Awards under the Plan.
(d)	Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

3.2	Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.
3.3	Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 14.2, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any fiscal year shall be 1,000,000 and the maximum aggregate amount of cash that may be paid in cash during any fiscal year with respect to one or more Awards payable in cash shall be $6,000,000. To the extent required by Section 162(m) of the Code, Shares subject to Awards which are canceled shall continue to be counted against the Award Limit.
3.4	Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 14.2 of the Plan, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available pursuant to Section 3.1(a) may be granted to any one or more Eligible Individuals without respect to such minimum vesting provisions. Nothing in this Section 3.4 shall preclude the Administrator from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Holder’s death, disability, Termination of Service or the consummation of a Change in Control.
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Article 4.

GRANTING OF AWARDS

4.1	Participation. The Administrator may, from time to time, select from among all Eligible Individuals those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 4.6 regarding the grant of Awards pursuant to the Non-Employee Director Equity Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.
4.2	Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
4.3	Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
4.4	At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Consultant or Director for, the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5	Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Consultants or Non-Employee Directors, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share Limit, the Award Limit or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.
4.6	Non-Employee Director Awards. The Administrator may, in its sole discretion, provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written non-discretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s)
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to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the maximum aggregate grant date fair value of Awards granted to a Non-

Employee Director during any calendar year shall be $500,000 (the “Director Limit”).

4.7	Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

Article 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS
PERFORMANCE-BASED COMPENSATION.

5.1	Purpose. The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation (other than an Option or Stock Appreciation Right), then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals or any such other criteria and goals as the Administrator may establish, but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.
5.2	Applicability. The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Eligible Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.
5.3	Types of Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals, Restricted Stock Units that vest and become payable upon the attainment of specified Performance Goals and any Performance Awards described in Article 10 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

5.4	Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted to one or more Eligible Individuals which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to
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take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

5.5	Payment of Performance-Based Awards. Unless otherwise provided in the applicable Program or Award Agreement and only to the extent otherwise permitted by Section 162(m) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or an Affiliate throughout the Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.
5.6	Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the applicable Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

Article 6.

GRANTING OF OPTIONS

6.1	Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.
6.2	Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent or subsidiary corporation thereof (each as defined in Section 424(e) and (f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options”

into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.

6.3	Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).
6.4	Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 6.4, the Administrator may extend the Option
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Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 14.1, any other term or condition of such Option relating to such a Termination of Service.

6.5	Option Vesting.
(a)	The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator, and, except as limited by the Plan, at any time after the grant of an Option, the Administrator, in its sole discretion, and subject to whatever terms and conditions it selects, may accelerate the period during which an Option vests.
(b)	No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program, the Award Agreement evidencing the grant of an Option, or by action of the Administrator following the grant of the Option. Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Option, the portion of the Option that is unexercisable at a Holder’s Termination of Service shall automatically expire and be forfeited thirty (30) days following such Termination of Service.

6.6	Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
6.7	Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option.

Article 7.

EXERCISE OF OPTIONS

7.1	Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.
7.2	Expiration of Option Term: Automatic Exercise of In-The-Money Options. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by an Option Holder in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Option Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 12.1(b) or 12.1(c) and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 12.2. Unless otherwise determined by the Administrator, this Section 7.2 shall not apply to an Option if the Holder of such Option incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 7.2.

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7.3	Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)	A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;
(b)	Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
(c)	In the event that the Option shall be exercised pursuant to Section 12.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and
(d)	Full payment of the exercise price and applicable withholding taxes to the stock plan administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Sections 12.1 and 12.2.
7.4	Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such Shares to such Holder.

Article 8.

AWARD OF RESTRICTED STOCK

8.1	Award of Restricted Stock.
(a)	The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
(b)	The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.
8.2	Rights as Stockholders. Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 8.3. Notwithstanding the foregoing, (i) dividends may accrue in connection with Restricted Stock, but shall not be paid to a Holder prior to the date on which the applicable Shares related to the dividends become fully vested, and (ii) to the extent such vesting does not occur with respect to any Restricted Stock, any related accrued dividends shall be forfeited.

8.3	Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company
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performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4	Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, except as otherwise provided by Section 3.4, the Administrator, in its sole discretion, may provide that upon certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

8.5	Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock shall include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company, in its sole discretion, may (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.
8.6	Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

Article 9.

AWARD OF RESTRICTED STOCK UNITS

9.1	Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.
9.2	Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.
9.3	Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.
9.4	Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Affiliate, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 3.4.

9.5	Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the
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Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Restricted Stock Unit award vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit award vests. On the maturity date, the Company shall, subject to Section 12.4(e), transfer to the Holder one unrestricted, fully transferable share of Common Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

9.6	Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a Director, as

applicable; provided, however, that the Administrator, in its sole and absolute discretion may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

9.7	No Rights as a Stockholder. Unless otherwise determined by the Administrator, a Holder of Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until such Shares are transferred to the Holder pursuant to the terms of this Plan and the applicable Award Agreement.
9.8	Dividend Equivalents. Subject to Section 10.2, the Administrator may, in its sole discretion, provide that Dividend Equivalents shall be earned by a Holder of Restricted Stock Units based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Holder and the maturity date of such Award.

Article 10.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS, DEFERRED STOCK, DEFERRED STOCK UNITS

10.1	Performance Awards.
(a)	The Administrator is authorized to grant Performance Awards, including awards of Performance Stock Units, to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods and in such amounts as may be determined by the Administrator with respect to a particular Holder. In making such determinations, the Administrator may consider (among such other factors as it deems relevant) the contributions and responsibilities of the particular Holder. Performance Awards, including Performance Stock Unit awards, may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.
(b)	Without limiting Section 10.1(a), the Administrator may grant Performance Awards to any Eligible

Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5.

10.2	Dividend Equivalents.
(a)	Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates with respect to dividends with record dates that occur during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such
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restrictions and limitations as may be determined by the Administrator. Notwithstanding the foregoing, (i) Dividend Equivalents may accrue in connection with an Award, but shall not be paid to a Holder prior to the date on which the Award (or the applicable portion of the Award to which the Dividend Equivalents relate) becomes vested and (ii) to the extent such vesting does not occur with respect to an Award, any related accrued Dividend Equivalents shall be forfeited.

(b)	Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.
10.3	Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.
10.4	Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may, but is not required to, be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.
10.5	Deferred Stock Units. The Administrator is authorized to grant Deferred Stock Units to any Eligible Individual. The number of Deferred Stock Units shall be determined by the Administrator and may, but is not required to, be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Each Deferred Stock Unit shall entitle the Holder thereof to receive one Share on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may, but is not required to, be the date of the Holder’s Termination of Service). Shares underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.
10.6	Term. The term of a Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award shall be established by the Administrator in its sole discretion.
10.7	Purchase Price. The Administrator may establish the purchase price of a Performance Award, Shares distributed as a Stock Payment award, shares of Deferred Stock or Shares distributed pursuant to a Deferred Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.
10.8	Termination of Service. A Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award is distributable only while the Holder is an Employee, Consultant or Director, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award may be distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.
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Article 11.

AWARD OF STOCK APPRECIATION RIGHTS

11.1	Grant of Stock Appreciation Rights.
(a)	The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.
(b)	A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.
(c)	Notwithstanding the foregoing provisions of Section 11.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
11.2	Stock Appreciation Right Vesting.
(a)	The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any Performance Criteria, or any other criteria selected by the Administrator. Except as limited by the Plan, at any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b)	No portion of a Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator in the applicable Program or the Award Agreement evidencing the grant of the Stock Appreciation Right, or by action of the Administrator following the grant of the Stock Appreciation Right.
11.3	Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)	A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;
(b)	Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
(c)	In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 11.3 by any person or persons other than the Holder,
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appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d)	Full payment of the exercise price and applicable withholding taxes to the stock plan administrator of the Company for the Shares with respect to which the Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by Sections 12.1 and 12.2.
11.4	Stock Appreciation Right Term. The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Stock Appreciation Right Term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the last day of the Stock Appreciation Right Term applicable to such Stock Appreciation Right. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder or the first sentence of this Section 11.4, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 14.1, any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.
11.5	Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 11 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.
11.6	Expiration of Stock Appreciation Right Term: Automatic Exercise of In-The-Money Stock Appreciation Rights. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by a Stock Appreciation Right Holder in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Stock Appreciation Right Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 12.2. Unless otherwise determined by the Administrator, this Section 11.6 shall not apply to a Stock Appreciation Right if the Stock Appreciation Right Holder incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 11.6.

Article 12.

ADDITIONAL TERMS OF AWARDS

12.1	Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator in its sole discretion. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted

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to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

12.2	Tax Withholding. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligation as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 12.1 hereof, including, without limitation, by allowing such Holder to elect to have the Company or an Affiliate withhold, Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder's applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code and other applicable law, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation with respect to any Award.
12.3	Transferability of Awards.
(a)	Except as otherwise provided in Sections 12.3(b) and 12.3(c):
(i)	No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;
(ii)	No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 12.3(a)(i); and
(iii)	During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.
(b)	Notwithstanding Section 12.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution or pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer.
(c)	Notwithstanding Section 12.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with
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respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

12.4	Conditions to Issuance of Shares.
(a)	Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its sole discretion, deems advisable in order to comply with Applicable Law.
(b)	All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.
(c)	The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d)	Unless otherwise determined by the Administrator, fractional Shares may be issued pursuant to Awards granted under the Plan.
(e)	Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
12.5	Forfeiture and Claw-Back Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:
(a)	(i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, shall be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in the applicable Award Agreement); and
(b)	All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable
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Law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

12.6	Prohibition on Repricing. Subject to Section 14.2, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 14.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an

Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award. Furthermore, for purposes of this Section 12.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

Article 13.

ADMINISTRATION

13.1	Administrator. The Committee (or another committee or a subcommittee of the Board or the Committee assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, and with respect to Awards that are intended to be Performance-Based Compensation, including Options and Stock Appreciation Rights, the Committee (or another committee or a subcommittee of the Board or the Committee assuming the functions of the Committee under the Plan) shall take all action with respect to such Awards and the individuals taking such action shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “outside director” for purposes of Section 162(m) of the Code. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee (or another committee or a subcommittee of the Board or the Committee assuming the functions of the Committee under the Plan) shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.1 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.6.

13.2	Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is
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obtained or such amendment is otherwise permitted under Section 12.5 or Section 14.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee. Each member of the Committee shall be entitled to rely on any report, information, opinion or statement furnished to that member by any officer or other employee of the Company whom such member reasonably believes to be reliable and competent in the matter presented and any lawyer, certified public accountant or other person as to a matter which such member reasonably believes to be within the person’s professional or expert competence.

13.3	Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
13.4	Authority of Administrator. Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:
(a)	Designate Eligible Individuals to receive Awards;
(b)	Determine the type or types of Awards to be granted to each Eligible Individual;
(c)	Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)	Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any Performance Criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)	Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f)	Prescribe the form of each Award Agreement, which need not be identical for each Holder;
(g)	Decide all other matters that must be determined in connection with an Award;
(h)	Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
(i)	Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;
(j)	Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and
(k)	Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Sections 3.4 and 14.2(d).
13.5	Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
13.6	Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 13; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following
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individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and other Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board and the Committee.

Article 14.

MISCELLANEOUS PROVISIONS

14.1	Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 14.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 14.2, (a) increase the Share Limit or the Award Limit, (b) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 12.6, or (c) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 14.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and, notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after September 17, 2020 (the tenth (10th) anniversary of the date the Board originally approved the Plan) (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.
14.2	Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a)	In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit and Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the number and kind of shares of Common Stock (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to Section 4.6; (iv) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (v) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b)	In the event of any transaction or event described in Section 14.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution
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or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)	To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;
(ii)	To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii)	To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;
(iv)	To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and
(v)	To provide that the Award cannot vest, be exercised or become payable after such event.
(c)	In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14.2(a) and 14.2(b):
(i)	The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or
(ii)	The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit and Award Limit and adjustments of the manner in which shares subject to Full Value Awards will be counted). The adjustments provided under this Section 14.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.
(d)	Notwithstanding any other provision of the Plan, in the event of a Change in Control, with respect to each outstanding Award, unless the Administrator elects to (i) terminate such Award in exchange for cash, rights or property, or (ii) cause such Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 14.2, (A) such outstanding Award (other than any portion subject to performance-based vesting) shall continue in effect, or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement or, in the absence of applicable terms and conditions, the Administrator’s discretion. In the event an Award continues in effect, or is assumed or an equivalent Award substituted, and the surviving or successor corporation terminates a Holder’s employment without “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in the Award Agreement relating to such Award) upon or within twelve (12) months following the Change in Control, then such Holder shall be fully vested in such continued, assumed or substituted Award.
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(e)	In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award, the Administrator may cause any or all of such Awards to (i) terminate in exchange for cash, rights or other property, pursuant to Section 14.2(b)(i), or (ii) become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Awards to lapse. If any such Award is exercisable, in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.
(f)	For the purposes of this Section 14.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each share of Common Stock subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.
(g)	The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
(h)	With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(i)	The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(j)	No action shall be taken under this Section 14.2 which shall cause an Award to fail to be exempt from or comply with Section 409A of the Code or the Treasury Regulations thereunder.
(k)	In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.
14.3	Approval of Plan by Stockholders. The Plan was originally approved by the Company’s stockholders on November 3, 2010. This amendment and restatement
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APPENDIX B

of the Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s adoption of this amendment and restatement of the Plan. Awards may be granted or awarded under the Plan after Board approval, but prior to such stockholder approval; provided that Awards granted after Board approval, but prior to such stockholder approval that provide for the grant of Shares in excess of the Share Limit (as in effect immediately prior to this amendment and restatement of the Plan) shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the time when this amendment and restatement of the Plan is approved by the stockholders; and provided, further, that if such shareholder approval has not been obtained at the end of said twelve (12) month period, (a) the Plan (as amended and restated herein) will not become effective, (b) all Awards previously granted or awarded under the Plan after Board approval that provide for the grant of Shares in excess of the Share Limit (as in effect immediately prior to this amendment and restatement of the Plan) shall thereupon be canceled and become null and void, and (c) all Awards previously granted or awarded under the Plan after Board approval that provide for the grant of Shares at or below the Share Limit (as in effect immediately prior to this amendment and restatement of the Plan) shall be subject to the terms of the conditions of the Plan (as in effect immediately prior to this amendment and restatement).

14.4	No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.
14.5	Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.
14.6	Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Consultants or Directors of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

14.7	Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Law.
14.8	Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
14.9	Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof or of any other jurisdiction.
14.10	Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date
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the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

14.11	No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.
14.12	Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.
14.13	Indemnification. To the extent allowable pursuant to Applicable Law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.14	Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
14.15	Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Coach, Inc. on September 20, 2017.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of Coach, Inc. on [         ] [  ], 2017.

Executed on this [  ] day of [         ] 2017.

/s/ Todd Kahn

Corporate Secretary

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Paper from responsible sources
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COACH.COM

COACH ANNUAL MEETING VOTING

COACH INC.

kate spade | COACH | STUART WEITZMAN

COACH, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E32967-P97479 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COACH, INC.

1. To elect eight Directors of Coach, Inc.;

Nominees:	For	Against	Abstain
1a. David Denton	☐	☐	☐
1b. Andrea Guerra	☐	☐	☐
1c. Susan Kropf	☐	☐	☐
1d. Annabelle Yu Long	☐	☐	☐
1e. Victor Luis	☐	☐	☐
1f. Ivan Menezes	☐	☐	☐
1g. William Nuti	☐	☐	☐
1h. Jide Zeitlin	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 5 and 1 YEAR on proposal 4.

	1 Year	2 Years	3 Years	Abstain
4. To approve, on a non-binding advisory basis, the frequency of the advisory vote on the Company's executive compensation;	☐	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 6 and 7.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E32968-P97479

COACH, INC.
Annual Meeting of Stockholders
Thursday, November 9, 2017 9:00 AM
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Victor Luis or Todd Kahn or either of them with full power of substitution in each of them as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coach, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2017 Annual Meeting of Stockholders of the Company to be held November 9, 2017 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The Meeting will be held at 9:00 a.m. Eastern Time on November 9, 2017 at the Company's Headquarters, 10 Hudson Yards, Heritage Room, New York, NY 10001. The undersigned hereby acknowledges receipt of the notice of the 2017 Annual Meeting of Stockholders and of the accompanying Proxy Statement and hereby revokes any proxies submitted previously with respect to such meetings.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted on each proposal in accordance with the Board of Directors' recommendations.

The votes entitled to be cast by the undersigned will be cast in the direction of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side